Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

UNIVERSAL AMERICAN CORP.,

APS MERGER SUB, INC.,

PARTNERS HEALTHCARE SOLUTIONS HOLDINGS, L.P.

and

PARTNERS HEALTHCARE SOLUTIONS, INC.

Dated as of January 11, 2012

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 11, 2012, is entered into by and among UNIVERSAL AMERICAN CORP., a Delaware corporation (“Parent”), APS MERGER SUB, INC., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the “Merger Sub”), Partners Healthcare Solutions Holdings, L.P., a Delaware limited partnership (“APSLP”), and Partners Healthcare Solutions, Inc., a Delaware corporation and a majority-owned subsidiary of APSLP (the “Company”).

RECITALS

WHEREAS, the parties hereto desire to effect a business combination of Parent and the Company by means of (i) the merger (the “Merger”) of the Merger Sub with and into the Company, with the Company continuing as the surviving corporation of the Merger (the “Surviving Corporation”);

WHEREAS, pursuant to the Merger (i) all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (“Company Common Stock”) and all of the issued and outstanding shares of preferred stock, par value $.01 per share, of the Company (“Company Preferred Stock”) shall be converted into the right to receive a combination of (A) shares of Common Stock, par value $0.01, of Parent (the “Parent Common Stock”) as herein provided and (B) cash consideration and contingent rights to cash consideration as herein provided and (ii) all of the issued and outstanding common stock of the Merger Sub shall be converted into shares of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”);

WHEREAS, the respective Boards of Directors or Board of Managers of each of the parties hereto, by unanimous vote of members present at a meeting or by unanimous written consent, have determined that this Agreement and the Merger and other transactions contemplated hereby, including the issuance of the Parent Shares (as defined below) pursuant to the Merger (such other transactions, together with the Merger, being referred to herein collectively as the “Transactions”), are fair to and in the best interests of their respective shareholders or members, as applicable, and have declared advisable and approved this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Merger Sub has resolved to recommend that APS Parent, Inc. as the sole stockholder of the Merger Sub, adopt this Agreement and approve the Merger;

WHEREAS, the Board of Directors of the Company has resolved to recommend that stockholders of the Company adopt this Agreement and approve the Merger;

WHEREAS, Parent is the sole equity owner of Universal American Holdings LLC, a limited liability company that has elected to be treated as a corporation for U.S. federal tax purposes;

WHEREAS, Universal American Holdings LLC is the sole stockholder of APS Parent, Inc.;

WHEREAS, APS Parent, Inc. is the sole stockholder of Merger Sub;

WHEREAS, immediately following the execution and delivery of this Agreement, APS Parent, Inc., as the sole stockholder of the Merger Sub, will execute and deliver a written consent adopting this Agreement and approving the Merger;

WHEREAS, the Merger shall be treated for United States federal Tax purposes as the acquisition by APS Parent, Inc. of all of the issued and outstanding Company Common Stock and Company Preferred Stock in exchange for Parent shares and, if applicable, cash;

WHEREAS, at the time of the Merger, Parent is not “in control” of APS Parent, Inc. for purposes of Section 368(a)(1)(B) or Section 368(a)(2)(E) of the Code and accordingly, the Merger shall be treated as a taxable sale of all of the issued and outstanding Company Common Stock and Company Preferred Stock; and

WHEREAS, Parent and APS Healthcare Bethesda, Inc. have entered into employment agreements with certain employees of the Company to be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1            Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Access Limitations” has the meaning set forth in Section 5.1(a).

“Accounting Firm” has the meaning set forth in Section 2.10(b).

“ACO Business” shall mean the business of providing services to ACO Clients by Parent and/or any of its Subsidiaries (including the Company and/or any of its Subsidiaries).

“ACO Clients” shall mean, collectively, the clients and customers of Parent and its Subsidiaries (including the Company and/or any of its Subsidiaries) that are accountable care organizations, coordinated care organizations or any similar organization.

“Actions” has the meaning set forth in Section 3.10.

“Additional Parent Shares” has the meaning set forth in Section 2.6(a)(ii)(C).

“Agreement” has the meaning set forth in the preamble.

“Affected Employees” has the meaning set forth in Section 5.8(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Excess Performance Guarantee Amount” means an amount equal to (i) fifty percent (50%), multiplied by (ii) the aggregate amount of Excess Performance Guarantee Amounts.

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 5.14(b).

“Alternative Transaction” has the meaning set forth in Section 5.7.

“Antitrust Division” has the meaning set forth in Section 5.5(a).

“APSLP” has the meaning set forth in the preamble.

“APSLP Indemnified Persons” has the meaning set forth in Section 8.2(c).

“APSLP Letter Agreement” has the meaning set forth in Section 6.2(h)(iv).

“APSLP Related Persons” has the meaning set forth in Section 8.2(f)(iv).

“APS Business” means, collectively (and each, individually): (a) the APS Core Business, (b) the APS Shared New Business and (c) the Intercompany Business.

“APS Core Business” means, collectively (but in each case excluding any APS Shared New Business and any Intercompany Business), (a) the business of providing (i) managed behavioral health services and (ii) employee assistance program services, (b) the businesses provided by APS Healthcare Puerto Rico, Inc. and/or APS Clinics of Puerto Rico, Inc., and (c) any Care Management Business provided (i) on a fee-for-services basis and/or (ii) on a substantially stand-alone basis independent from Parent’s business by the Company and/or its Subsidiaries at any time during the Earnout Period.

“APS Representative” means David Katz or another representative appointed by APSLP.

“APS Shared New Business” means, collectively (but in each case excluding any APS Core Business), (a) any Care Management Business services provided jointly by Parent or any of its Subsidiaries (on the one hand) and the Company or any of its Subsidiaries (on the other hand), other than (i) on a fee-for-services basis and/or (ii) on a substantially stand-alone basis by Company and/or any of its Subsidiaries independent from Parent, and (b) any other Care Management Business services first provided by Parent and any of its Subsidiaries (other than the Company and its Subsidiaries) to customers or clients of the Company or any of its Subsidiaries as of the Closing Date as a result of cross-selling with the Company and/or its Subsidiaries.   For illustrative purposes and by way of example only, services provided pursuant to the contracts listed on Section 2.13(a) of the Company Disclosure Letter during the Calendar Year 2012 or the Earnout Period, as applicable, would constitute “APS Shared New Business.”

“APS Shared New Business Amount” shall mean, with respect to the Calendar Year 2012 or the Earnout Period, as applicable, 50% of the APS Shared New Business Cumulative Contractual Profits with respect to such period, which may be a positive or negative number.

“APS Shared New Business Contractual Profits” shall mean, with respect to each Contract entered into or relating to APS Shared New Business, and with respect to the Calendar Year 2012 or the Earnout Period, as applicable, the amount (which may be a positive or negative number) equal to (a) the revenue of Parent and its Subsidiaries (including the Company and its Subsidiaries) generated by such Contract during such period, minus (b) Claims Incurred pursuant to such Contract during such period, minus (c) Direct Expenses incurred by each of Parent and its Subsidiaries (including the Company and its Subsidiaries) in connection with such Contract with respect to such period.

“APS Shared New Business Cumulative Contractual Profits” means, with respect to the Calendar Year 2012 or the Earnout Period, as applicable, the aggregate APS Shared New Business Contractual Profits generated during such period by all Contracts entered into or relating to APS Shared New Business.

“Arbitrator” has the meaning set forth in Section 2.13(c)(ii).

“Audit Reports” has the meaning set forth in Section 4.9(a).

“Audited Company Balance Sheet” has the meaning set forth in Section 3.6(a).

“Balance Sheet Rules” means, collectively, the accounting principles, methods, and practices used in preparing the Audited Company Balance Sheet, applied on a consistent basis and in accordance with GAAP and using the line items and calculation methodology set forth on Exhibit A.

“Bank of America” has the meaning set forth in Section 4.11(a).

“Basic Representations Cap” has the meaning set forth in Section 8.2(d)(iv)(A).

“Basic Representations Share Cap Shortfall Amount” has the meaning set forth in Section 8.2(d)(iv)(B).

“Behavioral Health Laws” has the meaning set forth in Section 3.25(b).

“Budget” has the meaning set forth in Section 5.2(a)(v).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Calendar Year 2012” means the period from January 1, 2012 to December 31, 2012.

“Calendar Year 2012 Financials” has the meaning set forth in Section 2.13(b)(i).

“Calendar Year 2012 Statement” has the meaning set forth in Section 2.13(b)(i).

“Capitalization Date” has the meaning set forth in Section 4.5(a).

“Care Management Business” means, collectively, the business of providing (a) disease management, (b) case management, (c) health and wellness services, (d) information consulting services, and (e) other related services.

“Cash Merger Consideration” means the Merger Consideration paid in cash pursuant to Section 2.6(a)(ii)(B), Section 2.6(a)(ii)(C) and Section 2.13.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Control” has the meaning set forth in Section 8.2(d)(iv)(C).

“Claims Incurred” means, with respect to any Contract entered into or relating to APS Shared New Business, the payments made pursuant to such Contract to other parties on behalf of members covered by such Contract, including hospitals, primary care physicians, specialty physicians, subacute care facilities, pharmaceutical expenses, durable medical equipment and other related expenses.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Indebtedness” means, as of immediately prior to the Closing (without giving effect to any of the Transactions), without duplication, the outstanding principal amount of, accrued and unpaid interest on and other outstanding payment obligations (including default interest and any prepayment premiums or penalties, “breakage costs,” costs and expenses and similar amounts payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations of the Company or any of its Subsidiaries consisting of (i) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any “earn-out” or similar payments but excluding trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations with respect to any derivative transaction, including any obligations under any interest rate, currency or other hedging Contracts, to the extent payable if terminated, and (iv) any indebtedness referred to in clauses (i) through (iii) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured by any Lien upon any property or asset owned by, such Person, in each case, as of such date. For the avoidance of doubt, Closing Date Indebtedness shall not include (i) any intercompany accounts payable or intercompany loans of any kind or nature among the Company and/or any of its wholly-owned Subsidiaries, (ii) any liabilities actually taken into account as a current liability in the calculation of Net Working Capital included in the calculation of the Final Purchase Price or (iii) for the avoidance of doubt, Seller Transaction Expenses and any Excess Performance Guarantee Amounts.

“Closing Date Stock Merger Consideration” means a number of Parent Shares equal to the quotient obtained by dividing (x) the lesser of (i) $80,000,000 (eighty million dollars) and (ii) the Estimated Purchase Price by (y) the Parent Closing Price.

“Closing Parent Shares” means a number of Parent Shares equal to (a) the number of Initial Parent Shares, minus (b) the number (if any) of Parent Shares delivered by APSLP to Parent pursuant to Section 2.10(d).

“Closing Statement” has the meaning set forth in Section 2.10(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Accounting Principles” has the meaning set forth in Section 2.13(e)(vi).

“Company Credit Agreement” means that certain First Lien Credit Agreement, dated as of June 1, 2007, among APS Healthcare, Inc., each of the other borrowers signatory thereto, GE Business Financial Services Inc., as Administrative Agent and Lender, and each of the other Lenders signatory thereto, as the same may be amended from time to time in accordance with its terms.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and the Merger Sub on or prior to the date hereof in connection with this Agreement.

“Company Employee Benefit Plan” means any Employee Benefit Plan (a) under which any current or former director, officer, employee, individual consultant or individual independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries; or (b) with respect to which the Company or any of its Subsidiaries has any liability.

“Company Financial Advisor” means Credit Suisse Securities (USA) LLC.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Fundamental Representations” means the representations and warranties of the Company and APSLP contained in Sections 3.1 (Organization, Good Standing, Qualification and Power), 3.2 (Authority; Execution and Delivery; Enforceability), 3.3(b) (Non-Contravention), 3.5 (Capitalization of the Company; Company Subsidiaries), 3.23 (Brokers), 3.24 (Anti-Takeover Statutes) and 3.34 (No Other Agreements).

“Company Intellectual Property Rights” has the meaning set forth in Section 3.16(a).

“Company IP Licenses” has the meaning set forth in Section 3.16(a).

“Company Lease” and “Company Leases” have the meanings set forth in Section 3.19(a).

“Company Leased Property” has the meaning set forth in Section 3.19(a).

“Company Licensed Personnel” has the meaning set forth in Section 3.26.

“Company Material Adverse Effect” means any fact, event, circumstance, change, occurrence, effect or condition which, individually or in the aggregate (taking into account all other such facts, events, circumstances, changes, occurrences, effects or conditions), has had or would reasonably be expected to have a material adverse effect on (A) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to timely consummate the transactions contemplated hereby; provided, that any fact, event, circumstance, change, occurrence, effect or condition, arising from or related to, or in the case of matters covered by clause (viii) below, directly and solely resulting from:  (i) conditions generally affecting the industries in which the Company and its Subsidiaries operate or the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) any disruption of the United States financial, banking or securities markets (including any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements; (vi) any action taken or omission by the Company in accordance with this Agreement or at the written request or with prior written consent of Parent; (vii) the announcement of the Transactions; or (viii) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred, or would reasonably be expected to occur, except, in the case of clauses (i), (ii), (iii), (iv) and (v), to the extent that such fact, event, circumstance, change, occurrence, effect or condition referred to therein has had a materially disproportionate impact on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other industry participants and except in the case of clause (viii), any fact, event, circumstance, change, occurrence, effect or condition underlying any failure to meet any such projections, forecasts or revenue or earnings predictions shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, and except that clause (vii) shall not apply with respect to Sections 3.3 and 3.4 hereof and the condition set forth in Section 6.2(a) as it relates to the representations described in Sections 3.3 and 3.4.

“Company Material Contracts” has the meaning set forth in Section 3.17(a).

“Company Material Permits” has the meaning set forth in Section 3.10.

“Company Material Representations” means the representations and warranties of the Company and APSLP contained in Sections 3.13 (Environmental), 3.15(f) (Certain ERISA Liabilities), 3.25 (Healthcare Regulatory Compliance), 3.26 (Company Licensed Personnel) and 3.29 (Puerto Rico Contract).

“Company Options” means options to purchase Company Common Stock granted under the Equity Incentive Plan.

“Company Preferred Stock” has the meaning set forth in the recitals.

“Company Representatives” has the meaning set forth in Section 5.1(a)(ii).

“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to the Equity Incentive Plan.

“Common Stock Plans” has the meaning set forth in Section 3.5(a).

“Confidentiality Agreement” means the amended and restated confidentiality and non-disclosure agreement, dated October 25, 2011 by and among APS Healthcare Bethesda, Inc. and Partners Healthcare Solutions, Inc., GTCR Golder Rauner II, L.L.C., and Parent.

“Consents” has the meaning set forth in Section 5.5(a).

“Contest” has the meaning set forth in Section 8.2(i)(i).

“Contract” means any contract, obligation, agreement, deed, mortgage, lease, sublease, license or legally binding commitment, promise, undertaking or instrument, whether written or oral.

“Controlled Group Liability” means all liabilities (a) under Section 302 of ERISA, (b) under Title IV of ERISA, (c) under Sections 412 or 4971 of the Code, that are imposed on the Company or its Subsidiaries under or in respect of a Benefit Plan solely by reason of the treatment of the Company or its Subsidiary as a single employer with another Person as a result of the application of Sections 414(b), (c), (m) or (o) of the Code or by reason of the treatment of the Company or its Subsidiaries as under common control with another Person as a result of the application of Section 4001(b) of ERISA, and (d) in respect of a multiemployer plan that are imposed on the Company or its Subsidiaries on a so-called “controlled group” basis, including under Section 414 of the Code.

“Current Assets” means the consolidated current assets of the Company and its Subsidiaries (other than the Puerto Rico Subsidiaries), which current assets shall include the line items set forth on Exhibit A under the heading “Current Assets.” “Current Assets” shall include current Tax assets and all cash and cash equivalents (whether or not restricted), but shall exclude all intercompany receivables from the Puerto Rico Subsidiaries and all assets of the Puerto Rico Subsidiaries.

“Current Liabilities” means the consolidated current liabilities of the Company and its Subsidiaries (other than the Puerto Rico Subsidiaries).  “Current Liabilities” shall include current Tax liabilities and the amount of any Revolving Loan Obligations but shall exclude the current portion of any Indebtedness (other than Revolving Loan Obligations), all intercompany payables, Seller Transaction Expenses and all liabilities of the Puerto Rico Subsidiaries.

“DGCL” means the Delaware General Corporation Law.

“Direct Expenses” shall mean, with respect to each APS Business, all costs and expenses incurred by the Company and its Subsidiaries or, to the extent it relates directly to services provided in connection with the APS Shared New Business, Parent and its Subsidiaries (other than the Company and its Subsidiaries), as applicable, that are directly attributable to providing the services provided by such APS Business, calculated in accordance GAAP, including (a) all compensation expenses for personnel hired or otherwise engaged by the Company and its Subsidiaries in connection with providing such services, (b) all travel expenses incurred by the Company and its Subsidiaries in connection with providing such service and/or (c) all fulfillment costs incurred in connection with such services.

“Disagreement Notice” has the meaning set forth in Section 2.13(c)(i).

“Disclosure Letters” means the Company Disclosure Letter and Parent Disclosure Letter.

“Dispute” has the meaning set forth in Section 2.10(b).

“Dispute Panel” has the meaning set forth in Section 2.13(c)(ii).

“D&O Tail” has the meaning set forth in Section 5.9(b).

“Earnout Amount” has the meaning set forth on Section 1.1(a) of the Company Disclosure Letter.

“Earnout Financials” has the meaning set forth in Section 2.13(b)(ii).

“Earnout Period” means January 1, 2013 through December 31, 2013.

“Earnout Statement” has the meaning set forth in Section 2.13(b)(ii).

“EBITDA” shall mean, with respect to Calendar Year 2012 or the Earnout Period, as applicable, the sum of (a) (i) the revenue of the APS Core Business for such period, less (ii) all Direct Expenses for such period, less (iii) all selling, general and administrative expenses, and corporate overhead of APS for such period, less, (iv) Parent allocated expenses to the extent set forth in Section 2.13(d)(iii), but excluding from clauses (i), (ii) and (iii) each of the following: (1) interest expense, (2) depreciation, (3) amortization, (4) federal and state income Taxes and (5) extraordinary, non-recurring expenses, (6) Seller Transaction Expenses, and (7) all Direct Expenses of the APS Shared New Business and the Intercompany Business for such period, and in the case of clauses (i), (ii) and (iii), calculated in accordance with the principles set forth in Section 2.13 and, to the extent consistent with this definition and such principles, GAAP, plus (b) the APS Shared New Business Amount for such period, plus (c) the Intercompany Business Amount for such period; provided, that for purposes of calculating EBITDA for such period (x) all revenue and Operating Expenses of the APS Business relating or attributable, directly or indirectly, to the ACO Business shall be excluded from the calculation of EBITDA, and (y) the sum of the APS Shared New Business Amount and Intercompany Business Amount used to calculate total EBITDA for such period shall not, in the aggregate, exceed $10,000,000.

“Effective Time” has the meaning provided in Section 2.3.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), any bonus, incentive or equity-based plan, any vacation, severance, retirement or “cafeteria” plan (under Section 125 of the Code), and any other material employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA, maintained, sponsored or contributed to by a Person or any of its Subsidiaries.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Laws” means all federal, state, local and foreign Legal Requirements concerning pollution or protection of the environment as such Legal Requirements are enacted and in effect on or prior to the Closing Date.

“Equity Incentive Plan” means that certain 2011 Equity Incentive Plan of the Company, and the 2008 Stock Option Plan of the Company, in each case pursuant to which Company Options and Company Restricted Stock have been granted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.11(a).

“Escrow Agreement” has the meaning set forth in Section 2.11(a).

“Escrow Fund” has the meaning set forth in Section 2.11(a).

“Escrow Shares” has the meaning set forth in Section 2.11(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.9(a).

“Excess Performance Guarantee Amount” means, with respect to each Company Material Contract that contains a performance guarantee or similar provisions with respect to performance by the Company or any of its Subsidiaries prior to the Closing, the sum of (i) the amount of any such performance guarantees or similar provisions claimed by the counterparty to such Company Material Contract and actually paid to such counterparty after the Closing, minus (ii) the aggregate amount of reserves, payables and/or accruals for performance guarantees or similar provisions with respect to such Company Material Contract that are actually included in the determination of Net Working Capital and/or Closing Date Indebtedness and taken into account in the determination of the Final Purchase Price; provided that such payments shall only constitute an Excess Performance Guarantee Amount to the extent either (a) a counterparty to such Company Material Contract makes a claim with respect to such performance guarantee or similar provisions or (b) the Company is required by GAAP to reserve an amount in excess of the Closing Reserves for such Company Material Contract in respect of such performance guarantee or similar provisions, in each case during the period beginning on the Closing Date and ending on the later of (x) the first anniversary of the Closing Date and (y) forty-five (45)

days following the delivery of the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2012.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, as of any date of determination, (i) if Parent Common Stock is publicly traded on the NYSE, unless (and then only to the extent) otherwise specified herein, an amount equal to the arithmetic average of the volume weighted average price per  share of Parent Common Stock quoted on The New York Stock Exchange, as reported by Bloomberg (or, if not reported therein, such other authoritative source as the Parties shall otherwise agree), for each of the ten (10) trading days ending on and including the date that is immediately preceding such date of determination or (ii) if Parent Common Stock is not publicly traded on the NYSE, the fair market value of Parent Common Stock on such date of determination as determined by an independent, nationally recognized investment banking firm mutually selected by Parent and APSLP each acting reasonably (it being agreed that, in such circumstances, (a) if Parent and APSLP cannot agree on an independent investment bank, Parent and APSLP shall each choose an independent investment bank, and the two independent investment banks that are chosen shall appoint a third independent investment bank to determine the Fair Market Value of Parent Common Stock, (b) Parent and APSLP shall use their commercially reasonable efforts to cause such valuation to be completed within 60 days of the date that the need to determine Fair Market Value first arises, (c) the fees and expenses of the independent investment bank shall be paid 50% by Parent and 50% by APSLP and (d) any determination of Fair Market Value by such independent investment bank shall be final, conclusive and binding for all purposes of this Agreement).

“Final Purchase Price” has the meaning set forth in Section 2.10(d).

“Financing” has the meaning set forth in Sections 4.11(a) and 5.14, as applicable.

“Financing Commitments” has the meaning set forth in Section 4.11(a).

“Financing Failure” has the meaning set forth in Section 7.1(d).

“Financing Failure Termination Date” has the meaning set forth in Section 7.1(e).

“Financing Sources” means the Persons (other than Parent or any of its Subsidiaries) that (i) are party to the Financing Commitments and documentation therefor and the other related letters contemplated therein (and their respective successors and permitted assigns), and (ii) the Persons that have committed to provide or otherwise entered into definitive financing documents contemplated by the Financing Commitments and documentation therefor and the other related letters contemplated therein (and their respective successors and permitted assigns), and, in each case, each of the foregoing Persons’ respective employees, officers, agents, affiliates, advisors, consultants and other representatives.

“FL OIR” has the meaning set forth in Section 5.5(d).

“FL OIR Filing” has the meaning set forth in Section 5.5(d).

“FTC” has the meaning set forth in Section 5.5(a).

“Fundamental Representations Cap” has the meaning set forth in Section 8.2(d)(iv)(D).

“Funded Indebtedness” has the meaning set forth in Section 2.9(c).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws (or equivalent), the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its operating agreement.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any foreign government, or the government of the United States of America and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and, in the case of Parent, the NYSE, but excluding (for the avoidance of doubt) any of the foregoing to the extent such Person is acting in its capacity as counterparty to a Company Material Contract.

“Governmental Authorization” means any or all licenses, permits, waivers, accreditations, approvals, qualifications, certifications, and other authorizations granted by any Governmental Authority, accreditation organization or Payment Program relating to or affecting a Medicare prescription drug plan, discount drug plan or other drug plan or product offered or administered by the Company or Parent, the establishment, ownership, operation, maintenance, management, regulation, development or expansion thereof.

“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas.

“Healthcare Laws” has the meaning set forth in Section 3.25(a).

“HIPAA” has the meaning set forth in Section 3.25(d).

“HITECH” has the meaning set forth in Section 3.25(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including default interest and any prepayment premiums or penalties, “breakage costs,” costs and expenses and similar amounts payable as a result of the consummation of the transactions contemplated hereby) arising under any obligations of a Person or any of its Subsidiaries consisting of (i) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any “earn-out” or similar payments but excluding trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under letters of credit, performance bonds and similar instruments, (iv) obligations with respect to any derivative transaction, including any obligations under any interest rate, currency or other hedging Contracts, to the extent payable if terminated, (v) any liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases and (vi) any indebtedness referred to in clauses (i) through (v) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured by any Lien upon any property or asset owned by, such Person, in each case, as of such date. For the avoidance of doubt, Indebtedness shall not include (i) any intercompany accounts payable or intercompany loans of any kind or nature among the Company and/or any of its wholly-owned Subsidiaries, (ii) any liabilities actually taken into account as a current liability in the calculation of Net Working Capital included in the calculation of the Final Purchase Price or (iii) for the avoidance of doubt, Seller Transaction Expenses and any Excess Performance Guarantee Amounts.

“Indemnifiable Losses” has the meaning set forth in Section 8.2(d)(i).

“Indemnified Person” has the meaning set forth in Section 8.2(d)(v).

“Indemnifying APSLP Partner” means each of the Limited GTCR Guarantors (as such term is defined in the Limited Guaranty and in their capacity as such).

“Indemnifying Party” has the meaning set forth in Section 8.2(d)(v).

“Initial Parent Shares” has the meaning set forth in Section 2.6(a)(ii)(A).  For the avoidance of doubt, the Initial Parent Shares include the Escrow Shares.

“Intellectual Property Rights” means all intellectual property, whether owned or held for use under license, whether registered or unregistered, including such rights in and to all:  (i) patents and patent applications (collectively, “Patents”); (ii) trademarks, trade dress, service marks, certification marks, logos and trade names; (iii) copyrights, copyright registrations and applications and works of authorship; (iv) Internet domain names and uniform resource locators; (v) trade secrets (as defined in the Uniform Trade Secrets Act and common law) (“Trade Secrets”); (vi) software and information technology systems including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vii) registrations and applications for registration of any of the foregoing; and (viii) goodwill associated with any of the foregoing.

“Intercompany Business” shall mean any services provided by the Company or any of its Subsidiaries (but excluding any APS Core Business, APS Shared New Business and any ACO Business) to Parent and/or any of its Subsidiaries (other than the Company or any of its Subsidiaries), or to customers or clients of Parent and/or any of its Subsidiaries (other than the Company or any of its Subsidiaries). For illustrative purposes and by way of example only, services provided pursuant to the contracts listed on Schedule 2.13(b) during the Calendar Year 2012 or the Earnout Period, as applicable, would constitute “Intercompany Business.”

“Intercompany Business Amount” shall mean, with respect to the Calendar Year 2012 or the Earnout Period, as applicable, for all Contracts that constitute Intercompany Business, an amount (which may be a positive or negative number) equal to (i) the aggregate revenue generated by such Contracts during such period, minus (ii) the aggregate Direct Expenses of the Company and its Subsidiaries incurred in connection with providing services pursuant to such Contracts during such period based on the terms of such Contracts for Intercompany Business as negotiated between the Company and Parent.

“IRG” means Innovative Resource Group, LLC d/b/a APS Healthcare Midwest.

“IRG Corporate Integrity Agreement” means that certain Corporate Integrity Agreement, dated February 18, 2011, by and between the DHHS Office of Inspector General and IRG.

“IRG Settlement” means the arrangement entered into in 2011 between IRG and the United States Department of Justice, the DHHS Office of Inspector General, and the State of Georgia resulting from qui tam suits brought against the Company and IRG by a private relator, including the IRG Corporate Integrity Agreement, the IRG DOJ Settlement Agreement and the IRG Georgia Settlement Agreement.

“IRG DOJ Settlement Agreement” means that certain Settlement Agreement, dated February 22, 2011, by and among the United States of America, acting through the United States Department of Justice and on behalf of the DHHS Office of Inspector General, IRG and the relator.

“IRG Georgia Settlement Agreement” means that certain Settlement Agreement, dated February 18, 2011, by and among the State of Georgia, IRG, and the relator.

“IRS” has the meaning set forth in Section 3.12(n).

“IT Assets” means all computers, Software, databases, firmware, middleware, servers, workstations, routers, hubs, distribution and patch panels, switches, voice and data communications wires, premises equipment and interactive voice response systems, operational support (e.g., ordering, provisioning, billing and related support) network operations (e.g., network monitoring and response) and other systems, and all other information technology equipment, and all associated books and records used or held for use in connection with the business of the Company and its Subsidiaries.

“Knowledge” means, with respect to any Person, the actual knowledge of such Person (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that in the case of the Company, such actual knowledge shall be limited to the actual knowledge of those individuals listed on Section 1.1(b) of the Company Disclosure Letter, none of whom shall have any personal liability regarding such Knowledge, and in the case of Parent and the Merger Sub, such actual knowledge shall be limited to the actual knowledge of those individuals listed on Section 1.1(b) of the Parent Disclosure Letter, none of whom shall have any personal liability regarding such Knowledge.

“Latest Company Balance Sheet” has the meaning set forth in Section 3.6(a).

“Latest Parent Balance Sheet” has the meaning set forth in Section 4.7.

“Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, binding directive, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law and, with respect to Parent, the NYSE Listed Company Manual, but excluding (for the avoidance of doubt) any of the foregoing to the extent the same would constitute a Company Material Contract.

“Licensed Personnel” has the meaning set forth in Section 3.26(a).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge of any kind, option, right of first refusal or offer, license, easement, encroachment or other survey defect, restriction on transfer or other lien of any kind or nature whatsoever.  For avoidance of doubt, “Lien” shall not include any license of Intellectual Property Rights.

“Limited Guaranty” has the meaning set forth in Section 6.2(h)(vii).

“Losses” has the meaning set forth in Section 8.2(a).

“Material Representations Cap” has the meaning set forth in Section 8.2(d)(iv)(E).

“Material Representations Share Cap Shortfall Amount” has the meaning set forth in Section 8.2(d)(iv)(F).

“Maximum Price” means $13.50.

“Merger” has the meaning set forth in the recitals.

“Merger Consent” has the meaning set forth in Section 5.15.

“Merger Consideration” means the Parent Shares and the Cash Merger Consideration, as from time to time adjusted pursuant to Section 2.10, Section 2.13 and/or Section 8.2.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.6(a).

“Minimum Price” means $10.30.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the result of Current Assets minus Current Liabilities, as determined in accordance with the Balance Sheet Rules, and each calculated immediately prior to, and without giving effect to, the Closing.

“Net Working Capital Deficit” means the amount, if any, by which Net Working Capital is less than $2,000,000.

“Net Working Capital Surplus” means the amount, if any, by which Net Working Capital exceeds $2,000,000.

“New Plans” has the meaning set forth in Section 5.8(a).

“New Shares” has the meaning set forth in Section 2.11(a).

“NYSE” means the New York Stock Exchange.

“Objections Statement” has the meaning set forth in Section 2.10(b).

“Operating Expenses” means all costs and expenses other than (a) interest expense, (b) depreciation, (c) amortization, (d) federal and state income Taxes and (e) extraordinary, non-recurring  expenses.

“Outstanding Parent Stock Awards” has the meaning set forth in Section 4.5(a).

“Parent” has the meaning set forth in the preamble.

“Parent Closing Price” means the Fair Market Value of a share of Parent Common Stock, as of the Closing Date; provided, that (a) if the Parent Closing Price as determined pursuant to the foregoing calculation is equal to or greater than Maximum Price, the Parent Closing Price shall equal the Maximum Price, and (b) if the Parent Closing Price as determined pursuant to the foregoing calculation is equal to or less than the Minimum Price, the Parent Closing Price shall equal the Minimum Price.  The Maximum Price and the Minimum Price shall be adjusted to reflect appropriately the effect of any stock or unit split, reverse split, dividend or distribution (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Closing.

“Parent Common Stock” has the meaning set forth in the recitals.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and the Merger Sub to APSLP and the Company on or prior to the date hereof in connection with this Agreement.

“Parent Financing Condition Failure” has the meaning set forth in Section 7.1(e).

“Parent Fundamental Representations” means the representations and warranties of the Parent contained in Sections 4.1, 4.2, 4.5, 4.12, 4.13, 4.14 and 4.15.

“Parent Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Parent Material Adverse Effect” means any fact, event, circumstance, change, occurrence, effect or condition which, individually or in the aggregate (taking into account all other such facts, events, circumstances, changes, occurrences, effects or conditions), has had or would reasonably be expected to have a material adverse effect on (A) the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) the ability of Parent or Merger Sub to consummate the Transactions; provided, that any fact, event, circumstance, change, occurrence, effect or condition arising from or related to, or in the case of matters covered by clauses (viii) and (x) below, directly and solely resulting from:  (i) conditions generally affecting the industries in which Parent and its Subsidiaries operate or the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) any disruption of the United States financial, banking or securities markets (including any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Legal Requirements; (vi) any action taken or omission by Parent or Merger Sub in accordance with this Agreement or at the written request or with the prior written consent of the Company; (vii) the announcement of the Transactions; (viii) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; or (x) any seasonality associated with Parent’s earnings; or (x) any change, in and of itself, in the market price or trading volume of shares of Parent Common Stock (including if the Fair Market Value of Parent Common Stock is at any time less than the Minimum Price) or any change, in and of itself, in the credit ratings or credit ratings outlook of Parent, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred, or would reasonably be expected to occur, except, in the case of clauses (i), (ii), (iii), (iv) and (v) to the extent that such fact, event, circumstance, change, occurrence, effect or condition referred to therein has had a materially disproportionate impact on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole, relative to other industry participants and except in the case of clauses (viii) and (x) any fact, event, circumstance, change, occurrence, effect or condition underlying any failure to meet any projections, forecasts or revenue or earnings predictions or affecting such market price or trading volume or credit ratings or credit ratings outlook shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur, and except that clause (vii) shall not apply with respect to Sections 4.3 or 4.4 hereof and the condition set forth in Section 6.3(a) as it relates to the representations described in Sections 4.3 and 4.4.

“Parent Material Contracts” has the meaning set forth in Section 4.10.

“Parent Material Permits” has the meaning set forth in Section 4.9(a).

“Parent Non-Voting Common Stock” has the meaning set forth in Section 4.5(a).

“Parent Preferred Stock” has the meaning set forth in Section 4.5(a).

“Parent Related Persons” has the meaning set forth in Section 8.2(f)(iv).

“Parent Representative” means Robert A. Waegelein or another senior executive officer of Parent designated by Parent.

“Parent Representatives” has the meaning set forth in Section 5.1(a)(i).

“Parent SEC Documents” has the meaning set forth in Section 4.6(a).

“Parent Series A Preferred Stock” has the meaning set forth in Section 4.5(a).

“Parent Shares” means the Initial Parent Shares and any Additional Parent Shares.

“Parent Significant Subsidiaries” means, the “significant subsidiaries” of Parent as defined by Regulation S-X under the Exchange Act.

“Parent Stock Plans” has the meaning set forth in Section 4.5(a).

“Parent Termination Fee” has the meaning set forth in Section 7.2(b)(i).

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Payment Program” means Medicare, Medicare Advantage (including any predecessor and successor programs), Medicaid, commercial and private insurers, employer group health plans (including a “Welfare Plan” described in Section 3(1) of ERISA), and any other governmental, commercial, or other organization which maintains a health care reimbursement program or policy.

“Pay-Off Lender” has the meaning set forth in Section 2.9(c).

“Pay-Off Letters” has the meaning set forth in Section 2.9(c).

“Percolator Tool” means the systems and methods contained within the Provisional Application for Patent (Application Number 61472774) filed by APS Healthcare Bethesda, Inc. with the United States Patent and Trademark Office on April 7, 2011.

“Permitted Liens” means (a) mechanics, materialmen’s, carrier’s, repairer’s and other Liens arising or incurred in the ordinary course of business that are not yet delinquent or are being contested in good faith; (b) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith, provided an appropriate reserve is established therefor to the extent required by GAAP; (c) Liens (including encumbrances and restrictions on real property such as easements, covenants, rights of way and similar matters affecting title) that do not, individually or in the aggregate, materially interfere with the present uses or value of the property subject to such Liens; (d) Liens granted to any lender at the Closing in connection with the Financing; (e) with respect to the Company Common Stock and Parent Common Stock, restrictions on transfer imposed under applicable securities laws; (f) with respect to the Company and its Subsidiaries, Liens described on Section 1.1(c) of the Company Disclosure Letter and (g) with respect to Parent and its Subsidiaries, Liens described on Section 1.1(c) of the Parent Disclosure Letter.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, labor union, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Post Signing Returns” has the meaning set forth in Section 5.2(i).

“Pre-Closing Statement” has the meaning set forth in Section 2.9(b).

“Pre-Closing Taxes” has the meaning set forth in Section 8.2(h)(i).

“Puerto Rico Contract” means that certain Restated Contract, effective October 1, 2010, by and between the Puerto Rico Health Insurance Administration and the Puerto Rico Subsidiaries.

“Puerto Rico Minimum Statutory Equity” means, with respect to the Puerto Rico Subsidiaries and as calculated immediately prior to, and without giving effect to, the Closing, an amount equal to (i) the revenue attributable to the Puerto Rico Contract for the twelve-month period ended as of the last day of the month ended immediately prior to the Closing Date, divided by (ii) 7.

“Puerto Rico Statutory Equity” means, with respect to the APS Healthcare of Puerto Rico, Inc., and as calculated immediately prior to, and without giving effect to, the Closing, an amount equal to (i) total equity, minus (ii) intercompany accounts, minus (iii) prepaids, minus (iv) property plant and equipment, as determined in accordance with the Balance Sheet Rules.

“Puerto Rico Statutory Equity Deficit” means the amount, if any, by which Puerto Rico Statutory Equity is less than Puerto Rico Minimum Statutory Equity.

“Puerto Rico Statutory Equity Surplus” means the amount, if any, by which Puerto Rico Statutory Equity is greater than Puerto Rico Minimum Statutory Equity.

“Puerto Rico Subsidiaries” means, collectively, APS Healthcare of Puerto Rico, Inc. and APS Clinics of Puerto Rico, Inc.

“Purchase Price” has the meaning set forth in Section 2.9(a).

“Registration Rights Agreement” has the meaning set forth in Section 6.2(h)(iv).

“Retained Parent Shares” has the meaning set forth in Section 8.2(d)(iv)(G).

“Revolving Loan Obligations” means all Revolving Loan Outstandings, excluding Letter of Credit Liabilities, Lender  Letters of Credit and Letters of Credit.  For purposes of this definition, each capitalized term has the meaning ascribed to such term in the Company Credit Agreement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 5.5 Contract” has the meaning set forth in Section 5.5(a).

“Securities Act” means the Securities Act of 1933.

“Seller Transaction Expenses” means (i) any fees payable by the Company or any Subsidiary of the Company to any Affiliates of the Company (excluding any wholly-owned Subsidiary of the Company but including APSLP and any Affiliate of APSLP (other than any wholly-owned Subsidiary of the Company)), or their respective partners, directors, officers and employees, but excluding  payments (w) made pursuant to Company Material Contracts, other than to the extent such Contracts are required to be terminated pursuant to Section 5.17, (x) made to officers and employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (y) actually taken into account as a current liability in the calculation of Net Working Capital in the calculation of the Final Purchase Price and (z) excluded by the parenthetical in clause (ii)(b) below) and (ii) any other fees, costs, expenses and other similar amounts (including those of investment bankers, lawyers, accountants and other advisers) incurred by APSLP or its Affiliates, the Company or any Subsidiaries of the Company in connection with the consideration, review or pursuit of a sale of, or other strategic transaction involving, the Company or its business or assets (whether involving Parent or otherwise), and/or the negotiation, execution and delivery of this Agreement and the consummation of the Transactions, including (a) the fees and expenses of Kirkland & Ellis LLP, Epstein Becker & Green LLP, Latham & Watkins LLP, Milliman, Inc., Avalere Health LLC and Credit Suisse Securities (USA) LLC relating thereto and any other brokerage fees, commissions, finders’ fees, financial advisory fees, fees, charges and expenses of counsel and all other professional advisors or service providers, (b) any bonuses, success fees, retention payments, severance payments, change of control payments and other amounts payable to any Person by the Company or any of its Subsidiaries in connection with the consummation of the Transactions (excluding, for the avoidance of doubt, any bonuses, success fees, retention payments, severance payments, change of control payments or other amounts that, by their express terms, become due and payable after the Closing to the extent arising out of an action or omission after the Closing by the Company or one or more of its Subsidiaries), (c) the aggregate amount payable to holders of Company Common Stock (other than Company Restricted Stock) pursuant to Section 2.6(a)(iii) and holders of Company Restricted Stock pursuant to Section 2.6(b), (d) 50% of all fees and costs incurred in connection with obtaining Consents pursuant to Section 5.5 and Section 5.5  of the Company Disclosure Letter (in each case, other than as set forth on Section 5.5  of the Company Disclosure Letter), (e) 50% of all Transfer Taxes, (f) 100% of the HSR filing fees with respect to the Notification and Report Form under the HSR Act required to be filed by APSLP or the Company, (g) 50% of the costs and expenses of the D&O Tail purchased by Parent pursuant to Section 5.9(b), and (h) $500,000 to be delivered by wire transfer of immediately available funds by the Company to APSLP at the Closing, which amount shall be available to pay any fees or expenses incurred or anticipated to be incurred by APSLP arising out of or in connection with the exercise of APSLP’s rights and obligations under this Agreement (including the payment of reasonable fees and expenses of any legal counsel or other advisors retained by APSLP), including fees and expenses, if any, required to be paid by APSLP to the Accounting Firm or the Arbitrator, in the case of each of clauses (i) and (ii), to the extent such fees, costs, expenses and other similar amounts set forth in this definition (A) are accrued but not paid prior to the Closing and (B) exceed $4,000,000 in the aggregate.

“Settlement Discussions” has the meaning set forth in Section 5.2(d).

“Shortfall Amount” has the meaning set forth in Section 8.2(d)(iv)(H).

“Software” has the meaning set forth in the definition of Intellectual Property Rights.

“Straddle Period” has the meaning set forth in Section 5.10(c).

“Subsidiary” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Surviving Corporation” has the meaning set forth in the recitals.

“Surviving Corporation Common Stock” has the meaning set forth in the recitals.

“Tax” means (A) any and all federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax assessment, duty, fee, levy, or other governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not) and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a “transferee” of another person, (2) being (or ceasing to be) a member of an affiliated, combined, consolidated or unitary group (or being included (or being required to be included) in any Tax Return related to such group), or (3) any express or implied obligation to indemnify any other Person, or any successor or transferee liability, in respect of any items described in clauses (A), (B)(1) or (B)(2) above.

“Tax Benefits” has the meaning set forth in Section 8.2(d)(v).

“Tax Indemnified Buyer Party” has the meaning set forth in Section 8.2(h)(i).

“Tax Losses” has the meaning set forth in Section 8.2(h)(i).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Legal Requirements relating to any Tax (including any amendment thereof).

“Tax Sharing Agreements” has the meaning set forth in Section 3.12(f).

“Terminated Contracts” has the meaning set forth in Section 5.17.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.2(f)(i).

“Third Party Payor” has the meaning set forth in Section 3.25(f).

“Third Party Payor Programs” has the meaning set forth in Section 3.25(f).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property Rights.

“Transactions” has the meaning set forth in the recitals.

“Transfer” means to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer any participation or interest, whether directly or indirectly.

“Transfer Taxes” has the meaning set forth in Section 5.10(a).

“Transferred Parent Shares” has the meaning set forth in Section 8.2(d)(iv)(I).

“WARN Act” has the meaning set forth in Section 3.14(a).

Section 1.2            Interpretive Provision.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa; (v) references to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (v) is intended to authorize any assignment or transfer not otherwise expressly permitted by this Agreement; (vi) references herein to any law shall be deemed to refer to such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; and (vii) references herein to any Contract shall mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

ARTICLE 2
THE TRANSACTIONS

Section 2.1            The Merger.  At the Effective Time, on the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the Surviving Corporation under the name “UAM/APS Holding Corp.”

Section 2.2            Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, at 10:00 A.M. (New York time) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction of such conditions at the Closing); provided, however, that in no event shall any party hereto be obligated to effect the Closing prior to March 1, 2012 unless another date and time is mutually agreed by the Company and Parent.  The date of the Closing is herein called the “Closing Date.”

Section 2.3            Effective Time.  On the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated at the Closing by the filing of a certificate of merger (the “Certificate of Merger”) in a form mutually acceptable to Parent and the Company with the Secretary of State of Delaware as required by, and executed in accordance with, the relevant provisions of the DGCL (the time of such later filing being the “Effective Time”).

Section 2.4            Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.5            Governing Documents; Officers and Directors.

(a)                 The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated to be in the same form as the Certificate of Incorporation and Bylaws of the Merger Sub as in effect immediately prior to the Effective Time.

(b)                The directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

Section 2.6            Effect of the Merger on the Capital Stock of the Constituent Entities of the Merger.

(a)                 At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, $.01 par value, of the Merger Sub (the “Merger Sub Common Stock”) or any holder of Company Preferred Stock or of Company Common Stock:

(i)            Merger Sub Common Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Surviving Corporation Common Stock.

(ii)           Company Preferred Stock.  Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time and any accrued and unpaid yield thereon shall be converted into the right to receive:

(A)          subject to Section 2.11(a), that number of shares of Parent Common Stock (the “Initial Parent Shares”) equal to the quotient obtained by dividing (x) the amount of Closing Date Stock Merger Consideration by (y)

131,152.45, which is the number of issued and outstanding shares of Company Preferred Stock as of the date hereof;

(B)           an amount of Cash Merger Consideration that is equal to the quotient obtained by dividing (x) the excess (if any) of the amount of the Estimated Purchase Price over $80,000,000 by (y) 131,152.45, which is the number of issued and outstanding shares of Company Preferred Stock as of the date hereof; and

(C)           subject to the terms and conditions hereof, the contingent right to receive if, as and when payable pursuant to Section 2.10(d), Section 2.13 or Section 8.2, as applicable, (x) that number of Parent Shares that is equal to the quotient obtained by dividing the number of additional Parent Shares (the “Additional Parent Shares”) being issued (if any) by 131,152.45, which is the number of issued and outstanding shares of Company Preferred Stock as of the date hereof and (y) an amount of Cash Merger Consideration that is equal to the quotient obtained by dividing the amount of Cash Merger Consideration being paid (if any) by 131,152.45, which is the number of issued and outstanding shares of Company Preferred Stock as of the date hereof.

(iii)          Company Common Stock.  Each share of Company Common Stock (other than Company Restricted Stock terminated and cancelled pursuant to Section 2.6(b)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to $0.01 per share.

(b)                Company Options; Company Restricted Stock.  Neither Parent nor the Surviving Corporation shall assume any outstanding Company Options or Company Restricted Stock.  Accordingly, at and immediately prior to the Effective Time, pursuant to the terms of the Equity Incentive Plan, all outstanding Company Options (whether vested or unvested) that have not been exercised will be terminated and cancelled, without payment of any consideration with respect thereto.  Each share of Company Restricted Stock (whether vested or unvested) will be (i) as of immediately prior to the Effective Time, pursuant to the terms of the Equity Incentive Plan, terminated and cancelled upon the payment in cash of an amount equal to up to $1.00 per share and will cease to be outstanding or (ii) upon the Effective Time converted into the right to receive an amount of cash equal to $0.01 per share as described in Section 2.6(a)(iii).

Section 2.7            Cancellation and Retirement of Company Capital Stock.

(a)                 As of the Effective Time, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate representing any such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration to be paid in consideration therefor pursuant to this Article 2.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

(b)                As of the Effective Time, all shares of Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate representing any such shares of Company Preferred Stock shall be converted into the right to receive the Merger Consideration to be paid in consideration therefor pursuant to this Article 2.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Preferred Stock which were outstanding immediately prior to the Effective Time.

Section 2.8            Exchange of Certificates; Payment of Initial Parent Shares and Cash Merger Consideration on the Closing Date.

(a)           On the Closing Date, (i) APSLP shall surrender to Parent all certificates representing all of the shares of Company Common Stock and the Company Preferred Stock held by it, or shall deliver to Parent an affidavit of lost share certificate in lieu thereof in form and substance reasonably satisfactory to Parent, and (ii) Parent shall (A) deliver or cause to be delivered to APSLP certificates evidencing the Initial Parent Shares registered in the name of APSLP and (B) pay to APSLP the aggregate amount of Cash Merger Consideration (if any) payable to it pursuant to Section 2.6(a)(ii)(B) by wire transfer of immediately available funds to an account designated by APSLP in writing.  APSLP shall provide Parent with such documents and information as it may reasonably request in connection with the issuance of such Initial Parent Shares and payment of such Cash Merger Consideration, including a completed Form W-9 or, if applicable, appropriate Forms W-8.

(b)           The Initial Parent Shares to be issued hereunder will be issued in transactions exempt from registration under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom.  The certificates issued by Parent with respect to the Initial Parent Shares shall include the legend set forth below and such other such legends as may be reasonably necessary to comply with applicable U.S. federal securities laws and applicable “blue sky” laws.  APSLP understands that the Initial Parent Shares are characterized as “restricted securities” under applicable U.S. federal and state securities laws in as much as they are being acquired from Parent in a transaction not involving a public offering and that, pursuant to these laws and applicable regulations such Initial Parent Shares may be resold without registration under the Securities Act only if APSLP has received an opinion of counsel or other evidence, reasonably satisfactory to Parent and its counsel, that such registration is not required.  All certificates or book entries, as the case may be, representing Initial Parent Shares to be issued hereunder shall bear a legend to the effect that:

“THE SHARES REPRESENTED BY THIS CERTIFICATE/BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION FROM THE REQUIREMENTS OF THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS.”

The legends described above will be removed as soon as practicable by Parent, with respect to any certificate or book entries, as the case may be, representing Initial Parent Shares to be issued hereunder by the delivery of substitute certificates or book entries, as the case may be, without such legend upon the earlier of the date (i) such Initial Parent Shares are registered for resale under the Securities Act and (ii) the Initial Parent Shares are eligible for sale without limitation under SEC Rule 144.

Upon written request by APSLP from time to time, Parent shall cooperate with APSLP and use commercially reasonable efforts to Transfer any or all of the Parent Shares held by it to any of the partners of APSLP or of any Indemnifying APSLP Partner, including by preparing and delivering, or causing to be prepared and delivered, to Parent’s transfer agent a customary legal opinion as reasonably requested by such transfer agent.  APSLP shall use commercially reasonable efforts to cooperate with Parent in the event of any such transfer by preparing and delivering, or causing to be prepared or delivered, such customary documents or certificates reasonably requested by Parent or Parent’s transfer agent.

Section 2.9            Calculation of Purchase Price.

(a)                 Estimated Purchase Price.  The term “Estimated Purchase Price” means the amount resulting from: (i) $227,500,000, minus (ii) Estimated Closing Date Indebtedness, plus (iii) the Estimated Net Working Capital Surplus, if any, minus (iv) the Estimated Net Working Capital Deficit, if any, plus (v) the Estimated Puerto Rico Statutory Equity Surplus, if any,  minus (vi) the Estimated Puerto Rico Statutory Equity Deficit, if any, minus (vii) Seller Transaction Expenses.  The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.10 (as so adjusted, the “Purchase Price”).

(b)                Pre-Closing Statement and Transaction Expenses.  Not fewer than five (5) Business Days prior to the anticipated Closing Date, (i) the Company shall deliver to Parent a certificate executed by an executive officer of the Company (the “Pre-Closing Statement”) setting forth the Company’s good faith estimates of (A) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), (B) Seller Transaction Expenses, (C) Net Working Capital and the resulting Net Working Capital Surplus (the “Estimated Net Working Capital Surplus”), if any, or Net Working Capital Deficit (the “Estimated Net Working Capital Deficit”), and (D) Puerto Rico Statutory Equity and the resulting Puerto Rico Statutory Equity Surplus (the “Estimated Puerto Rico Statutory Equity Surplus”), if any, or Puerto Rico Statutory Equity Deficit (the “Estimated Puerto Rico Statutory Equity Deficit”), if any, together with supporting documentation for such estimates and any additional information reasonably requested by Parent, and (ii) APSLP shall deliver to Parent final invoices with respect to all Seller Transaction Expenses to be paid by the Company or any of its Subsidiaries at the Closing.  The Pre-Closing Statement shall be prepared in consultation with Parent.  Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that Parent shall (x) be entitled to rely on the Pre-Closing Statement as setting forth a true, complete and accurate listing of all items set forth in the Pre-Closing Statement for purposes of calculating the Estimated Purchase Price and (y) have no liability in connection with the payment of any amount set forth thereon for any errors or omissions therein; provided, that nothing in this clause (y) shall limit any rights of APSLP hereunder or the

Company’s and its Subsidiaries’ obligations (including after the Closing) to any Person with respect to whom there was any such error or omission for the amounts actually payable, or Parent’s payment obligations (if any) in respect of the Final Purchase Price as calculated in accordance with Section 2.10).

(c)                 Payment of Funded Indebtedness.  Not fewer than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent: (i) a certificate executed by an executive officer of the Company setting forth the Company’s good faith estimate of all Closing Date Indebtedness as of the anticipated Closing Date pursuant to the instruments listed on Section 2.9(c) of the Company Disclosure Letter (“Funded Indebtedness”), including the names of each Person to which such Funded Indebtedness is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender; and (ii) pay-off letters in form and substance reasonably satisfactory to Parent to be executed at the Closing by all Pay-Off Lenders (the “Pay-Off Letters”).  The Parent and the Company shall cooperate in arranging for the repayment by or on behalf of the Company of all Funded Indebtedness and Seller Transaction Expenses at the Closing.  The Company shall, and shall cause its Subsidiaries to, facilitate such repayment and the release, in connection with such repayment, of any Liens securing such Funded Indebtedness.

Section 2.10         Purchase Price Adjustment.

(a)                 Closing Statement.  As soon as reasonably practicable and, in any event, within ninety (90) days following the Closing Date, Parent shall prepare and deliver to APSLP a certificate executed by an executive officer of Parent (the “Closing Statement”) setting forth Parent’s determination of (i) Closing Date Indebtedness, (ii) Seller Transaction Expenses, (iii) Net Working Capital and the resulting Net Working Capital Surplus, if any, or Net Working Capital Deficit, if any, (iv) Puerto Rico Statutory Equity and the resulting Puerto Rico Statutory Equity Surplus, if any, or Puerto Rico Statutory Equity Deficit, if any, and (v) Parent’s proposed determination of Purchase Price (the “Proposed Purchase Price”), in each case determined in accordance with the Balance Sheet Rules.  Following delivery of the Closing Statement, Parent shall provide APSLP with any supporting documentation for the Closing Statement that APSLP may reasonably request.

(b)                Dispute Resolution.  Within thirty (30) days after APSLP’s receipt of the Closing Statement, APSLP shall deliver to Parent a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (to the extent such detail is reasonably available to APSLP) (an “Objections Statement”).  If APSLP does not deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding upon all parties.  If APSLP does deliver an Objections Statement within such thirty (30) day period, then APSLP and Parent shall negotiate in good faith for fifteen (15) days following Parent’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”).  After such fifteen (15) day period, any item or matter set forth in the Closing Statement that is not subject to a Dispute shall become final and binding upon all parties.  If Parent and APSLP are unable to resolve all objections during such fifteen (15) day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by Duff & Phelps or, if Duff & Phelps is not available for such assignment, such other nationally recognized valuation firm upon which Parent and APSLP shall reasonably agree (the

“Accounting Firm”).  The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within thirty (30) days after its appointment.  The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and APSLP, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c)                 Fees and Expenses of Accounting Firm.  The fees, costs and expenses of the Accounting Firm shall be allocated between Parent, on the one hand, and APSLP, on the other hand, based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party.  For example, if APSLP claims that the appropriate adjustments are $1,000 greater than the amount determined by Parent and if the Accounting Firm ultimately resolves the Dispute by awarding to APSLP $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300  ÷  1,000) to Parent and 70% (i.e., 700  ÷  1,000) to APSLP.

(d)                Final Purchase Price.  As used herein, “Final Purchase Price” means (i) if APSLP fails to deliver an Objections Statement in accordance with Section 2.10(b), the Proposed Purchase Price as set forth in the Closing Statement, or (ii) if the Purchase Price is resolved by resolution of Parent and APSLP or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 2.10(b), the Purchase Price as so resolved.  If the Final Purchase Price exceeds the Estimated Purchase Price, then Parent shall promptly (but in any event within five Business Days following the determination of the Final Purchase Price) pay to APSLP the amount of such excess in cash by wire transfer of immediately available funds to an account designated by APSLP in writing.  If the Final Purchase Price is less than the Estimated Purchase Price, then APSLP shall promptly (but in any event within five Business Days following the determination of the Final Purchase Price) deliver to Parent a total number of Parent Shares determined by dividing the amount of such shortfall by the Fair Market Value of a share of Parent Common Stock (such Fair Market Value determined as of Closing).  All payments made pursuant to this Section 2.10 shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

Section 2.11         Escrow Fund.

(a)           Concurrently with the Effective Time, without any action by any holder of Company Common Stock, that number of Initial Parent Shares equal to the quotient obtained by dividing (x) $10,500,000 by (y) the Parent Closing Price (such shares being the “Escrow Shares”) shall be deposited with American Stock Transfer & Trust Company, LLC (or such other institution mutually selected by Parent and the Company) as escrow agent (the “Escrow Agent”), such deposit to constitute the “Escrow Fund” and to be governed by the terms set forth herein and in an escrow agreement among Parent, APSLP and the Escrow Agent (the “Escrow Agreement”), the form of which is attached as Exhibit B hereto.  The Escrow Shares shall be registered in the name of APSLP.  Any dividends or distributions made by Parent in cash or property, including shares of Parent Common Stock, or other Parent equity securities (including shares issued upon a stock split) (“New Shares”), in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund, and become a part thereof.

(b)           APSLP (or its direct or indirect owners) shall pay any Taxes on such dividends or distributions on the Escrow Shares described in Section 2.11(a); provided, that Tax distributions shall be permitted with respect to such dividends or distributions in accordance with the Escrow Agreement.  The parties hereto shall cause APSLP to have the ability to direct the voting of that number of Escrow Shares contributed to the Escrow Fund on behalf of APSLP (including on any New Shares issued or distributed by Parent in respect of the Escrow Shares) so long as such shares are held in the Escrow Fund.  Parent shall record the Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

Section 2.12         Withholding.  Parent, the Merger Sub, the Company and APSLP, as applicable, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.13         Contingent Payments.

(a)           Additional Merger Consideration. Subject to and upon the terms and conditions of this Agreement (including Section 2.14), not later than the later of (i) April 1, 2014 and (ii) the date that is five (5) Business Days after the Earnout Amount is finally determined in accordance with this Section 2.13 shall have become final, conclusive and binding in accordance with this Section 2.13, Parent shall pay to APSLP as additional Merger Consideration the Earnout Amount, if any, by wire transfer of immediately available funds to an account or accounts designated by APSLP.

(b)           Calendar Year 2012 Financials and Calendar Year 2012 Statement; Earnout Financials and Earnout Statement.

(i)            As soon as practicable and in any event not later than March 15, 2013, Parent shall, at Parent’s expense, prepare or cause to be prepared and delivered to APSLP an income statement of the APS Business for Calendar Year 2012 (the “Calendar Year 2012 Financials”) together with a statement (the “Calendar Year 2012 Statement”) setting forth in reasonable detail its determination (together with all supporting calculations) of EBITDA for Calendar Year 2012 and such amount and all such statements to be prepared and calculated in good faith and in accordance with the terms of this Agreement.

(ii)           If EBITDA for Calendar Year 2012 as finally determined in accordance with this Section 2.13 is greater than $30,000,000, then as soon as practicable and in any event not later than March 15, 2014, Parent shall, at Parent’s expense, prepare or cause to be prepared and delivered to APSLP an income statement of the APS Business for the Earnout Period (the “Earnout Financials”) together with a statement (the

“Earnout Statement”) setting forth in reasonable detail its determination (together with all supporting calculations) of the EBITDA for the Earnout Period and the Earnout Amount, if any, each such amount and all such statements to be prepared and calculated in good faith and in accordance with the terms of this Agreement.  APSLP hereby acknowledges and agrees that, for the avoidance of doubt, if EBITDA for Calendar Year 2012 as finally determined in accordance with this Section 2.13 is equal to or less than $30,000,000, then Parent shall not be required to prepare or deliver to APSLP the Earnout Financials or the Earnout Statement and no additional Merger Consideration shall be payable by Parent to APSLP in respect of the Earnout Period.

(c)                 Disputes.

(i)            Parent shall provide APSLP and its representatives prompt and complete access to all of the work papers of Parent and its representatives relating to the preparation of the Calendar Year 2012 Financials and the Calendar Year 2012 Statement, and the Earnout Financials and the Earnout Statement, as applicable, and access to all other books and records, employees and accountants of Parent and its Subsidiaries as may be reasonably requested by APSLP in connection with its review of the Calendar Year 2012 Financials and the Calendar Year 2012 Statement, and the Earnout Financials and the Earnout Statement, as applicable; provided that Parent shall only be required to exercise its commercially reasonable efforts to require its accountants to provide APSLP with access to such accountants’ work papers.  If APSLP determines that the Calendar Year 2012 Financials or the Calendar Year 2012 Statement (or EBITDA for Calendar Year 2012 reflected thereon), or the Earnout Financials or the Earnout Statement (or the Earnout Amount reflected thereon), as applicable, has not been prepared or calculated in accordance with this Agreement, APSLP shall be entitled to deliver a notice of disagreement (a “Disagreement Notice”) to Parent within 45 days of its receipt of the Calendar Year 2012 Financials and the Calendar Year 2012 Statement, or the Earnout Financials and the Earnout Statement, as applicable.  A Disagreement Notice shall set forth in reasonable detail those items or amounts set forth in the Calendar Year 2012 Financials and/or the Calendar Year 2012 Statement, or the Earnout Financials and/or the Earnout Statement, as applicable, as to which APSLP disagrees and the reasons for such disagreement.  If no Disagreement Notice is delivered within such 45-day period, the Calendar Year 2012 Financials and the Calendar Year 2012 Statement (and the calculation of EBITDA for Calendar Year 2012 reflected thereon), or the Earnout Financials and the Earnout Statement (and the calculation of the Earnout Amount reflected thereon), as applicable, shall become final, conclusive and binding on the parties hereto for all purposes of this Section 2.13 as of 5:00 p.m. (New York City time) on such 45th day, or, if earlier, upon APSLP’s written acceptance of the Calendar Year 2012 Financials and the Calendar Year 2012 Statement (including the calculation of EBITDA for Calendar Year 2012 reflected thereon), or the Earnout Financials and the Earnout Statement (including the calculation of the Earnout Amount reflected thereon), as applicable.

(ii)           If APSLP delivers a Disagreement Notice to Parent within the 45-day period described above, the parties shall use their good faith, commercially reasonable efforts to reach agreement on the disputed items or amounts in order to finalize the Calendar Year 2012 Financials and the Calendar Year 2012 Statement (and the calculation of EBITDA for Calendar Year 2012 reflected thereon) or the Earnout Financials and the Earnout Statement (and the calculation of the Earnout Amount reflected thereon), as applicable, during the thirty (30) day period following the delivery of such Disagreement Notice by submitting such dispute to a panel consisting of the APS Representative and the Parent Representative (the “Dispute Panel”).  The Dispute Panel shall attempt to unanimously resolve such disputed items and amounts in good faith including, if necessary, by conducting not less than two in-person meetings to discuss such dispute.  If the Dispute Panel does not unanimously resolve all such disputed items or amounts set forth in such Disagreement Notice within such thirty (30) day period, Parent and APSLP shall retain an appraisal or valuation firm of national reputation that is mutually acceptable to Parent and APSLP (the “Arbitrator”) pursuant to a customary engagement letter proposed by the Arbitrator and reasonably acceptable to Parent and APSLP and submit all such disputed items and amounts to the Arbitrator for final resolution of such disputed items and amounts in accordance with the terms of this Agreement and such engagement letter.  Parent and APSLP will have the opportunity to present their positions with respect to such disputed items and amounts to the Arbitrator, and such disputed items and amounts shall be finally resolved by the Arbitrator.  The Arbitrator shall prepare a written report setting forth the resolution of the disputed items and amounts and the final calculation of the disputed EBITDA for Calendar Year 2012 or the disputed Earnout Amount, as applicable (it being understood that such resolution shall be within the range of dispute between the parties and shall not be a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party).  Such report of the Arbitrator shall be delivered to Parent and APSLP as promptly as possible and the final determination of the Arbitrator of such disputed items and amounts (and EBITDA for Calendar Year 2012 or the Earnout Amount, as applicable, derived therefrom) and shall be final, conclusive and binding upon each of the parties to this Agreement and shall not be subject to appeal of any kind.  The fees, costs and expenses of the Arbitrator shall be allocated between Parent, on the one hand, and APSLP, on the other hand, based upon the percentage which the portion of the disputed items and amounts not awarded to each party bears to the amount actually contested by such party.  For example, if APSLP claims that the appropriate amounts are $1,000 greater than the amount determined by Parent and if the Arbitrator ultimately resolves the disputed item by awarding to APSLP $300 of the $1,000 contested, then the fees, costs and expenses of the Arbitrator will be allocated 30% (i.e., 300  ÷  1,000) to Parent and 70% (i.e., 700  ÷  1,000) to APSLP.  Each of Parent and APSLP shall provide all work papers, books and records, employees and accountants that are requested by the Arbitrator in connection with the resolution of any such dispute.

(d)           Operations of the APS Business; Certain Principles of Allocation.  The parties agree that at all times during the period from the date hereof through December 31, 2013, each APS Business shall be conducted in accordance with the following principles, and the Calendar Year 2012 Financials (as applicable) and the Earnout Financials required to be prepared and calculations required to be made pursuant to this Section 2.13 shall be prepared and calculated in accordance with the following terms and conditions:

(e)           The parties agree that at all times during the period from the date hereof through December 31, 2013, each APS Business shall be conducted in accordance with the following principles, and the Calendar Year 2012 Financials (as applicable) and the Earnout Financials required to be prepared and calculations required to be made pursuant to this Section 2.13 shall be prepared and calculated in accordance with the following terms and conditions:

(i)            Parent shall maintain the separate existence of the Company and each of its Subsidiaries and shall, in good faith, operate each APS Business in a commercially reasonable manner.

(ii)           Parent shall maintain books and records of the APS Business as if it were a standalone business and prepared on a basis consistent with the Company’s and its Subsidiaries’ historical practice, and shall provide APSLP with reasonable access to the books, records and employees of the APS Business and use its commercially reasonable efforts to keep APSLP informed on a reasonably current basis of all material developments relating to the APS Business including by making available to the APSLP within a reasonable period of time prior to the implementation thereof, all operating budgets for the APS Business and by making the Parent Representative reasonably available to APSLP to discuss such operating budgets.

(iii)          Parent shall be permitted to (A) allocate up to $2.0 million of corporate overhead expenses to the APS Business for each of Calendar Year 2012 and the Earnout Period, (B) allocate to the APS Business all compensation expenses attributable to equity awards granted to employees of the APS Business and other third parties providing services to the APS Business, and (C) charge the APS Business for all expenses directly incurred by Parent and its Subsidiaries (other than the Company and its Subsidiaries) in connection with providing services to the APS Business and to the extent not duplicative of any Direct Expenses taken into account in the calculation of EBITDA; provided further, that (1) if Parent provides any services to the APS Business that are being provided by a third party on the date hereof, the costs of such services shall be allocated on a pro rata basis as determined in good faith by Parent in order to provide to the APS Business the portion of the benefits of any synergies that is associated with the internalization of such expenses; (2) items of income or expense attributable to the operation of any portion of the APS Business that is acquired by Parent after the Closing Date through the purchase of any business enterprise, division or line of business that would otherwise be included within the calculation of EBITDA shall be excluded from the calculations contemplated by this Section 2.13; (3) if Parent, the Company or any of their respective Subsidiaries sells, leases, transfers or otherwise disposes of assets of the APS Business after the Closing Date, Parent and the APSLP shall negotiate in good faith and arrive at a fair and reasonable adjustment to the EBITDA calculation to reflect the impact of such disposition (and if unable to agree thereon shall submit such matter to the Dispute Panel (and, if necessary, the Arbitrator) for resolution, as soon as possible and, if practicable, prior to the consummation of such transaction, on a basis consistent with the procedures set forth in Section 2.13(c)(ii); (4) expenses of integrating the APS Business (excluding, for the avoidance of doubt, expenses incurred in connection with any retention payments) shall be included as expenses of the APS Business; (5) there shall be no allocation of extraordinary, non-recurring expenses to any APS Business (including for purposes of determining the Earnout Amount) to the extent that such extraordinary, non-recurring expenses constitute Losses for which any Parent Indemnified Person receives indemnification hereunder or reimbursement pursuant to any applicable insurance policy or by any third party; and (6) for the avoidance of doubt, the aggregate amount of Excess Performance Guarantee Amounts will be deemed to be adjustments to pre-Closing periods and shall be excluded from the calculations contemplated by this Section 2.13 with respect to the Calendar Year 2012 or the Earnout Period; provided that nothing in this clause (6) shall impact the treatment of any performance guarantee accruals during the Calendar Year 2012 or the Earnout Period.

(iv)          Parent shall use commercially reasonable efforts to cause the payment of any potential Annual Earnout Amount not to be prohibited under its debt financing agreements and any other contractual arrangements;

(v)           Parent shall cause the APS Core Business to be conducted only by the Company and its Subsidiaries; and

(vi)          in the event that the accounting principles, methods and practices (including the application of GAAP) used by the Parent and its Subsidiaries are different than the historical accounting principles, methods and practices (including the application of GAAP) used by Company and its Subsidiaries prior to the Closing Date (the “Company Accounting Principles”), the Company Accounting Principles shall be deemed to control and shall be used in preparing the Calendar Year 2012 Statement and the Earnout Statement, as applicable, including the calculation of EBITDA set forth therein or the calculation of Direct Expenses or Operating Expense used to calculate such EBITDA.

(f)            Tax Treatment.  Except to the extent that a portion of any payment made pursuant to this Section 2.13 is required to be treated as imputed interest under Section 483 of the Code or other applicable Tax law, the parties will treat any such payment as an adjustment to Merger Consideration for Tax and financial reporting purposes.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to each of Parent and the Merger Sub as follows:

Section 3.1            Organization, Good Standing, Qualification and Power.  Each of the Company and its Subsidiaries and APSLP is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, as the case may be, specified on Section 3.1 of the Company Disclosure Letter and has the requisite corporate or limited partnership power and authority to own or lease its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries and APSLP is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered to Parent true and complete copies of the Governing Documents of the Company and its Subsidiaries, in each case as currently in effect.  The Company is not in violation of or default under the provisions of any such Governing Documents, other than any such violation or default that is de minimis, individually and in the aggregate.  Neither any Subsidiary of the Company nor APSLP is in violation of or default under the provisions of any such Governing Document in any material respect.

Section 3.2            Authority; Execution and Delivery; Enforceability.  Each of the Company and APSLP has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, all of which have been duly authorized by all requisite corporate or limited partnership, as applicable, action on its part.  Each of APSLP and the Company has duly executed and delivered this Agreement and (assuming this Agreement has been duly and validly authorized, executed and delivered by Parent and the Merger Sub), this Agreement is a valid and binding agreement of the Company and APSLP, enforceable against the Company and APSLP in accordance with its terms, except as the enforceability hereof or thereof may be limited by any (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity) (such limitations on enforceability described in clauses (i) and (ii), collectively, the “Enforceability Exceptions”).

Section 3.3            Non-contravention.

(a)           Neither the execution and delivery of this Agreement by the Company and APSLP nor the fulfillment of and the performance by the Company and APSLP of their respective obligations hereunder will (i) contravene any provision contained in the Governing Documents of APSLP or the Company or any of the Subsidiaries of the Company, (ii) conflict with, violate or result in a breach or acceleration (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation or liability of APSLP, the Company or any Subsidiary of the Company, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth on Section 3.3 of the Company Disclosure Letter, any Company Material Contract, Governmental Authorization, or other instrument or obligation to which APSLP, the Company or any Subsidiary of the Company is a party or is bound or to which any of their respective properties or assets are subject or (B) assuming the completion of the actions described in Section 3.4 and on Section 3.4 of the Company Disclosure Letter, any Legal Requirement to which APSLP, the Company or any Subsidiary of the Company is bound or subject or to which any of their respective assets or properties are subject or (iii) result in the creation or imposition of any Lien on any of the assets or properties of the Company or any Subsidiary, which, (x) in the case of clause (ii), would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, and (y) in the case of clause (iii), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Neither the execution and delivery of this Agreement by the Company and APSLP nor the Closing will permit any Person to exercise any rights described in clause (a) or (b) of the Contract set forth on Section 3.3(b) of the Company Disclosure Letter.

Section 3.4            Consents.  No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the Transactions by APSLP or the Company, except for (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate foreign qualification documents, if any, with the relevant authorities of other states in which the Company does business, and (iii) other notices, filings, authorizations, registrations, consents or approvals set forth on Section 3.4 of the Company Disclosure Letter.

Section 3.5            Capitalization of the Company; Company Subsidiaries.

(a)           Set forth on Section 3.5(a) of the Company Disclosure Letter is the number of authorized, issued and outstanding shares of capital stock of the Company as of the date hereof, together with a list identifying the holders of each class thereof and the number of shares of each class of capital stock of the Company held by each such holder.  All of the issued outstanding shares of capital stock of the Company are owned of record as set forth on Section 3.5(a) of the Company Disclosure Letter, have been validly issued, and are fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights.  Section 3.5(a) of the Company Disclosure Letter contains a list of each stock option plan, program or arrangement of the Company (the “Company Stock Plans”) and, with respect to all of the outstanding stock options, restricted stock awards and other stock-based awards issued under the Company Stock Plans, the name of the Company Stock Plan under which such options or awards were issued, the holders thereof, the number of shares subject thereto and the exercise price thereof, in the case of any such outstanding stock options.  Except as set forth on Section 3.5(a) of the Company Disclosure Letter, there are no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding “phantom” stock, stock appreciation right or other stock-based awards of the Company.  Except as set forth on Section 3.5(a) of the Company Disclosure Letter, there are no puts, calls, rights (including preemptive rights) or Contracts to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, any equity securities of the Company or securities convertible into, or exercisable or exchangeable for equity securities of the Company, or obligating the Company to grant, extend or enter into any such option, put, warrant, call, right, commitment or Contract.  No bonds, debentures, notes or other indebtedness of the Company having any right to vote with the stockholders of the Company on matters submitted to the stockholders of the Company (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding.

(b)           Except as set forth on Section 3.5(b) of the Company Disclosure Letter, there are not any stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or transfer of any shares of Company Common Stock.  All registration rights agreements, stockholders’ agreements and voting agreements to which the Company or any of its Subsidiaries is a party are identified on Section 3.5(b) of the Company Disclosure Letter.

(c)           Set forth on Section 3.5(c) of the Company Disclosure Letter is the number of authorized, issued and outstanding shares of capital stock (or other ownership interests) of each Subsidiary of the Company.  All of the issued and outstanding shares of capital stock (or other ownership interests) of each of the Subsidiaries of the Company are owned of record by the Company or another Subsidiary of the Company as set forth on Section 3.5(c) of the Company Disclosure Letter, have been validly issued, and are fully paid and nonassessable and, except as set forth on Section 3.5(c) of the Company Disclosure Letter, are held free and clear of any preemptive rights (other than such rights as may be held by the Company or a Subsidiary of the Company) or Liens (other than Permitted Liens).  No Subsidiary of the Company has any stock option plan, program or arrangement.  Except as set forth on Section 3.5(c) of the Company Disclosure Letter, there are no outstanding shares of capital stock of any Subsidiary of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of any Subsidiary of the Company or any outstanding “phantom” stock, stock appreciation right or other stock-based awards of any Subsidiary of the Company.  Except as set forth on Section 3.5(c) of the Company Disclosure Letter, there are no puts, calls, rights (including preemptive rights) or Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Subsidiary of the Company or securities convertible into, or exercisable or exchangeable for equity securities of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, put, warrant, call, right or Contract.  No bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having any right to vote with the equityholders of any Subsidiary of the Company on matters submitted to the equityholders of any Subsidiary of the Company (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding.  Except as set forth on Section 3.5(c) of the Company Disclosure Letter, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the capital stock (or other ownership interests) of any of the Subsidiaries of the Company.

(d)           Except for the capital stock (or other ownership interests) of the Subsidiaries of the Company, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or membership interests of any other corporation or limited liability company or securities convertible into or exchangeable for capital stock or membership interests of any other corporation or limited liability company or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither the Company nor any of its Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e)           Section 3.5(e) of the Company Disclosure Letter sets forth a correct and complete list of, and the aggregate principal amount outstanding under, all Indebtedness of the Company and each of its Subsidiaries as of the date hereof.

Section 3.6            Financial Statements.

(a)           Attached hereto as Section 3.6(a) of the Company Disclosure Letter are copies of (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2010 (the “Audited Company Balance Sheet”) and 2009 and the related audited consolidated statements of income, cash flow and changes in stockholder’s equity of the Company and its consolidated Subsidiaries for the annual periods then ended and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2011 (the “Latest Company Balance Sheet”), and the related unaudited consolidated statements of income and cash flow of the Company and its consolidated Subsidiaries for the nine-month period then ended (the financial statements set forth in clauses (i) and (ii), collectively, the “Company Financial Statements”).

(b)           Except as set forth on Section 3.6(b) of the Company Disclosure Letter, the Company Financial Statements (i) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated, subject in the case of the unaudited financial statements to the absence of footnote disclosures and other presentation items and changes resulting from year-end adjustments that are, in the aggregate, immaterial, and (iii) reflect adequate reserves for all contingent liabilities of the Company and its Subsidiaries, to the extent required to be reserved against in accordance with GAAP.  Except as set forth in the Company Financial Statements, neither the Company nor any of its Subsidiaries maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(c)           Except as set forth on Section 3.6(c) of the Company Disclosure Letter, since January 1, 2009, (i) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company and its Subsidiaries has received any material written complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any of such parties has engaged in improper or illegal accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by any such Person, has submitted  a written report of evidence of material violation of federal or state securities laws or breach of fiduciary duty by the Company or any of its Subsidiaries or any of their officers or directors to the Board of Directors of the Company or any committee thereof.  Section 3.6(c) of the Company Disclosure Letter contains a true and correct list of all such complaints, allegations, assertions, claims and violations.

(d)           All of the outstanding accounts receivable shown on the Company Financial Statements have been valued in accordance with GAAP and represent, as of the respective dates thereof, valid accounts arising from sales actually made or services actually performed.  Since the date of the Audited Company Balance Sheet, neither the Company nor any of its Subsidiaries have canceled, or agreed to cancel, in whole or in part, any accounts receivable in excess of $50,000.

(e)           All costs (including internally-developed Software costs) of the Company and its Subsidiaries have been capitalized or expensed appropriately, as applicable, in accordance with GAAP.  All of the outstanding accounts receivable reflected on the respective Company Financial Statements deemed by the Company to be uncollectible as of the date of the respective Company Financial Statements were reserved against on such Company Financial Statements in accordance with GAAP.

Section 3.7            No Undisclosed Liabilities.  Except as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability other than (i) liabilities reflected in the Audited Company Balance Sheet (including the related notes thereto) or the Latest Company Balance Sheet, (ii) liabilities arising under Contracts that are connected with future performance under such Contracts in the ordinary course of business consistent with past practice and not required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, (iii) liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Audited Company Balance Sheet and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8            Title to Tangible Personal Property.  The Company or a Subsidiary of the Company has good title to all of the tangible personal property reflected as being owned by them on the Audited Company Balance Sheet, in each case, free and clear of Liens (other than Permitted Liens), except for any such assets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practice since the date of the Audited Company Balance Sheet or where the failure to have such good title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries own or lease all material tangible assets used in the conduct of their business as presently conducted.  All such material tangible assets are, in the aggregate, in sufficient operating condition and repair, subject to reasonable wear and tear and the age of such tangible assets.

Section 3.9            Absence of Certain Developments.  Except as set forth on Section 3.9 of the Company Disclosure Letter, during the period beginning on the date of the Audited Company Balance Sheet and ending on the date of this Agreement, (a) there has not been any fact, event, circumstance, change, occurrence, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practices in all material respects.  Without limiting the generality of the foregoing, except as set forth on Section 3.9 of the Company Disclosure Letter, to the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action that would have constituted a violation of Section 5.2(b) (other than clauses (iii), (xiv) and (xvi) (solely as clause (xvi) relates to clauses (iii) and (xiv)) thereof) of this Agreement if Section 5.2(b) had been in effect at all times since the date of the Latest Company Balance Sheet.

Section 3.10         Governmental Authorizations; Licenses; Etc.  Except as set forth on Section 3.10 of the Company Disclosure Letter, the business of each of the Company and its Subsidiaries is now and has been at all times since January 1, 2009 operated in compliance in all material respects with all applicable Legal Requirements.  Except as set forth on Section 3.10 of the Company Disclosure Letter, each of the Company and its Subsidiaries has all material permits, licenses, approvals, certificates, Governmental Authorizations (collectively, the “Company Material Permits”), and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted.  Except as set forth on Section 3.10 of the Company Disclosure Letter, all such Company Material Permits are in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with the terms and requirements thereof.  Except as set forth on Section 3.10 of the Company Disclosure Letter, there is no action, audit, case, written complaint, claim, proceeding or investigation (collectively, “Actions”) pending or, to Company’s Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by the Company or any of its Subsidiaries of any Legal Requirement, (ii) any alleged failure by the Company or any of its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of the Company and its Subsidiaries or (iii) any change or amendment to the permits, licenses, approvals, certifications or other authorizations which would impair the ability of the Company and/or its Subsidiaries to operate in the normal course, in each case with respect to clauses (i), (ii) and (iii) of this Section 3.10, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has not been determined by any Governmental Authority to be out of material compliance with Payment Program requirements such that there would result in a denial of payment and no statement of charges or deficiencies has been made by any Governmental Authority, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  This Section 3.10 does not relate to matters with respect to Taxes (which are the subject of Section 3.12), Environmental Matters (which are the subject of Section 3.13), Employee Matters (which are the subject of Section 3.14), Employee Benefit Plans (which are the subject of Section 3.15) and Healthcare Regulatory Compliance (which is the subject of Sections 3.25 and 3.26).

Section 3.11         Litigation.  Except as set forth on Section 3.11 of the Company Disclosure Letter, there are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions or orders, by or before any Governmental Authority or any Governmental Orders pending or, to Company’s Knowledge, threatened in writing or, to Company’s Knowledge, any pending audit or investigation by any Governmental Authority, in any such case, in which the Company or any of its Subsidiaries is a party.  No such Action or Governmental Order set forth on Section 3.11 of the Company Disclosure Letter has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12         Taxes.

(a)           Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable Legal Requirements and are true, correct and complete in all material respects.  All Taxes owed by each of the Company and its Subsidiaries, whether or not shown as due on any such Tax Return, have been timely paid.  The Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof.

(b)           Except as set forth on Section 3.12(b) of the Company Disclosure Letter:

(i)            neither the Company nor any of its Subsidiaries is currently the subject of a Tax audit or examination nor is party to any other Action;

(ii)           neither the Company nor any of its Subsidiaries has consented to extend or waive the time, or is the beneficiary of any extension of time, in which any Tax may be assessed, reassessed or collected by any taxing authority, and no request for such an extension or waiver is currently pending ; and

(iii)          neither the Company nor any of its Subsidiaries has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn; and

(iv)          neither the Company nor any of its Subsidiaries is presently the beneficiary of any extension of time within which to file any Tax Return.

(c)           No claim, or notice of a claim, has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)           The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2011, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between GAAP and Tax income) set forth on the face of the Audited Company Balance Sheet.  The Company and its Subsidiaries have paid all estimated Taxes required to be paid for the Company’s, and each of its Subsidiaries’, current taxable year.

(e)           Except as set forth on Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes.

(f)            Neither the Company nor any of its Subsidiaries is, or ever has been, a party to any Tax sharing indemnity or similar agreement allocating Tax liability (collectively, “Tax Sharing Agreements”) that will not be terminated on the Closing Date without any future liability to the Company or such Subsidiary (including for past Taxes).

(g)           The Company and its Subsidiaries have not agreed to, and are not required to, make any adjustments or changes either on, before or after the Closing Date, to their accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign law), and neither the Internal Revenue Service nor any Tax authority has proposed any such adjustments or changes in the accounting methods of the Company or any of its Subsidiaries.

(h)           Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” as such term is defined in Section 6707A(c) of the Code.

(i)            Neither the Company nor any of its Subsidiaries is (or was) a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(j)            None of the assets or properties of the Company or any of its Subsidiaries are (i) tax-exempt use property under Section 168(h) of the Code; (ii) tax-exempt bond financed property under Section 168(g) of the Code; (iii) limited use property under Revenue Procedure 2001-28; or (iv) treated as owned by any other Person under Section 168 of the Code.

(k)           The Company and its Subsidiaries have complied, in all material respects, with all obligations to withhold and remit Taxes (for employees, creditors or otherwise) and there is no compensatory arrangement in existence that would require any withholding of Taxes as a result of the Transactions, and each of the Company and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions of all applicable Legal Requirements.

(l)            Since January 1, 2010, the Company has not made any distributions or dividends.

(m)          There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(n)           Any adjustment of Taxes of the Company or any of its Subsidiaries made by the Internal Revenue Service (the “IRS”), which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.

(o)           Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(p)           Except as set forth on Section 3.12(p) of the Company Disclosure Letter, no payment which is or may be made to any current or former employee, director, officer, independent contractor or agent of the Company or any of its Subsidiaries, either alone or in conjunction with any other payment, event or occurrence, will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

(q)           On or prior to the Closing, each of the Company and its Subsidiaries will have properly and in a timely manner documented its transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or foreign Tax law.

Section 3.13         Environmental Matters.  Except as set forth on Section 3.13 of the Company Disclosure Letter:

(a)           the Company and its Subsidiaries are in compliance with all Environmental Laws, except for any failures to comply as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)           the Company and its Subsidiaries have obtained and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws, except for any such failure to obtain or comply as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)           neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities for personal injury, property damage or cleanup obligations arising under Environmental Laws, in either case, which violation or liability had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)           to Company’s Knowledge, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site leased or otherwise used by the Company or any of its Subsidiaries, other than such releases or threatened releases that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)           to Company’s Knowledge, there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state, or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States;

(f)            to Company’s Knowledge, there are no underground storage tanks located on, PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site leased or operated by the Company and its Subsidiaries, except for the storage of hazardous waste in substantial compliance with Environmental Laws; and

(g)           Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.13 are the sole and exclusive representations and warranties of the Company and its Subsidiaries concerning environmental matters, including without limitation matters arising under Environmental Laws.

Section 3.14         Employee Matters.

(a)           Except as set forth on Section 3.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to its employees, (ii) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to Company’s Knowledge, threatened against the Company or any of its Subsidiaries and since January 1, 2009 there has been no such action, (iii) to Company’s Knowledge, no union organization campaign is in progress with respect to any of the employees of the Company or its Subsidiaries, and (iv) there is no unfair labor practice charge or complaint pending or, to Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since January 1, 2009 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, or any similar state or local plant closing or mass layoff statute, rule or regulation (collectively, the “WARN Act”).

(b)           Except as set forth on Section 3.14(b) of the Company Disclosure Letter, to Company’s Knowledge, the activities of the employees of the Company and its Subsidiaries with respect to the business of the Company and its Subsidiaries do not conflict with or constitute a breach of the terms of any employment agreement, intellectual property disclosure agreement, restrictive covenant or other Contract under which such employee is obligated or bound, and neither the Company nor any Subsidiary has received (in the past two years) any written allegation to such effect.

(c)           Except as set forth on Section 3.14(c) of the Company Disclosure Letter, (A) the Company and its Subsidiaries are and have been since January 1, 2009 in compliance in all material respects with all applicable laws relating to labor or labor relations and employment terms and conditions, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto, (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices, (iii) occupational health and safety standards, (iv) proper classification of workers as employees or independent contractors and (v) immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, and other employment laws and (B) all employees are authorized to work in the United States and a Form I-9 has been completed properly and retained with respect to each employee, except in the case of (B) where failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any Subsidiary is liable for any material arrearage, or any material costs or penalties for failure to comply with any of the foregoing.

(d)           Section 3.14(d) of the Company Disclosure Letter sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, commission status, bonus opportunity, date of hire, full- or part-time status, for each employee of the Company and its Subsidiaries as of the date hereof.

(e)           As of the date of this Agreement, to the Knowledge of the Company, no officer, executive, or senior management employee (to the extent set forth on Section 3.14(e) of the Company Disclosure Letter) of the Company or any of its Subsidiaries has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

Section 3.15         Employee Benefit Plans.

(a)           Section 3.15(a) of the Company Disclosure Letter lists all Company Employee Benefit Plans.

(b)           None of the Company, its Subsidiaries or, to Company’s Knowledge, any other Person has engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material excise Tax, fine, or penalty imposed by ERISA or the Code.  Except as set forth on Section 3.15(b) of the Company Disclosure Letter, no Company Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of its Subsidiaries other than as required by COBRA.

(c)           Except as set forth on Section 3.15(c): (i) each Company Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements, (ii) each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the Company Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and (iii) to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Employee Benefit Plan.

(d)           Except as set forth on Section 3.15(d) of the Company Disclosure Letter:  (i) no material liability under Title IV of ERISA has been or, to Company’s Knowledge, is expected to be incurred by the Company or any of its Subsidiaries and (ii) all contributions and premium payments that are due with respect to any Company Employee Benefit Plan prior to the Closing Date have been made and all contributions and premium payments with respect to any Company Employee Benefit Plan that are not yet due prior to the Closing Date have been made or properly accrued.  No event has occurred that has resulted in or could subject the Company to a Tax under Section 4971 of the Code or its assets to a Lien under Section 412(n) of the Code.

(e)           The Company and its Subsidiaries have complied, in all material respects, with the requirements of COBRA.  Former employees of the Company and its Subsidiaries who have elected COBRA coverage receive such coverage under a Company Employee Benefit Plan sponsored by the Company or its Subsidiaries.

(f)            No Company Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries has any current or contingent liability under or with respect to any Multiemployer Plan or any other plan subject to Title IV of ERISA, including any Controlled Group Liability on account of any ERISA Affiliate.

(g)           With respect to each Company Employee Benefit Plan, (i) there are no existing (or, to Company’s Knowledge, threatened) Actions, other than claims for information or benefits in the ordinary course, and (ii) to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(h)           With respect to each Company Employee Benefit Plan, the Company has made available to Parent true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, and summary of material modifications, (ii) the three most recent annual reports (Form 5500 series), (iii) the financial statements for the three most recently completed plan years, (iv) the most recent IRS determination letter and (v) all material correspondence (other than with respect to routine filings) within the past three (3) years with the IRS, the Department of Labor or any other Governmental Authority regarding any questions or concerns in respect of the operation or the administration of the Company Employee Benefit Plan.

(i)            Except as set forth on Section 3.15(i) of the Company Disclosure Letter, to the extent that any Company Employee Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Employee Benefit Plan is in material compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder and, with respect to the period from January 1, 2005 until January 1, 2009, has been operated and administered in good faith compliance with Section 409A of the Code and any applicable guidance and regulations thereunder and was not “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(j)            Except as set forth on Section 3.15(j) of the Company Disclosure Letter, and except for any arrangements or agreements entered into with Parent, none of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of the Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee, director or consultant of the Company of any of its Subsidiaries or (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits.

Section 3.16         Intellectual Property Rights.

(a)           Except as set forth on Section 3.16(a) of the Company Disclosure Letter, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own all right, title and interest in and to, free and clear of conditions, adverse claims and other restrictions and Liens (other than Permitted Liens), or have a valid and enforceable license or other legal right to use, all of the Intellectual Property Rights necessary for or otherwise used in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property Rights”).  Section 3.16(a) of the Company Disclosure Letter sets forth a complete and correct list of the following categories of Intellectual Property Rights that are owned by the Company and its Subsidiaries:  (i) registered trademarks and material unregistered trademarks; (ii) Patents; (iii) registered copyrights; (iv) domain names, and (v) Software; in each case listing, as and if applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number.  Section 3.16(a) of the Company Disclosure Letter separately sets forth a complete and correct list of (i) all material Contracts under which the Company or any of its Subsidiaries uses or has the right to use any Intellectual Property Rights owned by third parties (excluding off-the-shelf software licensed to the Company or a Subsidiary under a shrink wrap or click-through agreement) and (ii) all material Contracts under which the Company or any of its Subsidiaries has licensed to others the right to use, or agreed not to assert, any Intellectual Property Rights owned by the Company and its Subsidiaries (collectively, the “Company IP Licenses”).

(b)           To Company’s Knowledge, the Intellectual Property Rights set forth in Section 3.16(a) of the Company Disclosure Letter are valid and enforceable by the Company and/or its Subsidiaries and all of the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.  Except as set forth on Section 3.16(b) of the Company Disclosure Letter, there is not pending against the Company or any of its Subsidiaries or, to Company’s Knowledge, threatened against the Company or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, ownership, or the Company’s and its Subsidiaries’ rights with respect to, any Company Intellectual Property Rights, and there has been no such claim pending or, to Company’s Knowledge, threatened in the past three (3) years.  Except as set forth on Section 3.16(b) of the Company Disclosure Letter, to the Company’s Knowledge, the operations of the Company and its Subsidiaries, and the provision of goods and services therein, do not infringe or misappropriate in any material respect, and, during the past three (3) years, has not infringed or misappropriated in any material respect any Intellectual Property Rights of any third party.  Except as set forth on Section 3.16(b) of the Company Disclosure Letter, there is no pending or, to the Company’s Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last three (3) years asserting that the operations of the Company or any of its Subsidiaries infringe upon or misappropriate in any way with any Intellectual Property Rights of any Person.  To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property Rights.

(c)           The Company Intellectual Property Rights are sufficient for Parent to carry on the business of the Company and its Subsidiaries from and after the Closing Date in all material respects as presently carried on by APSLP and its Affiliates, consistent with the past practice of APSLP and such Affiliates with respect to the business of the Company and its Subsidiaries.

(d)           The Company and its Subsidiaries have taken all reasonably necessary steps to protect and maintain the Company Intellectual Property Rights owned by the Company or its Subsidiaries.  The Company and its Subsidiaries have taken all reasonably necessary steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of the Company Intellectual Property Rights, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Company’s Knowledge, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person.  All use and disclosure by the Company and its Subsidiaries of Trade Secrets, other than the use of Trade Secrets owned by the Company or its Subsidiaries, has been pursuant to the terms of a written Contract governing such use and/or disclosure.

(e)           Except as set forth on Section 3.16(e) of the Company Disclosure Letter, the Company and its Subsidiaries have secured and have a policy to obtain valid written assignments from all consultants, contractors and employees who contribute or have contributed to the creation or development of any material Company Intellectual Property Rights, that grant to the Company or its Subsidiaries all of such consultants’, contractors’ and employees’ right, title and interest in and to any and all such contributions that the Company and its Subsidiaries do not already own by operation of law.

(f)            To Company’s Knowledge, no material Software included in the Company Intellectual Property Rights contains any computer code or any other procedures, routines or mechanisms which may:  (i) disrupt, disable, harm or impair in any material way such Software’s operation, (ii) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Company or any of its Subsidiaries or their respective clients, or otherwise interfere with their respective operations or (iii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices).

(g)           To the Company’s Knowledge, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications, and have not materially malfunctioned or materially failed within the past three (3) years.  To the Company’s Knowledge, the IT Assets do not contain any viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets.  To the Company’s Knowledge, no Person has gained unauthorized access to any IT Assets.  The Company and its Subsidiaries have a disaster recovery plan designed to safeguard their data and data processing capabilities and their ongoing ability to conduct their business and satisfy their respective contractual data retention obligations in the event of a disaster.

(h)           To Company’s Knowledge, the Company and its Subsidiaries have obtained any and all necessary consents from its customers with regard to the collection and dissemination of personal customer information in connection with their respective operations and business, in accordance with any applicable privacy policy published or otherwise communicated by the Company or any of its Subsidiaries, and in accordance with any applicable Legal Requirements.  The Company’s and its Subsidiaries’ practices regarding the collection and use of personal customer information are and have been in all material respects in accordance with such privacy policies and with all applicable Legal Requirements.  The Company and its Subsidiaries have obtained all necessary agreements and assurances from their third party service providers used in connection with their respective businesses and operations that such service providers are in compliance in all material respects with any applicable privacy statute or regulation.

(i)            Without limiting anything in this Section 3.16: (i) the Company owns all right, title and interest in and to the Percolator Tool, free and clear of conditions, adverse claims and other restrictions and Liens (other than Permitted Liens); (ii) there is not pending against the Company or any of its Subsidiaries or, to Company’s Knowledge, threatened against the Company or any of its Subsidiaries any claim by any third party contesting the validity, enforceability, ownership, or the Company’s and its Subsidiaries’ rights with respect to, the

Percolator Tool, and there has been no such claim pending or, to Company’s Knowledge, threatened in the past three (3) years; and (iii) neither the use nor operation of the Percolator Tool by the Company and its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any third party in a manner that would be reasonably likely to result in the loss of the Company and its Subsidiaries’ right to use the Percolator Tool and there is no pending or, to the Company’s Knowledge, threatened assertion or claim and there has been no such assertion or claim in the last three (3) years asserting that the use or operation of the Percolator Tool by the Company or any of its Subsidiaries infringes upon or misappropriates in any material respect with any Intellectual Property Rights of any Person.

Section 3.17         Contracts.

(a)           Section 3.17(a) of the Company Disclosure Letter sets forth a correct and complete list of all Company Material Contracts as of the date hereof.  “Company Material Contracts” means any Contract (except for purchase orders, insurance premiums and benefit plan payments in the ordinary course of business), to which the Company or any of its Subsidiaries is a party or is otherwise bound, and which falls within any of the following categories:

(i)            all Contracts by the Company or any of its Subsidiaries relating to the Company’s purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year and which provides for annual payments to or by the Company or any of its Subsidiaries that exceed $250,000 annually;

(ii)           all employment Contracts (other than employment Contracts for at-will employment relationships that by their terms do not require the Company or any of its Subsidiaries to make any severance payments) and all material consulting Contracts;

(iii)          all Contracts under which the Company or any Subsidiary is obligated or will become obligated to make any severance payment or bonus compensation payment by reason of this Agreement or the consummation of the Transactions;

(iv)          all Contracts that purport to limit or restrict in any material respect the Company or any of its Subsidiaries from (A) engaging in any line of business, (B) competing with any Person or operating in any location or (C) soliciting or hiring any management level employee;

(v)           all mortgages, indentures, notes, bonds or other Contracts pursuant to which the Company or any of its Subsidiaries has incurred or guaranteed any Indebtedness in excess of $150,000;

(vi)          all Company IP Licenses, in each case, the performance of which will extend over a period of more than one year and which provides for annual payments to or by the Company or any of its Subsidiaries that exceed $250,000 annually;

(vii)                           all Contracts pursuant to which the Company or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on any of its properties or assets exceeding $150,000 individually;

(viii)                        all Contracts relating to the acquisition or disposition by the Company or any of its Subsidiaries of any corporation, limited liability company, partnership or other business entity or any line of business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);

(ix)                              all Contracts with any current officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries;

(x)                                 all Contracts relating to the acquisition by the Company or any of its Subsidiaries of any material assets or the capital stock of any other Person;

(xi)                              all Contracts relating to the disposition by the Company or any of its Subsidiaries of any material assets or capital stock;

(xii)                           all Contracts under which the Company or any of its Subsidiaries has made advances or loans to any other Person (other than payment terms entered into in the ordinary course of business with respect to the Company’s or any of its Subsidiaries’ accounts receivable and/or accounts payable and loans and advances to employees in the ordinary course of business consistent with past practice);

(xiii)                        all reinsurance Contracts to which the Company or any of its Subsidiaries is a party;

(xiv)                       all outstanding Contracts of guaranty, direct or indirect, by the Company or any of its Subsidiaries related to any Indebtedness;

(xv)                          all partnership Contracts, joint venture Contracts or similar Contracts relating to or involving the Company and its Subsidiaries.

(xvi)                       all Contracts with Governmental Authorities, in each case, the performance of which will extend over a period of more than one year and which provides for annual payments to or by the Company or any of its Subsidiaries that exceed $250,000 annually;

(xvii)                    all Contracts with Third Party Payor Programs, in each case, the performance of which will extend over a period of more than one year and which provides for annual payments to or by the Company or any of its Subsidiaries that exceed $250,000 annually;

(xviii)                 all collective bargaining or labor Contracts or other written Contracts with any labor union or similar employee organization;

(xix)                       all Contracts that contain most favored customer pricing provisions or exclusivity provisions, in each case, with any third party;

(xx)                          all Contracts entered into in the past three years involving any resolution or settlement of any actual or threatened Action with a value of greater than $500,000 or which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xxi)                       all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any of the assets of the Company or any of its Subsidiaries;

(xxii)                    all Contracts under which the Company or any of its Subsidiaries has continuing material indemnification, “earn-out” or other contingent payment obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice; and

(xxiii)                 all Contracts that are subject to the terms of the IRG Corporate Integrity Agreement.

(b)                                 Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and, to the Company’s Knowledge, of the other parties thereto, enforceable by the Company or such Subsidiary against the other party thereto in accordance with its terms (subject to the Enforceability Exceptions).  Except as set forth on Section 3.17(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or, to Company’s Knowledge, any other party to any Company Material Contract, is in material breach or violation of, or default under any such Company Material Contract (and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute such material breach, violation or default) and neither the Company nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any such Company Material Contract.  As of the date hereof, no counterparty of the Company or its any of its Subsidiaries to any Company Material Contract has given written notice of its intent to, or threatened in writing to, cancel, terminate or modify (whether as result of the consummation of the Transactions or otherwise) in a manner adverse in any material respect to the Company or any of its Subsidiaries, or, to the Knowledge of the Company as of the date hereof, otherwise has indicated to the Company or any of its Subsidiaries its intent to cancel, terminate or modify (whether as result of the consummation of the Transactions or otherwise) in a manner adverse in any material respect to the Company or any of its Subsidiaries, such counterparty’s Company Material Contract.  Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments, supplements and modifications thereto.

Section 3.18                            Insurance.  Section 3.18 of the Company Disclosure Letter contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance (other than insurance relating to Company Employee Benefit Plans) owned or held by the Company and its Subsidiaries as of the date of this Agreement.  All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.  All such policies are of the type and in amounts that the Company reasonably believes are adequate for the business and operations of the Company and its Subsidiaries.  Section 3.18 of the Company Disclosure Letter also sets forth the claims history (other than with respect to D&O and E&O policies) for the Company and its Subsidiaries since the January 1, 2009 (including with respect to insurance obtained but not currently maintained).

Section 3.19                            Real Property.

(a)                                 Section 3.19(a) of the Company Disclosure Letter sets forth (whether as lessee, sub-lessee, lessor, sub-lessor) a true and complete list of all leases and sub-leases of real property (such real property, the “Company Leased Property”) to which the Company or any of its Subsidiaries is a party or by which it is bound, in each case, as of the date of this Agreement, (each a “Company Lease”, and collectively the “Company Leases”).

(b)                                 Each Company Lease is a valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Company’s Knowledge, of the other parties thereto, enforceable by the Company against the other party thereto in accordance with its terms (subject to the Enforceability Exceptions).  Except as set forth on Section 3.19(b) of the Company Disclosure Letter, (A) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any other party to any Company Lease is in material breach or material violation of, or material default under any such Company Lease (and no event has occurred which with notice or lapse of time would constitute such material breach, violation or default) and (B) neither the Company nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any such Company Lease.  The Company has made available to Parent true and complete copies of all Company Leases, including all amendments thereto and all material notices and correspondence, memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment Contracts related thereto.

(c)                                  Except as disclosed in Section 3.19(c) of the Company Disclosure Letter, (A) there are no written subleases, licenses, concessions, occupancy agreements or, to the Knowledge of the Company, easements, rights of way or similar rights and authorizations or other Contracts, in each case granting to any other Person the right of use or occupancy of the Company Leased Property and (B) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Company Lease or any interest therein.

(d)                                 To Company’s Knowledge, no condemnation Action is pending or threatened that relates to any of the Company Leased Property.

(e)                                  Neither the Company nor any of its Subsidiaries owns any real property.

Section 3.20                            Transactions With Affiliates.  Except as set forth on Section 3.20 of the Company Disclosure Letter, none of the Company’s shareholders or employees or the limited partners of APSLP, or directors or officers of APSLP, the Company or the Company’s other Subsidiaries, nor, to Company’s Knowledge, any of their respective Affiliates is involved, directly or indirectly, in any material business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements and severance arrangements entered into in the ordinary course of business, and none of the Company’s shareholders, APSLP or its limited partners, directors or officers nor, to Company’s Knowledge, any of their respective Affiliates owns any material property or right, tangible or intangible, which is used by the Company or any of its Subsidiaries.

Section 3.21                            Bank Accounts.  Section 3.21 of the Company Disclosure Letter sets forth, as of the date hereof, a true and correct a list of each bank, savings and loan or similar financial institution with which the Company or any Subsidiary has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or such Subsidiary thereat.

Section 3.22                            Books and Records.  The minute books of the Company and each Subsidiary previously made available to Parent contain true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries taken since January 1, 2009.  The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Parent are true, correct and complete in all material respects.  All stock transfer Taxes levied or payable with respect to all transfers of shares of the Company and its Subsidiaries prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

Section 3.23                            Brokers.  Except for the fee payable to the Company Financial Advisor (which fee shall be included in the calculation of Seller Transaction Expenses), no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Company or any of its Subsidiaries or, to the extent such fee would result in a liability or obligation of the Company or any of its Subsidiaries, from APSLP or any of its Affiliates, in connection with this Agreement or the Transactions.

Section 3.24                            Anti-Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Preferred Stock or Company Common Stock or the Transactions.

Section 3.25                            Healthcare Regulatory Compliance.

(a)                                 To the extent applicable, none of the Company, any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries has, since January 1, 2006, violated or has incurred any material liability under any Healthcare Laws and, to the Knowledge of the Company, there exist no facts, circumstances or events that could reasonably be expected to give rise to any such liability.  For purposes of this Agreement, “Healthcare Laws” means (i) all federal, state and Puerto Rican fraud and abuse laws, including the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7a and 1320a-7b of Title 42 of the United States Code; (ii) Medicare (Title XVIII of the Social Security Act); (iii) Medicaid (Title XIX of the Social Security Act); (iv) prompt pay laws; (v)

quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (vi) licensure laws and regulations; and (vii) any other applicable health care Legal Requirements.

(b)                                 Without limiting the generality of Section 3.25(a), none of the Company, any of its Subsidiaries or any Person acting on behalf of the Company or any of its Subsidiaries, has, since January 1, 2006, violated or has any material liability under any Behavioral Health Law.  For purposes of this Agreement, “Behavioral Health Laws” means (i) the Legal Requirements relating to the regulation of the provision of behavioral health care services, and related state, Puerto Rican, and local Legal Requirements and (ii) licensure Legal Requirements applicable to inpatient and outpatient substance abuse and mental health facilities.

(c)                                  Except as set forth on Section 3.25(c) of the Company Disclosure Letter, and without limiting the generality of Sections 3.25(a) or (b), the Company and each of its Subsidiaries has (i) all healthcare related Governmental Authorizations necessary to engage in the business conducted by it, except for such Governmental Authorizations with respect to which the failure to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) no Knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Governmental Authorization.  Except as set forth on Section 3.25(c) of the Company Disclosure Letter, all such Governmental Authorizations are valid and in full force and effect and the Company and each of its Subsidiaries is in material compliance with the terms and conditions of all such Governmental Authorizations and with the rules and regulations of the Governmental Authorities having jurisdiction with respect to such Governmental Authorizations, except where failure to be in compliance or for a Governmental Authorization to be valid and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 The Company and each of its Subsidiaries is and has, since January 1, 2006, been in compliance with the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and all applicable regulations promulgated under the “Administrative Simplification” provisions thereof, including: (i) standards for privacy of individually identifiable health information, (ii) security standards for the protection of electronic health information, (iii) electronic data transaction standards and code sets, (iv) standard unique identifiers for employers, providers, health plans (as applicable), and (v) any other standards implementing such Administrative Simplification provisions of HIPAA and HITECH, except for such non-compliance or violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is and, since January 1, 2006, has been in compliance with all relevant state laws, regulations, and other Legal Requirements governing the privacy, security or electronic transmission or format of any type of medical or health information (including information relating to substance abuse and mental health), except for violations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  [Reserved].

(f)                                   Section 3.25(f) of the Company Disclosure Letter lists each Company Subsidiary that participates in Third Party Payor Programs and their respective NPI numbers.  Each such Subsidiary has the requisite Governmental Authorization to bill the respective Medicaid program in the state or states in which such entity operates as a participating provider (to the extent such entity participates in the Medicaid program) and all other Third Party Payor Programs that the Company Subsidiary currently bills except where the failure to have such Governmental Authorization would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as disclosed on Section 3.25(f) of the Company Disclosure Letter, no Company Subsidiary bills, or is reimbursed by, or is a participating provider under, Medicare or any other federal health care program, other than Medicaid  There is no investigation, audit, claim review, or other Action pending against the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Authorization of any Third Party Payor or result in any exclusion from any Third Party Payor Program.  For purposes of this Agreement, (i) “Third Party Payor” means Medicare, Medicaid, the Puerto Rico Health Insurance Administration, Blue Cross and/or Blue Shield, other state and territorial government insurers, private insurers and any other Person which presently or in the future maintains Third Party Payor Programs and (ii) “Third Party Payor Programs” means all third party payor programs in and as to which the Company or any of its Subsidiaries participates as a participating provider (including Medicare, Medicaid, the Puerto Rico Health Insurance Administration or any other federal, state or territorial health care program Blue Cross and/or Blue Shield, managed care plans, or any other private insurance programs).

(g)                                  Section 3.25(g) of the Company Disclosure Letter sets forth the accreditations maintained by each Company Subsidiary by physical site and, to the Company’s Knowledge, includes any and all accreditations required by Legal Requirements or applicable Contract for the operation of the Company’s and its Subsidiaries’ business as presently conducted in the applicable geographic location.  Each such accreditation is maintained by such Subsidiary without material limitation or impairment.

(h)                                 None of the Company, its Subsidiaries or any of their respective employees or agents has been (i) excluded from participation in any federal, state or territorial health care programs, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal Governmental Authorities generally (48 C.F.R. Subpart 9.4), or other applicable Legal Requirements, or (iii) made a party to any other Action by any Governmental Authority that may prohibit such Person from selling products to any governmental or other purchaser pursuant to any federal, state or local Legal Requirements.

(i)                                     With respect to each Subsidiary identified on Section 3.25(f) of the Company Disclosure Letter, in its capacity as a participating provider in Third Party Payment Programs, all material reports, cost reports, billings, claims or other filings for professional and related services have, since January 1, 2006, been timely submitted to Third Party Payors, including fiscal intermediaries and/or carriers and insurance carriers for any Third Party Payor Program, and in compliance with all Legal Requirements and are accurate and complete in all material respects except with respect to failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For each Third Party Payment Program, each such subsidiary  has, since January 1, 2009, paid, or caused to be paid, in all material respects all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports, capitation reports, cost reports, billings or other filings and have not claimed or received reimbursements from Third Party Payors in excess of amounts permitted by applicable Legal Requirements except with respect to such failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  For each Third Party Payment Program, with respect to each such Subsidiary, there are no pending appeals, adjustments, challenges, audits, inquiries, additional document requests, litigation or notices of intent to audit, reopening of cost reports, notices of program reimbursement reflecting overpayments, penalties, interest or fines with respect to any such reports, capitation reports, cost reports, billings or other filings except with respect to such items that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)                                    Except as set forth on Section 3.25(j) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or, in connection with the business or activities of the Company or any of its Subsidiaries, any of their respective managers, directors, officers, agents, representatives or employees, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in cash, property or services, including to: (i) obtain favorable treatment in securing business; (ii) pay for favorable treatment for business secured; (iii) obtain special concessions or for special concessions already obtained, for or in respect of the Company, any of its Subsidiaries or any of their respective Affiliates, or (iv) induce or reward the referral of business or services that are billed to any Third Party Payor.

(k)                                 Except as set forth on Section 3.25(k) of the Company Disclosure Letter, to the extent applicable to them, the Company and each of its Subsidiaries has complied in all material respects with the IRG Settlement and no material breach of the IRG Corporate Integrity Agreement has occurred and no circumstances have occurred that have resulted or could reasonably be expected to result in any Stipulated Penalties (as defined in the IRG Corporate Integrity Agreement).  No facts or circumstances exist that could result in the IRG Corporate Integrity Agreement being expanded to include, or a similar corporate integrity agreement being imposed upon, the Company or any other Subsidiary of the Company other than IRG.

Section 3.26                            Company Licensed Personnel.

(a)                                 To the Knowledge of the Company, since January 1, 2006, (i) each registered nurse, licensed practical nurse, or other licensed  Person who is or was employed by, or who renders or has rendered clinical services as an independent contractor on behalf of any Subsidiary identified in Section 3.25(f) of the Company Disclosure Letter to any patient  and (ii) those professionals employed by, or rendering services as an independent contractor, to the Company or any Subsidiary in support of the utilization review, disease management or case management services (collectively, “Licensed Personnel”) has and continues to be, in each case during the time of employment with or rendering services to the Company or such Subsidiary, appropriately licensed, certified and accredited in compliance with all applicable Legal

Requirements.   All Licensed Personnel referred to in Section 3.26(a)(i) supra have been appropriately credentialed pursuant to requirements of applicable Third Party Payors.  No Licensed Personnel has been excluded or suspended from participation in any federal, state or territorial healthcare program.  Each such Licensed Personnel has complied in all material respects with all federal, state and territorial Legal Requirement related to physician supervision/collaboration, to the extent applicable to their activities.

(b)             Except as set forth on Section 3.26(b) of the Company Disclosure Letter, to the Company’s Knowledge, no such Licensed Personnel is or has been a party to:

(i)                                     any pending or threatened malpractice suit, claim (whether or not filed in court) settlement, settlement allocation, judgment, verdict or decree;

(ii)                                  any disciplinary investigation, proceeding or action instituted by any licensure board, hospital, medical school, health care facility or entity, professional society or association, payor, peer review or professional review committee or body, or Governmental Authority;

(iii)                               any criminal complaint, indictment or criminal proceedings related to the provision of, or billing for, healthcare services;

(iv)                              any investigation or proceeding, whether administrative, civil or criminal, relating to an allegations of filing false health care claims, violating state or federal anti-kickback or self-referral laws, or engaging in any other billing or health care services related improprieties; or

(v)                                 any allegation, or any investigation or proceeding by any Governmental Authority based on any allegation, of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to the provision of healthcare services.

Section 3.27                            Other Regulatory Compliance. Section 3.27(a) of the Company Disclosure Letter contains a true and correct listing of all political contributions and lobbying expenses incurred by the Company or, to the Knowledge of the Company, on its behalf (including, to the Company’s Knowledge, by any employee, director, officer, independent contractor or agent of the Company, in each case solely to the extent acting on the Company’s behalf) at any time subsequent to January 1, 2010.  All such contributions and expenses were made and incurred in compliance, in all material respects, with all applicable Legal Requirements and no such contribution or expense incurred by the Company or, to the Knowledge of the Company, on its behalf (including, to the Company’s Knowledge, by any employee, director, officer, independent contractor or agent of the Company) will restrict the Company from conducting business with any Governmental Authority.

Section 3.28                            Reserved.

Section 3.29                            Puerto Rico Contract. Without limiting Section 3.17(b), except as set forth on Section 3.29 of the Company Disclosure Letter, neither APS Healthcare Puerto Rico nor, to Company’s Knowledge, the Puerto Rico Health Insurance Administration, is in breach or violation of, or default under the Puerto Rico Contract (including with respect to all profit and other caps contained therein) (and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute such breach, violation or default) and neither the Company nor any of its Subsidiaries has received written notice of any such breach, violation or default under the Puerto Rico Contract.  The Puerto Rico Contract is a valid and binding agreement of APS Healthcare Puerto Rico and, to the Company’s Knowledge, of the other parties thereto, enforceable by APS Healthcare Puerto Rico against the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).

Section 3.30                            No Ownership of Parent Common Stock.  No shares of Parent Common Stock or securities that are convertible, exchangeable or exercisable into Parent Common Stock are beneficially owned (directly or indirectly, beneficially or of record) by APSLP.  APSLP does not hold any rights to acquire or vote any shares of Parent Common Stock except pursuant to this Agreement.  Before the action of the Board of Directors of the Company taken on January 10, 2012, APSLP was not an “interested stockholder” of Parent as defined in Section 203 of the DGCL, or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger or any Transactions.

Section 3.31                            No Public Sale or Distribution.  APSLP is acquiring the Parent Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof; provided, however, that by making the representations herein, APSLP reserves the right to dispose of the Parent Shares at any time or from time to time, in whole or in part, in accordance with or pursuant to a registration statement or an exemption under the Securities Act and pursuant to the applicable terms of this Agreement.  APSLP does not presently have any Contract with any Person to distribute any of the Parent Shares.

Section 3.32                            Accredited Investor Status.  APSLP is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.  APSLP is not an entity formed for the sole purpose of acquiring the Parent Shares.

Section 3.33                            Reliance on Exemptions.  APSLP understands that the Parent Shares are being offered and sold to it in reliance on exemptions from the registration requirements of U.S. federal and state securities laws and that Parent is relying in part upon the truth and accuracy of APSLP’s representations and warranties and the compliance by APSLP of APSLP’s covenants and agreements set forth herein in order to determine the availability of such exemptions and the eligibility of APSLP to acquire the Parent Shares from Parent.

Section 3.34                            No Other Agreements.  Except as set forth on Section 3.34 of the Company Disclosure Letter, neither APSLP nor the Company nor any of their respective Affiliates has entered into any Contract with any employee, director, officer, independent contractor or agent of the Company or any of its Subsidiaries in connection with the Transactions.  Without limiting the foregoing, no director or officer, or, to the Knowledge of the Company, any employee, independent contractor or agent of the Company or any of its Subsidiaries (i) has any rights or obligations to participate in or receive a payment in respect of or as a result of any amounts that may be payable by Parent to APSLP pursuant to Section 2.13 in accordance with the terms thereof except as set forth on Section 3.34 of the Company

Disclosure Letter or (ii) to the Knowledge of the Company, owns (directly or indirectly, beneficially or of record) any shares of Parent Common Stock or securities that are convertible, exchangeable or exercisable into Parent Common Stock except as set forth on Section 3.34 of the Company Disclosure Letter.

WITHOUT LIMITING PARENT’S RECOURSE AS ELSEWHERE SET FORTH IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE 3, NONE OF APSLP, THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY OR ANY APSLP RELATED PERSON HAS MADE OR AUTHORIZED THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  NEITHER PARENT NOR THE MERGER SUB IS RELYING OR HAS RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE 3 (OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.2(h)(i) OF THIS AGREEMENT)).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

PARENT AND THE MERGER SUB

Except as set forth in (x) the Parent Disclosure Letter or (y) the Parent SEC Documents (other than any Parent SEC Documents filed after the date hereof and excluding statements in any “Risk Factors” sections to the extent that such statements are cautionary, predictive or forward-looking in nature), Parent and each of the Merger Sub hereby jointly and severally represent and warrant to the Company and APSLP as follows:

Section 4.1                                   Organization, Good Standing, Qualification and Power.  Each of Parent and Merger Sub is a corporation or limited liability company validly existing and in good standing under the laws of its respective jurisdiction of formation or incorporation, as the case may be, specified on Section 4.1.1 of the Parent Disclosure Letter and has the requisite corporate or limited liability company power and authority to own or lease its properties and assets and to carry on its business as presently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of the Subsidiaries of Parent is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization, as the case may be, specified on Section 4.1.2 of the Parent Disclosure Letter and has the requisite corporate, limited liability company or partnership power and authority to own or lease its properties and assets and to carry on its business as presently conducted.  Parent, Merger Sub, and each of Parent’s other Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has delivered to the Company true and complete copies of the Governing Documents of Parent and Merger

Sub.  Neither of Parent nor the Merger Sub is in material violation of or material default under the provisions of any such Governing Documents. None of the Parent’s Subsidiaries is in material violation or material default under its governing documents, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2                                   Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions, all of which have been duly authorized by all requisite corporate or limited liability company, as applicable, action on its part.  Each of Parent and Merger Sub has duly executed and delivered this Agreement and (assuming this Agreement has been duly and validly authorized, executed and delivered by APSLP and the Company), this Agreement is a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as the enforceability hereof or thereof may be limited by any Enforceability Exception.

Section 4.3                                   Non-contravention.  Neither the execution and delivery of this Agreement nor the fulfillment of and the performance by Parent or Merger Sub of its obligations hereunder will (i) contravene any provision contained in the Governing Documents of Parent or Merger Sub, (ii) conflict with, violate or result in a breach or acceleration (with or without the lapse of time, the giving of notice or both) of, permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation or liability of Parent, Merger Sub or any of Parent’s other Subsidiaries, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) except as set forth on Section 4.3(i)(A) of the Parent Disclosure Letter, any Parent Material Contract, permit or other instrument or obligation to which Parent or Merger Sub or any of Parent’s other Subsidiaries is a party or is bound or to which any of their respective properties or assets are subject or (B) assuming the completion of the actions described in Section 4.3(ii)(A) and on Section 4.3(ii)(A) of the Parent Disclosure Letter, any Legal Requirement to which Parent, Merger Sub or any of Parent’s other Subsidiaries is bound or subject or to which any of their respective assets or properties are subject or (iii) except as set forth on Section 4.3(iii) of the Parent Disclosure Letter, result in the creation or imposition of any Lien on any of the assets or properties of Parent, Merger Sub or any of Parent’s other Subsidiaries, which in each case of clauses (ii) and (iii) above, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4                                   Consents. No notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person or registration of any Parent Shares under the Securities Act is necessary for the execution, delivery or performance of this Agreement or the consummation of the Transactions by Parent or Merger Sub, except for (i) compliance with and filings under the HSR Act, (ii) the filing of the Certificate of Merger and any related documents with the Secretary of State of the State of Delaware and appropriate documents, if any, with the relevant authorities of other states in which the Company does business, (iii) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Merger, (iv) compliance with any applicable Legal Requirements relating to state blue sky laws, securities laws or NYSE filing requirements in connection with the issuance of the Parent

Shares, and (v) other notices, filings, authorizations, registrations, consents or approvals set forth on Section 4.4 of the Parent Disclosure Letter.

Section 4.5                                   Capitalization of Parent; Parent Subsidiaries.

(a)                                 As of the date hereof, the authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock, (ii) 60,000,000 shares of  non-voting common stock, par value $0.01 per share (the “Parent Non-Voting Common Stock”) and (iii) 40,000,000 shares of preferred stock (“Parent Preferred Stock”), of which 3,000,000 shares of Parent Preferred Stock have been designated as Series A Mandatorily Redeemable Preferred Shares (the “Parent Series A Preferred Stock”).  As of the close of business on January 6, 2012 (the “Capitalization Date”), 78,165,491 shares of Parent Common Stock were issued and outstanding; 3,300,000 shares of Parent Non-Voting Common Stock were issued and outstanding; 1,600,000 shares of Parent Series A Preferred Stock were issued and outstanding; no other shares of Parent Preferred Stock were issued and outstanding; 0 shares of Parent Common Stock were held in Parent’s treasury; and 2,575,800 shares of Parent Common Stock were reserved for issuance pursuant to the Outstanding Parent Stock Awards. Section 4.5(a) of the Parent Disclosure Letter contains a list of each stock option plan, program or arrangement of Parent (the “Parent Stock Plans”) and, with respect to all of the outstanding stock options, restricted stock awards and other stock-based awards issued under the Parent Stock Plans (“Outstanding Parent Stock Awards”), the name of the Parent Stock Plan under which such options or awards were issued, the holders thereof, the number of shares subject thereto and the exercise prices thereof, in the case of any such outstanding stock options.  Except as set forth above or on Section 4.5(a) of the Parent Disclosure Letter, there are no outstanding shares of capital stock of Parent or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of Parent or any outstanding “phantom” stock, stock appreciation right or other stock-based awards.  Except as set forth on Section 4.5(a) of the Parent Disclosure Letter, there are no puts, calls, rights (including preemptive rights) or Contracts to which Parent is a party or by which it is bound, in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, any equity securities of Parent or securities convertible into, or exercisable or exchangeable for equity securities of Parent, or obligating Parent to grant, extend or enter into any such option, put, warrant, call, right, commitment or Contract.  All outstanding shares of Parent Common Stock, Parent Non-Voting Common Stock and Parent Preferred Stock are validly issued, fully paid and nonassessable and are not subject to, and have not been issued in violation of, preemptive or other similar rights.  No bonds, debentures, notes or other indebtedness of Parent having any right to vote with the stockholders of Parent on matters submitted to the stockholders of Parent (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding.  No shares of capital stock of Parent and no other securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of Parent have been issued since the Capitalization Date and on or prior to the date of this Agreement, other than shares of Parent Common Stock issued in respect of Outstanding Parent Stock Awards.

(b)                                 Except as set forth on Section 4.5(b) of the Parent Disclosure Letter, there are not any stockholder agreements, voting trusts or other Contracts or understandings to which Parent is a party or by which it is bound relating to the voting or transfer of any shares of Parent Common Stock, Parent Non-Voting Common Stock or Parent Preferred Stock.  All

registration rights agreements, stockholders’ agreements and voting agreements to which Parent or any of its Subsidiaries is a party are identified on Section 4.5(b) of the Parent Disclosure Letter.

(c)                                  Set forth on Section 4.5(c) of the Parent Disclosure Letter is the number of authorized, issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary.  All of the issued and outstanding shares of capital stock (or other ownership interests) of each Parent Significant Subsidiary are owned beneficially and of record by Parent or another Subsidiary of Parent as set forth on Section 4.5(c) of the Parent Disclosure Letter, have been validly issued, and are fully paid and nonassessable and, except as set forth on Section 4.5(c) of the Parent Disclosure Letter, are held free and clear of any preemptive rights (other than such rights as may be held by Parent or a Subsidiary of Parent) or Liens (other than Permitted Liens).  Except as set forth on Section 4.5(c) of the Parent Disclosure Letter, there are no outstanding shares of capital stock of any Subsidiary of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of any Subsidiary of the Company or any outstanding “phantom” stock, stock appreciation right or other stock-based awards of any Subsidiary of the Company.  Except as set forth on Section 4.5(c) of the Parent Disclosure Letter, there are no puts, calls, rights (including preemptive rights) or Contracts to which Parent or any Parent Significant Subsidiary is a party or by which it is bound, in any case obligating Parent or any Parent Significant Subsidiary to issue, deliver, sell, purchase, redeem or acquire, any equity securities of any Parent Significant Subsidiary or securities convertible into, or exercisable or exchangeable for equity securities of any Parent Significant Subsidiary, or obligating Parent or any Parent Significant Subsidiary to grant, extend or enter into any such option, put, warrant, call, right or Contract.  No bonds, debentures, notes or other indebtedness of any Parent Significant Subsidiary having any right to vote with the equityholders of any Parent Significant Subsidiary on matters submitted to the equityholders of any Parent Significant Subsidiary (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding.  Except as set forth on Section 4.5(c) of the Parent Disclosure Letter, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the capital stock (or other ownership interests) of any of the Parent Significant Subsidiaries.

(d)                                 Except as set forth on Section 4.5(d) of the Parent Disclosure Letter, and except for the capital stock (or other ownership interests) of the Parent Significant Subsidiaries, Parent does not own, directly or indirectly, (i) any shares of outstanding capital stock or membership interests of any other corporation or limited liability company or securities convertible into or exchangeable for capital stock or membership interests of any other corporation or limited liability company or (ii) any equity or other participating interest in the revenues or profits of any Person, and neither Parent nor any of the Parent Significant Subsidiaries is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.6                                   Parent SEC Documents.

(a)                                  Parent has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) each report, schedule, registration statement and proxy statement that Parent was required to file with the SEC since April 4, 2011 (such documents, the “Parent SEC Documents”).  At the time they were filed, or if amended or restated, at the time of such later amendment or restatement, the Parent SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and, to the extent in effect and applicable, the Sarbanes-Oxley Act, and (ii) did not contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has made available to the Company true and complete copies of all comment letters received by Parent from the SEC since April 4, 2011, together with all written responses of Parent thereto.  As of the date hereof, to the Knowledge of Parent, there are no outstanding or unresolved comments in such comment letters and none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(b)                                 The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

(c)                                  Parent and its Subsidiaries have established and maintain “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) and “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act), in each case, as required by Rule 13a-15 under the Exchange Act.  Such “disclosure controls and procedures” are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Each of the principal executive officer and the principal financial officer of Parent (and each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Parent SEC Documents.  Such “internal control over financial reporting” provides reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (A) transactions are executed in accordance with management’s general or specific authorization; and (B) transactions are recorded as necessary (x) to permit preparation of consolidated financial statements in conformity with GAAP and (y) to maintain accountability of the assets of Parent and its Subsidiaries.  The management of Parent has disclosed, based on its most recent evaluation, to Parent’s auditors and the audit committee of Parent’s board of directors (i) all significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.  A summary of any such disclosure made by management to Parent’s auditors and audit committee has been made available to the Company.

Section 4.7                                   No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liability other than (i) liabilities reflected in consolidated balance sheet of Parent included in the Quarterly Report on Form 10-Q for the fiscal quarter of Parent ended September 30, 2011 filed by Parent on October 28, 2011 (including the related notes thereto) (the “Latest Parent Balance Sheet”), (ii) liabilities arising under Contracts that are connected with future performance under such Contracts in the ordinary course of business consistent with past practice and not required to be reflected on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, (iii) liabilities that were incurred in the ordinary course of business consistent with past practice since the date of the Latest Parent Balance Sheet and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8                                   Absence of Certain Developments.  Except as set forth on Section 4.8 of the Parent Disclosure Letter, during the period beginning on the date of the Latest Parent Balance Sheet and ending on the date hereof, (a) there has not been any fact, event, circumstance, change, occurrence, effect or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (b) each of Parent and its Subsidiaries has conducted its business in the ordinary course consistent with past practices.  Without limiting the generality of the foregoing, except as set forth on Section 4.8 of the Parent Disclosure Letter, none of Parent or any of its Subsidiaries has taken any action that would have constituted a violation of Section 5.3(a) of this Agreement if Section 5.3(a) had been in effect at all times since the date of the Latest Parent Balance Sheet.

Section 4.9                                   Governmental Authorizations; Licenses; Etc.

(a)                                  Except as set forth on Section 4.9(a) of the Parent Disclosure Letter, the business of each of Parent and its Subsidiaries is now and has been at all times since January 1, 2009 operated in compliance with all applicable Legal Requirements, except where failure to so comply has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Parent is, and has been since the effective date thereof, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it.  Except as set forth on Section 4.9(a) of the Parent Disclosure Letter, each of Parent and its Subsidiaries has all permits, licenses, approvals, certificates, Governmental Authorizations (collectively, the “Parent Material Permits”), and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted, in each case except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth on Section 4.9(a) of the Parent Disclosure

Letter, all the Parent Material Permits are in full force and effect.  Except as set forth on Section 4.9(a) of the Parent Disclosure Letter, there is no Action pending or, to Parent’s Knowledge, threatened in writing by any Governmental Authority with respect to (i) any alleged violation by Parent or any of its Subsidiaries of any Legal Requirement or Contracts, (ii) any alleged failure by Parent or any of its Subsidiaries to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of Parent and its Subsidiaries or (iii) any change or amendment to the permits, licenses, approvals, certifications or other authorizations which would impair the ability of Parent and/or its Subsidiaries to operate in the normal course, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Consistent with the foregoing, and subject to the transactions and agreements specifically authorized by the parties in this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Subsidiary of Parent holding an insurance or health maintenance organization license maintains the minimum levels of “risk based capital,” and meets all minimum net equity requirements applicable to it.  Parent has made available to the Company complete and correct copies of all audits and examinations performed with respect to Parent or any Subsidiary by any Governmental Authority since January 1, 2009 (the “Audit Reports”), along with Parent’s or the Subsidiaries’ responses thereto.  Other than as set forth in the Audit Reports or responses thereto, no deposits, loans or capital contributions have been made by Parent or any Subsidiary with, or at the direction of, any Governmental Authority that were not shown in the financial statements of Parent included in the Parent SEC Documents and no similar audits or examinations are currently being performed or, to the knowledge of Parent, are scheduled to be performed.

(b)                                 Parent and its Subsidiaries are in compliance in all material respects with the terms and requirements of each Parent Material Permit.  The Parent Material Permits are sufficient for Parent and its Subsidiaries to carry on their respective businesses from and after the Closing in all material respects as presently carried on by Parent and its Subsidiaries, consistent with the past practice of Parent and its Subsidiaries with respect to their respective businesses.

Section 4.10                            Contracts.  Section 4.10 of the Parent Disclosure Letter sets forth a correct and complete list of all Contracts that would be required to be filed by Parent as of the date hereof as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (the “Parent Material Contracts”).  Each Parent Material Contract to which or by which Parent or any of its Subsidiaries is a party or otherwise bound or to which or by which any property, business, operation or right of Parent or any of its Subsidiaries is bound is a valid and binding agreement of Parent or its Subsidiary, as the case may be, and, to Parent’s Knowledge, of the other parties thereto, enforceable by Parent or its Subsidiary against the other party thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Neither Parent nor any of its Subsidiaries or, to Parent’s Knowledge, any other party to any Parent Material Contract, is in material breach or violation of, or default under any such Parent Material Contract (and no event has occurred which with notice or lapse of time would constitute such breach, violation or default) and neither Parent nor any of its Subsidiaries has received written notice of any such material breach, violation or default under any Parent Material Contract.  Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto.

Section 4.11                            Financing.

(a)                                  Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letter (the “Financing Commitments”), dated as of January 11, 2012, among Parent, Merrill Lynch Pierce, Fenner & Smith and Bank of America, N.A. (“Bank of America”), pursuant to which Bank of America has committed, subject to the terms thereof, to lend the amounts set forth therein for the purposes of financing the Transactions and related fees and expenses (the “Financing”) (excluding any fee letters related thereto).

(b)                                 The Financing Commitments are (i) legal, valid and binding obligations of Parent and, to the Knowledge of Parent, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against Parent and, Knowledge of Parent, each of the other parties thereto, except as the enforceability thereof may be limited by any Enforceability Exceptions.  Prior to the date hereof, none of the Financing Commitments has been amended or modified, as of the date hereof no such amendment or modification is contemplated, and as of the date hereof the respective obligations and commitments contained in the Financing Commitments are in full force and effect and have not been withdrawn or rescinded in any respect.  As of the date hereof, to the Knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent and any other parties thereto under the Financing Commitments or cause any of the conditions to the consummation of the Financing contained in the Financing Commitments not to be satisfied on or prior to the Closing Date.  Except for a fee letter with respect to fees and related arrangements (which does not contain any additional conditions precedent to the funding of the financing contemplated by, the Financing), there are no side letters or other Contracts related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments and delivered to the Company prior to the date hereof, and there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments and delivered to the Company prior to the date hereof.  As of the date hereof, Parent has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Commitments.

Section 4.12                            No Parent Shareholder Approval.  No vote of the holders of Parent’s capital stock or other securities is necessary (under applicable Legal Requirement or otherwise) to adopt this Agreement and to consummate the Transactions and for Parent and Merger Sub to perform its respective obligations hereunder.

Section 4.13                            Valid Issuance of Parent Shares.  The Parent Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock.

Section 4.14                            Interim Operations of the Merger Sub.  Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  The Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, the Merger Sub is not a party to any Contract other than this Agreement and Contracts with respect to the appointment of registered agents and similar matters.

Section 4.15                            Brokers.  Except as set forth on Section 4.15 of the Parent Disclosure Letter, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from Parent or any of its Subsidiaries in connection with this Agreement or the Transactions.

WITHOUT LIMITING THE COMPANY’S RECOURSE AS ELSEWHERE SET FORTH IN THIS AGREEMENT (OR ANY ANCILLARY AGREEMENT CONTEMPLATED HEREBY) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY PARENT AND THE MERGER SUB IN THIS ARTICLE 4, NONE OF PARENT, THE MERGER SUB OR ANY OTHER SUBSIDIARY OF PARENT OR ANY PARENT RELATED PERSON HAS MADE OR AUTHORIZED THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  THE COMPANY IS NOT RELYING ON AND HAS NOT RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY PARENT AND THE MERGER SUB IN THIS ARTICLE 4 (OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 6.3(e)(i) OF THIS AGREEMENT).

ARTICLE 5
COVENANTS AND AGREEMENTS

Section 5.1                                   Access; Documents and Information; Confidentiality.

(a)                                  Except for information that is subject to attorney-client or attorney work product privilege or a similar privilege or as limited by applicable Legal Requirements or the confidentiality provisions of any material Contract (provided, that in such event the Company and Parent shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such attorney-client or attorney work product privilege and/or confidentiality provisions (including using its commercially reasonable efforts to seek consent of the applicable party to whom the duty of confidentiality is owed)) (collectively, the “Access Limitations”), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms:

(i)                                     the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (each of the foregoing, “Parent Representatives”), during normal business hours and upon reasonable request, reasonable access to the Company’s and its Subsidiaries’ books, records, leases, licenses, contracts, properties, officers, employees, accountants, counsel and other representatives who have material knowledge relating to the Company or any of its Subsidiaries.  Notwithstanding anything to the contrary set forth above, Parent hereby agrees that it is not authorized to and shall not, and shall not cause or permit any of the Parent Representatives to, contact any employee (other than the employees set forth on Section 1.1(b) of the Company Disclosure Letter), customer, supplier, distributor or other Person having a material business relationship with the Company or any of its Subsidiaries prior to the Closing in respect of the transactions contemplated hereby without the prior consent of the Company, which consent shall not be unreasonably withheld; provided, that, subject to Access Limitations and to the extent practicable, the Company shall, and shall cause its Subsidiaries to, provide Parent with reasonable advance notice of all meetings relating to the Transactions with any counterparty of the Company or any of its Subsidiaries to any Company Material Contract and Parent shall be entitled to attend and participate therein.  Parent and the Parent Representatives shall conduct any investigation under this Section 5.1(a)(i) in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries.  Parent shall be responsible for any breach of this Section 5.1(a)(i) by any of the Parent Representatives.

(ii)                                  Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives and agents of the Company (each of the foregoing, “Company Representatives”), during normal business hours and upon reasonable request, reasonable access to Parent’s and its Subsidiaries’ books, records, leases, licenses, contracts, properties, officers, accountants, counsel and other representatives who have material knowledge relating to Parent or any of its Subsidiaries.  Notwithstanding anything to the contrary set forth above, the Company hereby agrees that it is not authorized to and shall not, and shall not cause or permit any of the Company Representatives to, contact any employee (other than the employees set forth on Section 1.1(b) of the Parent Disclosure Letter), customer, supplier, distributor or other Person having a material business relationship with Parent or any of its Subsidiaries prior to the Closing in respect of the transactions contemplated hereby without the prior consent of Parent which consent shall not be unreasonably withheld.  The Company and the Company Representatives shall conduct any investigation under this Section 5.1(a)(ii) in a manner that does not unreasonably interfere with the conduct of the business of Parent and its Subsidiaries.  The Company shall be responsible for any breach of this Section 5.1(a)(ii) by any of the Company Representatives.

(b)                                 All information and documents disclosed to Parent, the Merger Sub, the Parent Representatives or the Financing Sources by APSLP, the Company or the Company Representatives, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be subject to the terms of the Confidentiality Agreement.

(c)                                  All information and documents disclosed to APSLP, the Company and the Company Representatives by Parent or the Parent Representatives, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement shall be subject to the terms of the Confidentiality Agreement.

(d)                                 Following the Closing, APSLP shall keep confidential all information relating to the Company and its Subsidiaries and the APS Business, subject to the terms of the Confidentiality Agreement, as if APSLP was an original signatory thereof and as if such constituted “Information” pursuant to the terms of the Confidentiality Agreement; provided that nothing herein shall restrict the disclosure or use of such information by APSLP in connection with any claim hereunder or under any document referred to herein or under any Contract entered into in connection with the Transactions.

Section 5.2                                   Conduct of Business by the Company.

(a)                                  From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries to, except as otherwise provided on Section 5.2(b) of the Company Disclosure Letter or as otherwise required by this Agreement or by applicable Legal Requirements, or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     conduct its business in the ordinary and regular course in substantially the same manner as heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto); provided that the Company may pay Seller Transaction Expenses at or prior to the Closing;

(ii)                                  use commercially reasonable efforts to maintain the insurance described on Section 3.18 of the Company Disclosure Letter (or reasonable replacement policies), including the payment of any premiums thereon;

(iii)                               use commercially reasonable efforts to preserve intact its business organization and material relationships with third parties with whom the Company and its Subsidiaries do business (including, for the avoidance of doubt, customers, employees, Governmental Authorities, suppliers and other Persons with which the Company or any of its Subsidiaries has material commercial relations);

(iv)                              use commercially reasonable efforts to preserve the goodwill and ongoing operations of the businesses of the Company and its Subsidiaries, including maintaining all Company Material Permits; and

(v)                                 maintain their capital expenditure policies and spending in each case in all material respects in accordance with the Company’s budget attached as Section 5.2(a)(v) of the Company Disclosure Letter (the “Budget”).

(b)                                 Without limiting the generality of the foregoing, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company (and respecting clause (iii) below, APSLP) will not, and will not cause or permit any of its Subsidiaries to, except as otherwise and to the extent provided on Section 5.2(b) of the Company Disclosure Letter, or as otherwise expressly required by this Agreement (including pursuant to Sections 5.5(a) (and Section 5.5 of the Company Disclosure Letter) and/or 5.14(d) and/or as set forth on Section 5.21 of the Company Disclosure Letter) or by applicable Legal Requirements, or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     amend its Governing Documents;

(ii)                                  authorize or adopt a plan of liquidation or dissolution;

(iii)                               except as may be required by any Company Employee Benefit Plan, any employment Contract existing on the date of this Agreement or with respect to employees who are hired after the date hereof in the ordinary course of business:  (A) grant to any director, officer or employee any increase in compensation, severance, termination pay or fringe or other benefits other than, with respect to employees, increases in compensation or fringe or other benefits in the ordinary course of business consistent with past practice, and in the case of all directors and officers increased in compensation or fringe or other benefits in the ordinary course of business consistent with past practice and set forth on Section 5.2(b)(iii) of the Company Disclosure Letter, (B) enter into any new or amend (including by accelerating rights or benefits under) any existing employment, consulting, retention, deferred compensation, indemnification, change of control, severance or termination Contract with any employee, director or officer of the Company or its Subsidiaries, (C) establish or adopt any new Company Employee Benefit Plan or amend (including by accelerating rights or benefits under) any existing Company Employee Benefit Plan or (D) enter into any collective bargaining agreement;

(iv)                              pay bonuses to employees of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice;

(v)                                 (A) declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests, other than dividends or other distributions by one of the Company’s wholly-owned Subsidiaries to another of the Company’s wholly-owned Subsidiaries or to the Company; provided, that no Subsidiary organized under the laws of Puerto Rico shall be permitted to pay any dividends or make any distributions that would be subject to withholding under the Puerto Rico tollgate Tax, (B) adjust, split, combine or reclassify any capital stock or other equity interests, (C) issue, sell, pledge or otherwise transfer any capital stock or other equity interests or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests, other than the issuance of Company Common Stock issued pursuant to the terms of Company Options outstanding as of the date hereof and set forth on Section 3.5(a) of the Company Disclosure Letter or (D) purchase, redeem or otherwise acquire any capital stock or other equity interests; provided that the Company may repurchase or otherwise exchange for cash shares of Company Restricted Stock or Company Common Stock issued upon the exercise of Company Options outstanding on the date hereof on the terms and subject to the conditions of the Equity Incentive Plan; provided further that the Company may deliver up to $500,000 by wire transfer of immediately available funds to APSLP at Closing, which amount shall be treated as a Seller Transaction Expense;

(vi)                              (A) merge or consolidate with, or acquire any equity interest in, any business entity, or (B) acquire any line of business, division or other assets (other than assets acquired in the ordinary course of business consistent with past practice and for consideration that is less than $250,000 individually or $1,000,000 in the aggregate), in each case other than pursuant to the Merger;

(vii)                           enter into any new line of business;

(viii)                        sell, lease, license, encumber or otherwise dispose of, or subject to any Lien (other than a Permitted Lien), any of its assets other than in the ordinary course of business consistent with past practice and other than sales of assets that do not exceed $20,000 individually or $100,000 in the aggregate;

(ix)                                make any capital expenditure or series of related capital expenditures other than pursuant to the Budget;

(x)                                   make any change in its customary methods of accounting or accounting practices from those used to prepare the Company Financial Statements, other than changes required by GAAP or Governmental Authorities;

(xi)                                commence or enter into a settlement or compromise of any pending or threatened claims, litigation, arbitrations or other proceedings if such settlement or compromise (A) involves payments by or to the Company or any of its Subsidiaries of more than $250,000 in the aggregate or (B) involves a consent to non-monetary relief by the Company or any Subsidiary of the Company that would be material to the Company and its Subsidiaries, taken as a whole;

(xii)                             incur, assume, prepay, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise) other than Indebtedness incurred in an amount not in excess of $5,000,000 in the aggregate or repaid by the Company and/or its Subsidiaries pursuant to Revolving Loan Borrowings (as defined in the Company Credit Agreement) and/or in connection with letters of credit entered into in the ordinary course of business consistent with past practice;

(xiii)                          make any loans or advances of borrowed money or capital contributions to, or equity investments in, any other Person, other than (A) the extension of trade credit to customers and suppliers in the ordinary course of business consistent with past practice and (B) loans and/or salary advances made to employees in the ordinary course of business consistent with past practice in an amount not to exceed $10,000 individually or $50,000 in the aggregate;

(xiv)                         (A) amend, extend, terminate or grant any waiver of a material right or consent to a material action under any Company Material Contract, other than any extension or termination of any Company Material Contract in the ordinary course of business consistent with past practice or pursuant to the terms thereof or (B) enter into any agreement that if entered into prior to the date hereof would constitute a Company Material Contract other than in the ordinary course of business consistent with past practice;

(xv)                            cancel or compromise any material debt or claim or waive or release any material right of the Company or any of its Subsidiaries other than, in each case, any payment of Seller Transaction Expenses and any compromises or waivers that (A) do not exceed, individually or in the aggregate, consideration payable to the Company in excess of $100,000 or (B) represent accommodations provided to customers in the ordinary course of business consistent with past practice that, individually and in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole; or

(xvi)                         enter into a contractual obligation to do any of the things referred to in this Section 5.2(b).

(c)                                  Promptly after receipt by the Company or any of its Subsidiaries of the notice of commencement thereof, subject to the Access Limitations, the Company shall provide Parent with notice of (i) any audit, investigation, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business), proceeding, settlement, judgment, consent order, or corporate integrity Contract by or imposed by any Governmental Authority, (ii) any suspension, debarment or disqualification of the Company of any of its Subsidiaries from being a government contractor, holder of any Governmental Authorization or recipient of reimbursement from any Payment Program, or (iii) any suspension, termination, or revocation of any Governmental Authorization.

(d)                                 Subject to the Access Limitations, the Company shall provide Parent with reasonable notice of any and all settlement discussions and/or negotiations (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) (“Settlement Discussions”) between representatives of Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, including negotiations with respect to any claim, settlement Contract, consent order or corporate integrity agreement between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand.  In connection with any such Settlement Discussions, subject to the Access Limitations, (i) the Company shall timely provide Parent with copies of any and all documents that Company or any of its Subsidiaries intends to submit, or that the Company or any of its Subsidiaries receives, in connection with any such Settlement Discussions, and (ii) the Company shall timely advise Parent as to the status of such Settlement Discussions.

(e)                                  Subject to the Access Limitations, the Company shall furnish to Parent, within ten (10) days of the receipt by Company or any of its Subsidiaries, any and all written notices or charges issued relating to non-compliance from any Governmental Authority and/or any Payment Program that the Company’s or any of its Subsidiaries’ Governmental Authorizations, Medicare or Medicaid certification, or accreditation by any Governmental Authority or Payment Program are being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to revoke or suspend Company’s or any of its Subsidiaries’ Governmental Authorization or certification or to fine or penalize or impose material remedies upon the Company or any of its Subsidiaries, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to the Company or any of its Subsidiaries or related to the operation of the Company or any of its Subsidiaries.

(f)                                    Subject to the Access Limitations, the Company shall furnish to Parent, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which the Company or any of its Subsidiaries is required to take any action with respect thereto or would suffer any material adverse consequence, a copy of any Payment Program or other

Governmental Authority licensing or accreditation or ranking agency or entity survey, report, warning letter, or written notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Parent a copy of the plan of correction generated from such survey, report, warning letter, or written notice for the Company or any of its Subsidiaries and by subsequent correspondence related thereto, and use its commercially reasonable efforts to correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Payment Program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

(g)                                 Prior to the Closing, the Company shall furnish to Parent within ten (10) Business Days of the end of each calendar month ending after the date of this Agreement a copy of all (i) monthly financial statements prepared by management of the Company for internal purposes for the calendar month last ended, (ii) subject to the Access Limitations, materials submitted to the Company’s Board of Directors and (iii) all correspondence after the date hereof relating to the Puerto Rico Contract.

(h)                                 Prior to the Closing the Company shall promptly notify Parent if the Company obtains Knowledge of any fact, event, circumstance, change, occurrence, effect or condition that the Company believes would reasonably be expected to cause any of conditions to Closing set forth in Section 6.1 or Section 6.2 to be not satisfied or fulfilled prior to the Termination Date.

(i)                                     From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, and will cause or its Subsidiaries to:  (a) prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by a change in applicable law), and timely file (taking into account any extensions of the due date for any Tax Return) all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post Signing Returns”); (b) provide a copy of income Tax Post Signing Returns to Parent for its review and comment at least 15 days prior to filing such Tax Return, and consider all reasonable comments of Parent in good faith for inclusion by the Company; provided, that any comment of Parent will not be considered reasonable if the incorporation of such comment would be inconsistent with the Company’s past Tax reporting practice and such past practice is itself reasonable, it being understood that any reasonable comment shall be incorporated if such incorporation has the effect of reducing the Company’s Taxes with respect to such Tax Return and is not reasonably expected to have the effect of increasing the Company’s Taxes with respect to any other Tax period; (c) fully and timely pay all Taxes due and payable in respect of such Post Signing Returns that are so filed; (d) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes payable by it (or them) for which no Post Signing Return is due prior to the Closing Date; (e) promptly notify Parent of any material federal, state, local or foreign income or franchise and any other Actions pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Action; (f) not make or rescind any material Tax election, make any material change to its method of accounting for Tax purposes, or file any material amended Tax Returns; and (h) terminate all Tax Sharing Agreements to which the Company or any of its Subsidiaries is a party such that there is no further liability thereunder other than any Tax Sharing Agreements solely among the Company and any of its Subsidiaries.

Section 5.3                                   Conduct of Business by Parent.

(a)                                  From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent will not, and will not cause or permit any of its Subsidiaries to, except as otherwise provided on Section 5.3(a) of the Parent Disclosure Letter, or as otherwise expressly required by this Agreement or by applicable Legal Requirements, or as otherwise consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     amend its Governing Documents in any manner adverse to APSLP;

(ii)                                  authorize or adopt a plan of liquidation or dissolution;

(iii)                               (A) except with respect to Parent’s wholly-owned Subsidiaries, declare or pay dividends on, or make other distributions in respect of, any capital stock or other equity interests; (B) adjust, split, combine or reclassify any capital stock or other equity interests; (C) issue, sell, pledge or otherwise transfer any capital stock or other equity interests of Parent or any securities exercisable or exchangeable for or convertible into capital stock or other equity interests of Parent, other than the issuance of shares of Parent Common Stock, options or other equity interests of the Parent pursuant to the terms of Parent Stock Plans or Outstanding Parent Stock Awards; or (D) purchase, redeem or otherwise acquire any capital stock or other equity interests; or

(iv)                              enter into a contractual obligation to do any of the things referred to in this Section 5.3(a).

(b)                                 Promptly after receipt by Parent of the notice of commencement thereof, Parent shall provide the Company with notice of (i) any suspension, debarment or disqualification of Parent from being a government contractor, holder of any Governmental Authorization or recipient of reimbursement from any Payment Program, or (ii) any suspension, termination, or revocation of any material Governmental Authorization.

(c)                                  Prior to the Closing Parent shall promptly notify the Company if the Parent obtains Knowledge of any fact, event, circumstance, change, occurrence, effect or condition that Parent believes may cause any of conditions to Closing set forth herein to be not satisfied or fulfilled prior to the Termination Date.

Section 5.4                                   Closing Documents.  The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent, the documents or instruments described in Section 6.2(h) (and shall use its commercially reasonable efforts to cause its shareholders to execute and deliver any Contract referred to therein to the extent such shareholders are party thereto).  Each of Parent and the Merger Sub shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3(e) (and shall use its commercially reasonable efforts to cause its shareholders to execute and deliver any Contract referred to therein to the extent such shareholders are party thereto).

Section 5.5                                   Commercially Reasonable Efforts; Further Assurances.

(a)                                  The Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under the Company Material Contract set forth on Section 5.5(a) of the Company Disclosure Letter (the “Section 5.5 Contract”), Parent Material Contracts and Legal Requirements to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority (with respect to such Legal Requirements) or other third party (with respect to the Section 5.5 Contract and the Parent Material Contracts) (hereinafter referred to as “Consents”) and to lift any injunction or other legal bar to the Transactions in order to consummate the Transactions as promptly as practicable, including, without limitation, taking the actions set forth on Section 5.5(a) of the Company Disclosure Letter.  Except in respect of obtaining Consents under the Section 5.5 Contract, all costs incurred in connection with obtaining such Consents, including expert consultant fees shall be borne equally by the Company and Parent (which amount, in the case of the Company, shall constitute a Seller Transaction Expense).  HSR filing fees with respect to the Notification and Report Form under the HSR Act required to be filed by Parent shall be borne by Parent. HSR filing fees with respect to the Notification and Report Form under the HSR Act required to be filed by APSLP or the Company shall be borne by the Company and shall constitute a Seller Transaction Expense.  Without limiting the foregoing, each of the Company and Parent undertakes and agrees to file (or cause their Affiliates to file, as applicable) as soon as practicable, and in any event prior to fifteen (15) Business Days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”).  Each party hereto shall make appropriate filings with other competition authorities, insurance and health maintenance organization licensing authorities (or cause their Affiliates to make such filings, as applicable) with respect to the Transactions promptly after the date of this Agreement and shall supply as promptly as practicable to insurance and health maintenance organization licensing authorities and/or any other competition authorities any additional information and documentary material that may be requested in connection therewith.  Each of the Company and Parent shall (and shall cause their Affiliates to) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or insurance and health maintenance organization licensing authorities for additional information or documentation and to all inquiries and requests received from any other Governmental Authority in connection with Consents.  The parties shall provide each other with copies of any application or other communication, which references any party (or any limited partner of APSLP), to Governmental Authorities and/or the counterparty to the Section 5.5 Contract in connection with this Agreement in advance of filing or submission thereof, and each party shall provide the other parties a reasonable opportunity to comment upon and modify any such reference as to such Persons.  The consent of the party making such application or other communication to accepting such comment or modification shall not be unreasonably withheld.

(b)                                 Each of the Company and Parent shall (and shall cause its Subsidiaries to) offer to take (and if such offer is accepted, commit to take) all reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation Legal Requirement that may be asserted by the FTC, the Antitrust Division, insurance and health maintenance organization licensing authorities or any other Governmental Authority with respect to the Transactions so as to enable the Closing to occur as expeditiously as possible.  Notwithstanding anything in this Section 5.5(b) or otherwise in this Agreement to the contrary: (i) nothing in this Agreement will require, or be deemed to require, Parent or any of its Affiliates to proffer to or agree to (A) with respect to assets or businesses of Parent or any of its Affiliates or the Company or its Affiliates, sell, license, dispose of, hold separate, divest or otherwise encumber, before or after the Closing Date, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or any of its Subsidiaries or Affiliates or the Company or any of its Subsidiaries or Affiliates (other than any such sale, license, disposition of or holding separate, divestiture or encumbrance of any such assets, licenses, operations, rights, product lines, businesses or interest that is de minimis, individually and in the aggregate), (B) subject to Section 5.5(a) and Section 5.5(a) of the Company Disclosure Letter, provide additional regulatory capital to the Company or any of its Subsidiaries or Affiliates, or (C) any changes or restrictions on, or other impairments of Parent’s, the Company’s or any of their respective Subsidiaries’ or Affiliates’ ability to own or operate any of their respective assets or businesses (including, in the case of Parent and the Company, any modification to its material Contracts) or Parent’s ability to vote, Transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company and its Subsidiaries; (ii) the Company shall not, without the prior written consent of Parent, proffer to or agree to anything set forth in the foregoing clauses (A) — (C) (without giving effect to the de minimis exception contained in clause (A)) and (iii) neither Parent nor the Merger Sub shall, without the prior written consent of APSLP, proffer to or agree to anything set forth in the foregoing clauses (A) — (C) (without giving effect to the de minimis exception contained in clause (A)) if it would reasonably be expected to result in a reduction of EBITDA for Calendar Year 2012 or the Earnout Period (and, in the event of any such reduction, the calculation of EBITDA shall exclude such reduction).  Notwithstanding anything in this Section 5.5(b) or otherwise in this Agreement to the contrary: (i) nothing in this Agreement will require, or be deemed to require, APSLP or any of its Affiliates to proffer to or agree to (A) with respect to assets or businesses of the Company or its Affiliates, sell, license, dispose of, hold separate, divest or otherwise encumber, before or after the Closing Date, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or Affiliates (other than any such sale, license, disposition of or holding separate, divestiture or encumbrance of any such assets, licenses, operations, rights, product lines, businesses or interest that is de minimis, individually and in the aggregate), (B) provide additional regulatory capital to the Company or any of its Subsidiaries or Affiliates, (C) any changes or restrictions on, or other impairments of the Company’s or any of its Subsidiaries’ or Affiliates’ ability to own or operate any of their respective assets or businesses, provided that the foregoing clauses (A) — (C) shall not apply to the Company and its Subsidiaries to the extent (x) any of the foregoing shall be effective only after the Effective Time and (y) would not reasonably be expected to result in a reduction of EBITDA for Calendar Year 2012 or the Earnout Period (and, in the event of any such reduction, the calculation of EBITDA shall exclude such reduction); or (ii) any changes or restrictions on, or other impairments of APSLP’s or its Affiliates’ ability to own or operate any of their respective assets or businesses or APSLP’s or its Affiliates’ ability to vote, Transfer, receive dividends or otherwise exercise full ownership rights with respect to the Parent Common Stock.

(c)                                  Subject to the foregoing sentences, each party hereto shall cooperate in a reasonable manner with the other parties in connection with its efforts to seek consents and approvals from Governmental Authorities and the counterparty to the Section 5.5 Contract, in each case in connection with the Transactions (including by keeping the other party informed on a reasonably current basis of the status of such efforts, allowing the other parties to participate in such efforts and using its commercially reasonable efforts to permit the representatives of the other parties to attend any meetings between such party’s representatives and such Governmental Authorities or such counterparty, as applicable (in each case, to the extent legally permissible)).  For the avoidance of doubt, no party shall agree or otherwise consent to any modifications of the Section 5.5 Contract without the other party’s consent.

(d)                                 In the event any Action by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use their commercially reasonable efforts to defend against such Action and, if an injunction or other order is issued in any such Action, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

(e)                                  Without limiting anything in this Section 5.5, as soon as practicable, and in any event prior to ten (10) Business Days after the date hereof, the Company or its Affiliates shall prepare (in consultation with Parent and in accordance with applicable Florida law) and file with the Florida Office of Insurance Regulation (the “FL OIR”) a disclaimer of affiliation and control by the Company and its Affiliates with respect to American Pioneer Insurance Company, a Florida stock insurance company (the “FL OIR Filing”).  The Company or its Affiliates shall deliver a copy of the FL OIR Filing to Parent concurrently with the filing of the FL OIR Filing with the FL OIR.  Parent shall, and shall cause its Affiliates to, reasonably cooperate in with any reasonable request by the Company or its Affiliates in connection with the FL OIR Filing, including by providing any information reasonably requested by the Company or its Affiliates as promptly as reasonably practicable in order to permit the Company or its Affiliates to timely make the FL OIR Filing.

(f)                                    Without limiting anything in this Section 5.5, prior to Closing and in accordance with the DGCL, the Company shall distribute an information statement to each of its stockholders, which information statement shall contain all of the information required to be included therein pursuant to Section 262 of the DGCL and shall be in form and substance reasonably satisfactory to Parent.  The Company shall, prior to the distribution of such information statement, afford Parent a reasonable opportunity to review and comment thereon. Each of Parent and Merger Sub shall promptly update in writing any information or Parent SEC Documents provided by it for use in such information statement that was or shall have become false or misleading in any material respect.

Section 5.6                                   Announcements.

(a)                                  The timing and content of all disclosures regarding any aspect of this Agreement to the financial community, governmental agencies or the general public shall be mutually agreed upon in advance by the Company and Parent; provided, that each party hereto may make any such disclosure which it in good faith believes, based on advice of counsel, is necessary in connection with any Legal Requirement, it being understood and agreed that each party shall, to the extent practicable, provide the other parties hereto with copies of any such disclosure in advance of such issuance and the reasonable opportunity to comment on the same; provided, further, that any item included in any public disclosure made in accordance with this Section 5.6 may be included in any subsequent public disclosure without the prior consent of the other party.

(b)                                 Prior to making any written or material broad-based oral communications to current or former directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are, or will be, affected by the Transactions, the Company shall provide Parent with a copy of such communication and afford Parent a reasonable opportunity to review and comment thereon.  Parent and the Company shall cooperate in making any such mutually agreeable communication.

Section 5.7                                   Exclusive Dealing.  During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 7.1, none of APSLP, the Company or their Affiliates shall take, nor will such Persons cause or permit any of the Company Representatives to take, any action to (i) solicit, initiate, seek, facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than Parent and the Merger Sub) relating to an investment in, recapitalization of or any merger or other business combination with APSLP or the Company or the sale of all or a material portion of the assets or capital stock (or other equity interests) of APSLP or the Company, or any other similar alternative to the Transactions (each an “Alternative Transaction”) or (ii) enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others (other than Parent and the Merger Sub and the Parent Representatives), regarding any Alternative Transaction, or furnish to any Person (other than Parent and the Merger Sub and the Parent Representatives) any information with respect to the assets or businesses of APSLP or the Company for the purpose of pursuing a possible Alternative Transaction.  During such period, unless this Agreement is otherwise terminated, the Company and APSLP will notify Parent immediately if any Person or party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.  The Company and APSLP agree to immediately terminate, and to cause its respective advisors and representatives to terminate, all discussions and negotiations with any Person other than Parent or its Affiliates that relate to, or may reasonably be expected to lead to any such offer or proposal.

Section 5.8                                   Employee Benefit Plans.

(a)                                  During the period beginning on the Closing Date and ending on December 31, 2012, Parent shall provide employees of the Company and its Subsidiaries who continue in employment with the Company and its Subsidiaries following the Closing (the “Affected Employees”) with base salary or wage rates, and cash incentive opportunities (other than equity-based incentive arrangements) that are no less favorable than those provided to such employees immediately prior to the Closing Date and with employee benefits (other than equity-based incentive arrangements) that are no less favorable in the aggregate than those provided under the Company Employee Benefit Plans (other than equity-based incentive arrangements) maintained by the Company and its Subsidiaries, as applicable, as of the date of this Agreement.  Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Company and its Subsidiaries to, grant the Affected Employees credit for any service with the Company or any of its Subsidiaries earned prior to the Closing Date (i) for eligibility and vesting and, except for “employee pension benefit plans” within the meaning of Section 3(2) of ERISA, benefit accrual purposes and (ii) for purposes of vacation or other paid time off accrual under any employee benefit plan or program or arrangement that may be established or maintained by or for employees of the Company or any of its Subsidiaries on or after the Closing Date (the “New Plans”), except to the extent such credit would result in duplication of benefits for the same period of service. In addition, Parent hereby agrees that it shall, or shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to (A) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Company Employee Benefit Plan as of the Closing Date, and (B) take into account, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan, any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or any of its Subsidiaries. Parent and the Company shall be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation § 54.4980B-9.  Provided that on or before the date hereof and on or before the Closing Date the Company has supplied Parent with a list of employee layoffs (by date and location) implemented by the Company during the ninety (90)-day period preceding the date hereof and the Closing Date, as applicable, Parent shall be solely responsible for, and shall indemnify and hold harmless APSLP Indemnified Persons against, any obligations or liabilities (including legal fees and costs) arising under the WARN Act as a result, in whole or in part, of the actions or omissions of Parent or the Company or any of their respective Subsidiaries occurring after the Closing.

(b)                                 The provisions of this Section 5.8 are for the sole benefit of the parties to the Agreement and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.  Nothing set forth in this Section 5.8 shall (i) constitute or create an employment agreement with any employee, (ii) create any right to employment or continued employment or service or to a particular term or condition of employment, (iii) be construed to establish, amend, or modify any Company Employee Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement, or (iv) subject to compliance with the provisions of Section 5.8, alter or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any Employee Benefit Plan or other benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 5.9                                   Indemnification of Directors and Officers.

(a)                                 From and after the Closing Date, the Governing Documents of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the Governing Documents of the Company and its Subsidiaries as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Governing Documents of the Company or any of its Subsidiaries.

(b)                                 On the Closing Date, Parent shall, or shall cause the Surviving Corporation to, purchase, at Parent’s expense, a directors’ and officers’ liability insurance tail policy (the “D&O Tail”) to be effective for a period of six (6) years beginning on the Closing Date with respect to matters existing or occurring on or prior to the Closing Date (including the Transactions) covering all persons who are currently covered by the Company’s existing officers’ and directors’ liability insurance policies on terms no less advantageous to persons covered thereby than those contained in such existing insurance policies; provided, that Parent and the Surviving Corporation shall not be required to pay an amount for such tail policy that is in excess of 300% of the last annual premium paid by the Company for its directors’ and officers’ liability insurance); provided, further, that if such amount is insufficient to procure the tail coverage contemplated by this Section 5.9(b), Parent shall, or shall cause the Surviving Corporation to, after consultation with APSLP, purchase as much comparable insurance coverage as can be obtained for such amount.

(c)                                  The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under this Section 5.9, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 5.9 and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contact or otherwise.

(d)                                 In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 5.9.

Section 5.10                            Certain Tax Matters.

(a)                                 If the Transactions are consummated, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (collectively, “Transfer Taxes”), incurred in connection with consummation of the Transactions shall be paid 50% by Parent or the Surviving Corporation, on the one hand, and 50% by APSLP, on the other hand (which amount shall be included as a Seller Transaction Expense) (otherwise, such Transfer Taxes shall be payable by the party incurring such expense).

(b)                                 Tax Returns.

(i)                                     Parent shall prepare (or cause to be prepared), and timely file all Tax Returns of the Company or any of its Subsidiaries required to be filed with any Governmental Authority after the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns.  With respect to any Tax Returns filed with respect to any taxable periods (or portions thereof) ending on or before the Closing Date and with respect to Straddle Periods, APSLP shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns in excess of the amount of such Taxes that are included as Current Liabilities for purposes of calculating Net Working Capital.  Parent shall notify APSLP of any amounts due from APSLP in respect of any such Tax Return no later than ten (10) Business Days prior to the date on which such Tax Return is due, and APSLP shall remit such payment to Parent in cash no later than five (5) business days prior to the date such Tax Return is due.

(ii)                                  In the case of Tax Returns with respect to a taxable period that ends on or prior to the Closing Date that are required to be filed after the Closing Date, Parent shall deliver any such Tax Return to APSLP for its review and comment at least thirty (30) days prior to the date such Tax Return is required to be filed. All reasonable comments of APSLP will be incorporated in such Tax Return if both (x) such comments are consistent with past practice as in effect immediately prior to the Closing Date or if there does not exist a past practice with respect to the relevant item immediately prior to the Closing Date, and (y) if the failure to incorporate such comments could reasonably be expected to have an adverse effect on any individual who was a stockholder or employee of the Company immediately prior to the Closing Date. If APSLP disputes any item on such Tax Return in accordance with the preceding sentence, it shall notify Parent of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by a “Big Four” accounting firm mutually acceptable to the parties in a manner consistent with the second sentence of this Section 5.10(b)(ii).  The fees and expenses of such accounting firm shall be borne in a manner consistent with Section 2.10(c).

(c)                                  Straddle Periods.  For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), the portion of any such Taxes that constitutes Pre-Closing Taxes shall:  (i) in the case of Taxes that are either (x) based upon or related to income, receipts or payments, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.10(c) shall be computed by reference to the level of such items on the Closing Date.

(d)                                 The parties hereto agree that the Merger shall be treated as a taxable sale of all of the issued and outstanding Company Common Stock and Company Preferred Stock in exchange for Parent shares and, if applicable, cash. Parent shall not, and shall not permit any of its direct or indirect subsidiaries to, make any entity classification elections or restructure between the date hereof and December 31, 2012 so that the Merger would be or could be treated as a tax-free reorganization, including by merging, combining or liquidating one or more of Parent, Universal American Holdings LLC, APS Parent, Inc., or the Company.

Section 5.11                            Anti-Takeover Statutes.  Parent shall (i) take all action necessary to ensure that no “business combination”, “fair price”, “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL, is or becomes applicable to the Transactions (including the issuance and delivery of Parent Shares) or to the ownership and voting of such securities and (ii) if any such anti-takeover statute or similar statute or regulation becomes applicable to the Transactions or to the ownership or voting of any such securities, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and the ownership and voting of such securities.

Section 5.12                            NYSE Listing.  Parent shall promptly prepare and file with NYSE an Additional Listing Application with respect to the shares of Parent Common Stock to be issued pursuant to this Agreement and shall use its commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares of Parent Common Stock, subject only to official notice to NYSE of issuance, and the Company shall cooperate with Parent with respect to such filing.

Section 5.13                            FIRPTA Certificate.  If Parent does not receive a properly executed statement in a form reasonably acceptable to Parent for purposes of permitting Parent not to withhold Tax as provided for under the Treasury regulations promulgated under Section 1445 of the Code, then Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

Section 5.14                            Financing.

(a)                                 Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or customary to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including (A) maintaining in effect the Financing Commitments, (B) satisfying on a timely basis all conditions applicable to Parent to obtaining the Financing, (C) entering into definitive Contracts with respect thereto on terms and conditions described in or contemplated by the Financing Commitments and related fee letter or with conditions to availability not materially less favorable in the aggregate to Parent (including any “flex” provisions in the Financing Commitments and related fee letter) and (D) in the event that all conditions to the Transactions and the Financing have been satisfied, consummating the Financing at or prior to the Closing.  In the event that all conditions to the Transactions and the Financing have been satisfied, Parent shall use its commercially reasonable efforts to cause the Financing Sources providing such Financing to fund on the Closing Date the Financing required to consummate the Transactions.  Parent shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive Contracts related to the Financing, in each case, without the Company’s prior written consent, except that Parent may amend any Financing Commitment and related fee letter (i) to reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto, (ii) to add lenders, arrangers, bookrunners, syndication agents or similar entities which have not yet executed the Financing Commitments as of the date hereof or (iii) otherwise so long as the terms would not adversely impact the ability of Parent to timely consummate the Transactions or the likelihood of consummation of the Transactions.  Upon any such amendment, supplement or modification of the Financing Commitments in accordance with this Section 5.14, the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented or modified.  Parent shall not terminate any Financing Commitment.

(b)                                 In the event all or any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Financing Commitments for any reason, Parent shall use its commercially reasonable efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources containing terms and conditions with respect to pricing (including with respect to fees and including any “flex” provisions in the Financing Commitments) that are not materially less favorable, in the aggregate, to Parent than those set forth in the Financing Commitments (the “Alternative Financing”) in an amount sufficient to consummate the Transaction.  The obligations under this Section 5.14 shall apply equally to any such Alternative Financing (including any new financing commitment).

(c)                                  Subject to the Access Limitations, Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing obtained in accordance with this Section 5.14) and provide to the Company copies of all material documents related to the Financing (or Alternative Financing obtained in accordance with this Section 5.14).  Parent shall provide the Company, upon reasonable request, with such material information and material documentation as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities.  Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice of (i) any breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to such breach, default, repudiation, cancellation or termination) by any party to the Financing Commitments (or commitments for any Alternative Financing obtained in accordance with this Section 5.14) or definitive documents relating to the Financing of which Parent becomes aware or any termination of the Financing Commitments (or commitments for any Alternative Financing obtained in accordance with this Section 5.14) or (ii) if for any reason Parent believes in good faith that there is a reasonable likelihood that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment or the definitive documents related to the Financing.

(d)                                 Each of Parent and the Merger Sub acknowledge and agree that obtaining the Financing is not a condition to consummation of the Transactions. Subject to Sections 5.1 and 5.5, the Company shall use its commercially reasonable efforts to provide, and shall cause its Subsidiaries and its and their respective officers and employees to use their commercially reasonable efforts to provide, at Parent’s cost and expense for all third party costs and expenses of the Company, upon reasonable advance notice, all necessary and customary cooperation reasonably requested by Parent in connection with the arrangement of, and the negotiation of Contracts with respect to, the Financing, including commercially reasonable efforts with respect to (i) making available to Parent and the Financing Sources and their representatives, personnel (including for participation at organizational meetings and in presentations), advisors (including legal advisors and outside accountants), documents and information (including financial statements) of the Company and its Subsidiaries as may reasonably be requested by Parent or such Financing Sources in connection with requirements of the Financing Commitments, (ii) entering into and delivering such Contracts (effective as of the Closing), including pledge and security documents and the definitive credit agreement and other definitive financing documents, and delivering such officer’s certificates, legal opinions, collateral documentation and other documentation, in each case that are customary in financings similar to the Financing and to the extent reasonably requested by Parent in connection with the Financing, (iii) causing the taking of organizational actions reasonably necessary to permit the completion of the Financing, and (iv) agreeing to pledge, grant security interests in, and otherwise grant Liens on, the Company’s assets pursuant to such Contracts as may be reasonably requested (effective as of the Closing).  Parent shall indemnify and hold harmless APSLP, the Company and its Affiliates and their respective directors, officers, employees, representatives and advisors from and against any and all Losses suffered or incurred by any of them in connection with any action taken by them at the request of Parent pursuant to this Section 5.14 or in connection with the arrangement of the Financing and any information utilized in connection therewith, except to the extent that such Losses, directly or indirectly, resulted from or arose out of the gross negligence or willful misconduct of the Company or any of its Subsidiaries.  Notwithstanding the foregoing or anything herein to the contrary, (x) neither APSLP nor the Company (prior to the Closing) nor any of their Affiliates shall be required to pay any commitment or any other fee or incur any liability in connection with the Financing, (y) the obligations of APSLP and the Company set forth in this Section 5.14(d) are the sole obligations of APSLP and the Company with respect to the Financing, and (z) the Company’s cooperation to effectuate the Financing shall not (1) be used after the Closing as a basis for any claim of breach by APSLP or the Company (including as it relates to the covenants set forth in Sections 5.1, 5.2 or 5.5 and the indemnification provided in Section 8.2) and (2) be used as a basis for a claim of breach by APSLP or the Company (including as it relates to the covenants set forth in Sections 5.1, 5.2 or 5.5) unless the Company fails to comply in any material respect with its obligations pursuant to this Section 5.14(d), which failure has not been cured within five (5) business days from receipt of a written notice from Parent specifying in reasonable detail such failure and such failure was a proximate cause of any Financing Failure.

Section 5.15                            Merger Consent.  Promptly following the execution and delivery of this Agreement by the parties hereto, the Company shall, in accordance with the DGCL and the Company’s bylaws, take all action necessary to seek and obtain, as promptly as practicable, and in any event by no later than 5:00 p.m. (New York time) on the date immediately following the date hereof, the adoption and approval of this Agreement and the Merger by irrevocable written consent of the holders of a majority of the Company Common Stock in the form attached hereto as Exhibit C (the “Merger Consent”).

Section 5.16                            Transfer of Company Capital Stock.  From the date hereof until the Effective Time, APSLP agrees that it shall not Transfer record ownership of any capital stock of the Company owned by APSLP to any Person.

Section 5.17                            Termination of Certain Contracts.  On or before the Closing Date, the Company shall have delivered to Parent, in form and substance reasonably acceptable to Parent, evidence of the termination of all Contracts set forth on Section 3.5(b) (except to the extent set forth on Section 3.20 of the Company Disclosure Letter) and all Contracts (other than Contracts between the Company and its wholly-owned Subsidiaries or Contracts between or among the Company’s wholly-owned Subsidiaries) set forth on Section 3.20 of the Company Disclosure Letter (collectively, the “Terminated Contracts”), without any liability or obligation to Parent, the Company or any of their respective Affiliates from and after the Closing.

Section 5.18                            APSLP Matters.  For the avoidance of doubt, Parent and its Affiliates shall have no liability to any of APSLP’s Affiliates, partners, managers, control persons, directors, officers, employees or any other Person in connection with any distribution by APSLP of the Merger Consideration or other amounts contemplated by this Agreement to such Person.

Section 5.19                            Company Preferred Stock.  APSLP as the sole holder of Company Preferred Stock hereby acknowledges, consents and agrees to the treatment of the Company Preferred Stock under this Agreement, including, for the avoidance of doubt, the cancellation of the Company Preferred Stock in accordance with Section 2.7(b).

Section 5.20                            [Reserved].

Section 5.21                            No Other Agreements.  APSLP hereby covenants and agrees that, except as set forth on Section 5.21 of the Company Disclosure Letter, from and after the date hereof, neither it nor any of its Affiliates shall enter into any Contract with any employee, director, officer, independent contractor or agent of the Company or any of its Subsidiaries in connection with the Transactions, including any direct or indirect Transfer (including pursuant to any Transfer of shares of Parent Common Stock issued to APSLP pursuant to the terms hereof) of any rights or obligations to participate in or receive a payment in respect of or as a result of any amounts that may be payable by Parent to APSLP pursuant to Section 2.13 in accordance with the terms thereof.  Notwithstanding the foregoing, nothing in this Agreement shall limit (a) the ability of APSLP or any of its Affiliates to enter into any Contract with any Person in connection with any claim for indemnification hereunder and/or any claim brought in connection with the determination of the Final Purchase Price or (b) the ability of any Indemnifying APSLP Partner to bring any claim or exercise any rights or remedies directly or on behalf of APSLP.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1                                   Mutual Conditions.  The respective obligations of each party to consummate the Transactions shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and the Company to the extent permitted by applicable law:

(a)                                 No Injunction.  At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Transactions may not be consummated as herein provided.

(b)                                 Filings and Consents.  All material consents, authorizations, orders or approvals of, and filings or registrations with, any state insurance regulators or other Governmental Authority which are required in connection with the consummation of the Transactions and set forth on Section 6.1(b) of the Disclosure Letters, shall have been obtained or made and shall be in full force and effect.

(c)                                  HSR Waiting Period.  Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated.

(d)                                 NYSE Listing.  The Parent Common Stock to be issued pursuant to this Agreement shall have been approved for quotation on the NYSE, subject to official notice of issuance.

Section 6.2                                   Conditions to the Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to consummate the Transactions shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent or the Merger Sub, as applicable, to the extent permitted by applicable law:

(a)                                 Representations and Warranties of the Company. (i) Other than with respect to the Company Fundamental Representations, the representations and warranties made by the Company in Article 3 shall be true and correct (disregarding all qualifications relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date, except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) the Company Fundamental Representations (other than the

Company Fundamental Representations set forth in clause (iii) below) and the representations and warranties set forth in Section 3.29 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date) and (iii) the representations and warranties contained in Section 3.5, clause (a) of the first sentence of Section 3.9 (taking into account the material and Company Material Adverse Effect standards therein) and Section 3.34 shall be true and correct in all respects; provided, that, the failure of any such representation or warranty to be true and correct shall be disregarded to the extent that such failure to be true and correct was a direct result of the taking by the Company or any of its Subsidiaries of any action as expressly required under Section 5.5(a) or Section 5.14(d).

(b)                                 Performance of Obligations.  The Company shall have duly performed or complied with, in all material respects, all of the covenants to be performed or complied with by it under the terms of this Agreement.

(c)                                  No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Termination of Certain Contracts.  Prior to or at the Closing, the Terminated Contracts shall have terminated in accordance with Section 5.17.

(e)                                  Section 5.5 Contract.  (i) The Company shall have obtained and delivered to Parent a copy of a consent to the Transactions, in form and substance reasonably satisfactory to Parent (provided that such consent shall require only that the counterparty thereto consent to the Transactions and shall not require any representation of the Company thereto and shall not seek any other assurances or other items from the counterparty), executed by the counterparty to the Section 5.5 Contract and (ii) the Section 5.5 Contract shall remain in full force and effect in substantially the same form as of the date hereof (with such modifications as permitted by Section 5.5(a) of the Company Disclosure Letter) and no party thereto shall be in breach or violation of, or default under, the Section 5.5 Contract (and no event shall have occurred which with notice or lapse of time would constitute such breach, violation or default).

(f)                                   Pay-Off Letters.  The Company shall have delivered to Parent a Pay-Off Letter from each Pay-Off Lender in accordance with Section 2.9(c).

(g)                                  Company Stockholder Approval.  The Merger Consent shall have been obtained and delivered to Parent in accordance with Section 5.15.

(h)                                 Closing Deliveries.  Prior to or at the Closing, the Company shall have delivered (or caused to be delivered) the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to Parent:

(i)                                     a certificate of an officer of the Company, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with the Agreement and (2) the conditions specified in Sections 6.2(a), (b), (c), (d) and (e) have been satisfied;

(ii)                                  a certified copy of the resolutions of the Company’s Board of Directors and shareholders authorizing the execution and delivery of the Agreement and the consummation of the Transactions;

(iii)                               letters of resignation from each of the directors and officers of the Company and its Subsidiaries;

(iv)                              each of the registration rights agreement in the form of Exhibit D (the “Registration Rights Agreement”) and the letter agreement in the form of Exhibit E (the “APSLP Letter Agreement”), duly executed and delivered by APSLP;

(v)                                 a release, in the form of Exhibit F-1 and F-2, as applicable, from each of APSLP (in its capacity as a holder of Company Preferred Stock and Company Common Stock) and GTCR Fund IX/A, L.P., GTCR Fund IX/B, L.P. and GTCR Co-Invest III, L.P., respectively;

(vi)                              the Escrow Agreement, duly executed and delivered by APSLP; and

(vii)                           the limited guaranty in the form of Exhibit G shall have been executed and delivered by GTCR Fund IX/A, L.P., GTCR Fund IX/B, L.P. and GTCR Co-Invest III, L.P. (the “Limited Guaranty”).

Section 6.3                                   Conditions to the Obligations of the Company and APSLP.  The obligations of the Company and APSLP to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a)                                 Representations and Warranties. (i) Other than with respect to the Parent Fundamental Representations, the representations and warranties made by Parent and the Merger Sub in Article 4 shall be true and correct (disregarding all qualifications relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except to the extent the failure of such representations and warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a Parent Material Adverse Effect, (ii) the representations and warranties made by Parent and the Merger Sub in Sections 4.1, 4.2, 4.5, 4.12, 4.13, 4.14 and 4.15 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date) and (iii) the representations and warranties contained in clause (a) of the first sentence of Section 4.8 shall be true and correct in all respects; provided, that, the failure of any such representation or warranty to be true and correct shall be disregarded to the extent that such failure to be true and correct was a direct result of the taking by the Company or any of its Subsidiaries of any action as expressly required under Section 5.5(a) or Section 5.14(d).

(b)                                 Performance of Obligations.  Parent and the Merger Sub shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement prior to or at the Closing.

(c)                                  No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred any event, development or occurrence of any condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                                 Board of Directors.  One individual designated by APSLP shall have been appointed to the Board of Directors of Parent as contemplated by the APSLP Letter Agreement.

(e)                                  Closing Deliveries.  Prior to or at the Closing, Parent and/or the applicable Merger Sub shall have delivered to the Company, APSLP and the other parties thereto, as applicable, the following closing documents in the form referred to below or otherwise in form and substance reasonably acceptable to the Company:

(i)                                     certificates of officers of each of Parent and Merger Sub, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with the Agreement and (2) the conditions specified in Sections 6.3(a), (b), (c) and (d) have been satisfied;

(ii)                                  certified copies of the resolutions of the board of directors of Parent and the board of directors and stockholders of Merger Sub authorizing the execution and delivery of the Agreement and the consummation of the Transactions;

(iii)                               the Escrow Agreement, duly executed and delivered by Parent; and

(iv)                              each of the Registration Rights Agreement, the Limited Guaranty and the APSLP Letter Agreement, duly executed and delivered by Parent.

Section 6.4                                   Frustration of Closing Conditions.  No party hereto may rely on the failure of any condition set forth in this Article 6 if such party’s failure to comply with any provision of this Agreement was a proximate cause of such failure of such condition.

ARTICLE 7
TERMINATION

Section 7.1                                   Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent, if the Closing shall not have been consummated on or before May 1, 2012 (the “Termination Date”), unless extended by written agreement of the Company and Parent; provided that, in the event that Parent has delivered a notice of breach to the Company pursuant to Section 5.14(d), the Termination Date shall be, at the sole option of APSLP, the later of May 5, 2012 and the expiration of the cure period relating to such notice; provided, further, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation (including the obligations at Closing) under this Agreement has been a proximate cause of the failure of the Closing to occur on or prior to such date;

(c)                                  by the Company, if there has been a breach of any representation, warranty or covenant made by Parent or Merger Sub in this Agreement, such that the conditions in Section 6.3 are not capable of being satisfied and which have not been cured by Parent or such Merger Sub, as applicable, within fifteen (15) Business Days after receipt of written notice from the Company requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement has been a proximate cause of such breach;

(d)                                 by the Company, if (i) all of the conditions to Closing set forth in Sections 6.1 and 6.2 have been satisfied (other than conditions that by their terms are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied), (ii) Parent and the Merger Sub are unable to satisfy their obligations to effect the Closing at such time as contemplated in Section 2.2 and Parent was unable, at or prior to such date, to cause the Financing (or any Alternative Financing in an amount sufficient to consummate the Transactions) to be funded at such date for any reason and (iii) upon request, the Company has confirmed in writing to Parent that if all conditions set forth in Section 6.3 have been satisfied, then it would take such actions required of it by this Agreement to cause the Closing to occur (or that it would be willing to waive any unsatisfied conditions in Section 6.3 for purposes of consummating the Merger);

(e)                                  by Parent, if the Closing shall not have been consummated on or before May 10, 2012 (the “Financing Failure Termination Date”) solely as a result of Parent’s inability to cause the Financing to be funded for any reason; provided that Parent shall not be permitted to terminate pursuant to this clause (e) if either (i) Parent has breached any of its covenants set forth in Section 5.14 or any of its representations in Section 4.11, or (ii) there shall have occurred a failure of any of the following conditions set forth: (i) clause (c) of the “Conditions Precedent to Initial Borrowings” section of Annex B of the Financing Commitment, (ii) Section A.1(a) of Annex C of the Financing Commitment, and (iii) Section A.3 of Annex C of the Financing Commitment, but only to the extent such failure would not have occurred if Parent had not incurred additional Indebtedness after the date hereof (each condition failure referred to in clauses (i)-(iii) and, in each case, any similar condition to the extent set forth in any Alternative Financing, a “Parent Financing Condition Failure”);

(f)                                    by Parent, if there has been a breach of any representation, warranty or covenant made by the Company in this Agreement, such that the conditions in Section 6.2 are not capable of being satisfied and which have not been cured by the Company within fifteen (15)

Business Days after receipt of written notice from Parent requesting such breach to be cured; provided that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available to Parent if the failure of Parent to fulfill any of its obligations under this Agreement has been a proximate cause of such breach; or

(g)                                 by either the Company or Parent, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable.

Section 7.2                                   Effect of Termination.

(a)                                  If this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1(b), 5.1(c), 5.1(d), 5.6, 7.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16 (including any definitions set forth in Article 1 that are used in such sections), which shall survive the termination of this Agreement.  Notwithstanding anything to the contrary contained herein, but subject to Section 7.2(b)(ii), termination of this Agreement pursuant to Section 7.1 shall not release any party from any liability to the extent resulting from fraud or a willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.  For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.  For avoidance of doubt, nothing in this Section 7 shall limit a party’s legal and equitable rights and remedies prior to termination of this Agreement in accordance with its terms.

(b)

(i)                                     Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(e), then Parent shall pay to the Company an aggregate amount equal to $5,000,000 (the “Parent Termination Fee”), plus all reasonable and documented out-of-pocket fees and expenses incurred by APSLP and the Company (including the fees of counsel, financial advisors, accounting firms and other consultants) in connection herewith and the Transactions in an amount not to exceed $4,000,000, by wire transfer of immediately available funds to an account specified in writing by the Company, such payment to be made promptly, but in no event later than two (2) Business Days after such termination.

(ii)                                  Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(e) and if, in either such event, payment of the Parent Termination Fee to the Company is made, the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 7.2(b) shall be the sole and exclusive remedy of the Company or any other Person, and all other remedies (including equitable remedies)

are hereby deemed waived, against Parent, the Merger Subs, or any of their Affiliates for any and all losses, damages and expenses suffered or incurred by the Company or any other Person in connection with this Agreement and upon payment of such amount, none of Parent, Merger Sub, or any of their respective Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise and whether by or through a claim by or on behalf of a party hereto or another Person or otherwise, other than any obligations of Parent pursuant to Section 5.1(b) and the Confidentiality Agreement and obligations of Parent and the Merger Sub that expressly survive termination pursuant to this Section 7.2; provided, however, that, if this Agreement has not been terminated by the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(e), nothing in this Section 7.2(b) or elsewhere in this Agreement shall limit the right of the Company to bring a claim against Parent and the Merger Subs for the equitable remedy of specific performance under and subject to Section 8.13; provided, further, that nothing in this Section 7.2(b) or elsewhere in this Agreement shall limit the right of the Company to seek money damages (in addition to the payment of the Parent Termination Fee provided for in this Section 7.2(b) if the circumstances described in Section 7.1(d) or in Section 7.1(e) are applicable as a result of any willful and material breach by Parent or the Merger Sub of Section 5.14.

(c)                                  Parent acknowledges that the agreements contained in Section 7.2(b) are an integral part of the Transactions, and that, without these agreements the Company would not have entered into this Agreement; accordingly, if Parent fails to promptly pay the amounts due pursuant to Section 7.2(b), and, in order to obtain such payment the Company commences a suit which results in a judgment against Parent for any of the amounts set forth in Section 7.2(b), then Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Section 7.2(b) at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date plus 2% per annum from the date such amounts were required to be paid until the date actually received by the Company.  If this Agreement is terminated in whole or in part under circumstances described in Section 7.1(d) or in Section 7.1(e), the amount of the Parent Termination Fee, if paid, shall be deducted from any damages otherwise owed under this Agreement by Parent to the Company.

ARTICLE 8

MISCELLANEOUS

Section 8.1                                   Survival.  All representations and warranties contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the later of (a) the first anniversary of the Closing Date and (b) forty-five (45) days following the delivery of the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2012; provided that the Company Material Representations, and corresponding representations and warranties in any certificate, shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the later of (i) the second anniversary of the Closing Date and (ii) forty-five (45) days following the delivery of the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2013; provided further that Company Fundamental Representations and the Parent Fundamental Representations, and corresponding representations and warranties in any certificate, shall survive the execution and delivery of this Agreement and the Closing for a period beginning on the Closing Date and ending on the third anniversary of the Closing Date.  All covenants and agreements contained herein shall survive the Closing for the applicable statute of limitations or for any shorter period expressly specified in accordance with their terms; provided that no claim may be brought hereunder in respect of any covenant or agreement to the extent contemplating performance entirely before or at the Closing unless such claim is brought prior to the later of (A) the first anniversary of the Closing Date and (B) forty-five (45) days following the delivery of the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2012.  Notwithstanding the preceding sentences, if notice of an indemnification claim shall have been delivered before the aforementioned time period has elapsed with respect to any breach of any such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive until such claim is finally resolved.

Section 8.2                                   Indemnification.

(a)                                  Indemnification by APSLP.  Subject to the limitations set forth in this Article 8, from and after the Closing Date, APSLP shall indemnify and hold harmless Parent and each of its direct and indirect Affiliates, officers, directors, members, managers, partners, employees, agents and other representatives (collectively, the “Parent Indemnified Persons”) from, against and in respect of any and all liabilities, claims, losses, damages, awards, judgments, fines, penalties, fees, costs and expenses (whether or not resulting from a Third Party Claim) (in each case, including reasonable attorneys’ and accountants’ fees and expenses) (collectively, “Losses”), incurred or suffered by such Parent Indemnified Persons as a result of:

(i)                                     any breach of, or inaccuracy in, any representation or warranty made by APSLP or the Company in Article 3 of this Agreement or in the certificate delivered pursuant to Section 6.2(h)(i) of this Agreement (other than any Company Fundamental Representation and any Company Material Representation, or corresponding representations and warranties in such certificate) by virtue of its failure to be true and correct (A) on and as of the date hereof, (B) on and as of the Closing Date with the same effect as though made on the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (C) on and as of the date or time when made, in the case of any representations or warranty that speaks as of a specific date or time other than the Closing Date;

(ii)                                  any breach of, or inaccuracy in, any Company Material Representation or in the certificate delivered pursuant to Section 6.2(h)(i) of this Agreement by virtue of its failure to be true and correct (A) on and as of the date hereof, (B) on and as of the Closing Date with the same effect as though made on the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (C) on and as of the date or time when made, in the case of any representations or warranty that speaks as of a specific date or time other than the Closing Date;

(iii)                               any breach of, or inaccuracy in, any Company Fundamental Representation, or corresponding representations and warranties in the certificate delivered pursuant to Section 6.2(h)(i) of this Agreement by virtue of its failure to be true and correct (A) on and as of the date hereof, (B) on and as of the Closing Date with the same effect as though made on the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (C) on and as of the date or time when made, in the case of any representations or warranty that speaks as of a specific date or time other than the Closing Date;

(iv)                              any breach or violation of any covenant or agreement of APSLP or, prior to the Closing, the Company pursuant to this Agreement;

(v)                                 any claims made against the Company, Parent or any of their Affiliates as a result of the treatment of Company Common Stock (including Company Restricted Stock) or Company Options as contemplated by this Agreement; or

(vi)                              the Aggregate Excess Performance Guarantee Amount as and when paid or payable.

Any indemnification obligations of APSLP pursuant to Section 8.2(a) shall be satisfied first through the transfer to Parent of Escrow Shares held in the escrow account maintained pursuant to the Escrow Agreement to the extent that Escrow Shares are available to satisfy such Losses.

For the purposes of clauses (i), (ii) and (iii) of this Section 8.2(a), the representations and warranties of the Company contained in Article 3 of this Agreement (other than Section 3.6 and clause (a) of the first sentence of Section 3.9) shall be read as if all qualifications as to materiality, including each reference to the terms and phrases “material,” “in all material respects” or like phrases (other than, for the avoidance of doubt, “de minimis”), and the defined term “Company Material Adverse Effect” were deleted therefrom in determining whether there has been a breach of any such representation or warranty.

(b)                                 [Reserved].

(c)                                  Indemnification by Parent.  Subject to the limitations set forth in this Article 8, from and after the Closing Date, Parent shall indemnify and hold harmless each of the shareholders of the Company at the Effective Time and each of the Indemnifying APSLP Partners and each of their respective direct and indirect Affiliates, officers, directors, members, managers, partners, employees, agents and other representatives (collectively, the “APSLP Indemnified Persons”), from, against and in respect of any and all Losses, incurred or suffered by such APSLP Indemnified Persons as a result of:

(i)                                     any breach of, or inaccuracy in, any representation or warranty made by Parent or the Merger Sub in Article 4 of this Agreement or in the certificate delivered pursuant to Section 6.3(e)(i) of this Agreement (other than any Parent Fundamental Representation, or corresponding representations and warranties in such certificate) by virtue of its failure to be true and correct (A) on and as of the date hereof, (B) on and as of the Closing Date with the same effect as though made on the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (C) on and as of the date or time when made, in the case of any representations or warranty that speaks as of a specific date or time other than the Closing Date;

(ii)                                  any breach of, or inaccuracy in, any Parent Fundamental Representation, or corresponding representations and warranties in the certificate delivered pursuant to Section 6.3(e)(i) of this Agreement by virtue of its failure to be true and correct (A) on and as of the date hereof, (B) on and as of the Closing Date with the same effect as though made on the Closing Date (other than any such representation or warranty that speaks as of a specific date or time other than the Closing Date) or (C) on and as of the date or time when made, in the case of any representations or warranty that speaks as of a specific date or time other than the Closing Date;

(iii)                               any breach or violation of any covenant or agreement of Parent or the Merger Sub pursuant to this Agreement; or

(iv)                              any breach or violation of any covenant or agreement of the Surviving Corporation after the Closing.

For the purposes of clauses (i) and (ii) of this Section 8.2(c), the representations and warranties of Parent contained in Article 4 of this Agreement (other than clause (a) of the first sentence of Section 4.8) shall be read as if all qualifications as to materiality, including each reference to the terms and phrases “material”, “in all material respects” or like phrases, and the defined term “Parent Material Adverse Effect” were deleted therefrom in determining whether there has been a breach of any such representation or warranty.

(d)                                 Limitations on Liability.

(i)                                     Neither the Parent Indemnified Persons nor the APSLP Indemnified Persons shall be entitled to assert any claim for indemnification under Section 8.2(a)(i) or Section 8.2(a)(ii) (in the case of the Parent Indemnified Persons) or Section 8.2(c)(i) (in the case of the APSLP Indemnified Persons) with respect to a single course of conduct or related set of circumstances, occurrences or events unless the Losses arising therefrom exceed $50,000 (any Losses in excess of such amounts being referred to herein as “Indemnifiable Losses”).

(ii)                                  Neither the Parent Indemnified Persons nor the APSLP Indemnified Persons shall be entitled to assert any claim for indemnification under Section 8.2(a)(i) or Section 8.2(a)(ii) (in the case of the Parent Indemnified Persons) or Section 8.2(c)(i) (in the case of the APSLP Indemnified Persons) until such time as the aggregate of all Indemnifiable Losses that such Parent Indemnified Persons or such APSLP Indemnified Persons may have under Section 8.2(a)(i) and Section 8.2(a)(ii) (in the case of the Parent Indemnified Persons) or Section 8.2(c)(i) (in the case of the APSLP Indemnified Persons) exceed $2,275,000, in which case the Parent Indemnified Persons or the APSLP Indemnified Persons, as the case may be, shall be entitled to recover, subject to the other limitations set forth in this Article 8, all Indemnifiable Losses under Section 8.2(a)(i) and Section 8.2(a)(ii) (in the case of the Parent Indemnified Persons) or

Section 8.2(c)(i) (in the case of the APSLP Indemnified Persons) without regard to such threshold amount (i.e., from dollar one).

(iii)                               The maximum aggregate liability of APSLP and the Indemnifying APSLP Partners for any and all Losses incurred or suffered by Parent Indemnified Persons:

(A)                              under Section 8.2(a)(i) shall be limited to the Basic Representations Cap;

(B)                                under Sections 8.2(a)(i) and Section 8.2(a)(ii) shall be limited to the Material Representations Cap; and

(C)                                under this Agreement for any and all Losses (including Tax Losses) incurred or suffered by Parent Indemnified Persons shall be limited to an amount equal to (I) the Fundamental Representations Cap, minus (II) the amount of all previous indemnification payments by APSLP and the Indemnifying APSLP Partners hereunder;

(iv)                              For purposes of this Agreement:

(A)                              “Basic Representations Cap” means, as of any date of determination, the lesser of (1) an amount equal to $10,500,000 and (2) a number of Closing Parent Shares equal to (x) $10,500,000, divided by (y) the Parent Closing Price (such number of Closing Parent Shares referred to in clause (2), the “Basic Representations Share Cap”); provided that if, as of such date, there is a Basic Representations Share Cap Shortfall Amount, then the Basic Representations Cap shall be the sum of (I) the lesser of (x) the Fair Market Value of the Retained Parent Shares as of such date (valued as set forth in Section 8.2(e)) and (y) an amount equal to the number of Retained Parent Shares multiplied by the Parent Closing Price, plus (II) an amount equal to the product of (x) the result of the Basic Representations Share Cap minus the number of Retained Parent Shares, multiplied by (y) the Parent Closing Price;

(B)                                “Basic Representations Share Cap Shortfall Amount” means, as of any date of determination, the positive number (if any) of Closing Parent Shares by which the Basic Representations Share Cap exceeds the number of Retained Parent Shares;

(C)                                “Change of Control” means any transaction or series of transactions pursuant to which any Person or group of related Persons in the aggregate acquire(s) (i) equity securities of Parent possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect members of the Board of Directors of Parent which, in the aggregate, control a majority of the votes on the Board of Directors of Parent (whether by merger, consolidation, reorganization, combination, Transfer of Parent’s equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of Parent’s assets determined on a consolidated basis;

(D)                               “Fundamental Representations Cap” means, as of any date of determination, the lesser of (I) the product of the number of Closing Parent Shares and the Parent Closing Price and (II) the sum of (1) the Fair Market Value of Retained Shares as of such date, plus (2) an amount equal to the sum of (A) the lesser of (x) the aggregate amount of net cash proceeds actually received by APSLP and the Indemnifying APSLP Partners for any Transferred Parent Shares and (y) an amount equal to the number of Transferred Parent Shares, multiplied by the Parent Closing Price, plus (III) to the extent that the Transferred Parent Shares were Transferred for an amount per Parent Share less than the Parent Closing Price, an amount equal to the lesser of (i) Earnout Amount, to the extent actually paid pursuant to Section 2.13 and (ii) the Shortfall Amount.

(E)                                 “Material Representations Cap” means, as of any date of determination, the lesser of (1) an amount equal to $30,000,000 and (2) a number of Closing Parent Shares equal to (x) $30,000,000, divided by (y) the Parent Closing Price (such Closing Parent Shares referred to in clause (2), the “Material Representations Share Cap”); provided that if, as of such date, there is a Material Representations Share Cap Shortfall Amount, then the Material Representations Cap shall be the sum of (I) the lesser of (x) the Fair Market Value of the Retained Parent Shares as of such date (valued as set forth in Section 8.2(e)) and (y) an amount equal to the number of Retained Parent Shares multiplied by the Parent Closing Price, plus (II) an amount equal to the product of (x) the result of the Material Representations Share Cap minus the number of Retained Parent Shares, multiplied by (y) the Parent Closing Price;

(F)                                 “Material Representations Share Cap Shortfall Amount” means, as of any date of determination the positive number (if any) of Closing Parent Shares by which the Material Representations Share Cap exceeds the number of Retained Parent Shares;

(G)                                “Retained Parent Shares” means, as of any date of determination, a number of Closing Parent Shares equal to (1) the aggregate number of Closing Parent Shares, minus (2) the aggregate number of Closing Parent Shares Transferred by APSLP and the Indemnifying APSLP Partners (other than in connection with Transfers to or among Indemnifying APSLP Partners);

(H)                               “Shortfall Amount” means, as of any date of determination, the amount (if any) by which (x) the aggregate net cash proceeds received in exchange for the Transfer of all Transferred Parent Shares that have been Transferred on or prior to such date is less than (y) the aggregate net cash proceeds that would have been received if such Transferred Parent Shares has been sold for the Parent Closing Price; and

(I)                                    “Transferred Parent Shares” means, as of any date of determination, the number (if any) of Closing Parent Shares that have been Transferred by APSLP and/or the Indemnifying APSLP Partners prior to any

Change of Control of Parent; provided that Closing Parent Shares Transferred to or among the Indemnifying APSLP Partners or to any other partner of APSLP as of the Closing Date shall not constitute Transferred Parent Shares;

provided that, notwithstanding anything to the contrary in this Section 8.2(d), in the event of a Change of Control pursuant to which APSLP or any Indemnifying APSLP Partners do not receive net cash consideration per Closing Parent Share greater than the Parent Closing Price, the provisos in the definitions of each of Basic Representations Cap and Material Representations Cap and clause (III) of the definition of Fundamental Representations Cap shall not apply and, with respect to each such definition, the applicable provision shall be deemed to be deleted from such definition and shall not be effective; provided further that, in the event that APSLP or any Indemnifying APSLP Partner delivers any Parent Shares to any Parent Indemnified Person pursuant to this Section 8.2, such Parent Shares shall not be treated as Transferred for purposes of the definitions set forth in this Section 8.2(d) and APSLP and such Indemnifying APSLP Partners, if any, shall be deemed to have delivered to such Parent Indemnified Person an amount in cash equal to the product of the number of such Parent Shares delivered multiplied by the Fair Market Value of such Parent Shares (valued as set forth in Section 8.2(e)).

(v)                                 Each definition set forth in this Section 8.2 that is calculated based upon Closing Parent Shares shall be adjusted to reflect appropriately the effect of any stock or unit split, reverse split, dividend or distribution (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Closing.

(vi)                              The maximum aggregate liability of Parent for indemnification claims incurred or suffered by APSLP Indemnified Persons under Section 8.2(c)(i) shall be limited to $10,500,000.  The maximum aggregate liability of Parent for indemnification claims against any and all Losses incurred or suffered by such APSLP Indemnified Persons shall be limited to $80,000,000.

(vii)                           The amount of Losses for which indemnification is available under this Article 8 shall be calculated to appropriately take into account the amount of Tax Benefits (as defined below) actually realized by the Person entitled to seek indemnification hereunder (the “Indemnified Person”), through (x) a reduction in cash Tax payments required to be made by the Indemnified Person or any of its Affiliates, (y) an offset against Taxes otherwise actually payable in cash by the Indemnified Person or any of its Affiliates or (z) the receipt of Tax refunds in cash by the Indemnified Person of any of its Affiliates (in each case, less any reasonable out-of-pocket costs associated with realizing any such Tax benefit that would not have been incurred but for the Tax benefit) (collectively, “Tax Benefits”), in each case, which Tax Benefits result from, or arise from the same circumstances as, the Losses.  If the Indemnified Person is liable for any additional Taxes as a result of the payment of amounts in respect of a Loss, the Indemnifying Party (as defined below) will pay an additional amount such that the Indemnified Person shall have received from the Indemnifying Party, net of the payment of Taxes, an amount equal to the Loss.  In addition, the amount of Losses for which indemnification is available under this Article 8 shall be calculated net of any amounts actually recovered by the Indemnified Person under insurance policies with respect to such Losses less any direct cost associated with receiving such recovery in respect of such claim, retroactive premium adjustments, and chargebacks related to a claim and any reduction in coverage to the extent a direct result of such claim. The Surviving Corporation shall use its commercially reasonable efforts to seek full recovery, to the fullest extent possible, under all insurance policies covering any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder, and the Surviving Corporation shall not take steps to terminate or cancel any occurrence-based insurance policies of the Company in effect for periods prior to the Closing.  In the event that any party required to provide indemnification under this Article 8 (the “Indemnifying Party”) makes any payment hereunder in respect of any Losses, such Indemnifying Party shall be subrogated, to the extent of such payment to the rights of such Indemnified Person against any insurer (to the extent permitted under applicable insurance policies) or other third Persons with respect to such Losses.  In addition, the amount of Losses for which indemnification is available under this Article 8 shall be (x) net of any liabilities actually taken into account in the calculation of Net Working Capital included in the calculation of the Final Purchase Price and (y) with respect to Losses subject to Section 8.2(a) related to Closing Date Indebtedness and/or Indebtedness, net of the aggregate amount of Closing Date Indebtedness actually taken into account in the calculation of the Final Purchase Price and net of any other amount constituting Closing Date Indebtedness and/or Indebtedness of which Parent had Knowledge as of the date that Parent delivers the Closing Statement pursuant to Section 2.10.

(viii)                        No party will in any event be liable under this Article 8, and no claim for indemnification may in any event be asserted under this Article 8, for any punitive damages by reason of a breach of any representation, warranty, covenant or indemnity contained herein; provided that the foregoing is not intended to limit recovery of any punitive damages required to be paid by an Indemnified Person in connection with the defense, settlement or other resolution of any Third Party Claim.

(e)                                  Payment of Claims.  Subject to Section 8.2(j) and Section 8.2(d), if Section 8.2(a), (b), (c) or (h) requires that an Indemnifiable Loss be satisfied, such Indemnifiable Loss shall be satisfied by the delivery to the Indemnified Person of either (i) a total number of Closing Parent Shares determined by dividing such Indemnifiable Loss by the Fair Market Value of a share of Parent Common Stock (such Fair Market Value determined as of the date such Indemnifiable Loss became payable under Section 8.2(a), (b), (c) or (h), as applicable) and/or (ii) at the Indemnifying Party’s sole election, by payment in cash by wire transfer of immediately available funds to an account or accounts designated by the Indemnified Person of an amount equal to the portion of such Indemnifiable Loss that is not paid in Closing Parent Shares.  In the event that Parent or any other Parent Indemnified Person, on the one hand, or APSLP or any other APSLP Indemnified Person, on the other hand, proposes to make any claim for indemnification pursuant to Section 8.2(a) or (b), in the case of any Parent Indemnified Person, or Section 8.2(c), in the case of any APSLP Indemnified Person, the Indemnified Person making the claim shall give notice to APSLP or Parent, as applicable (which notice shall be given, as soon as reasonably practical after such Indemnified Person determines in good faith that it is entitled to bring such claim).  Any such notice shall describe the facts giving rise to the claim in reasonable detail (in light of the circumstance known at the time).  For the avoidance of doubt, the provisions of this Section 8.2(e) are subject to the limitations set forth in this Article 8 (including Section 8.2(d)) and are not intended to and shall not be deemed to increase the liability of any Indemnifying Party beyond such limitations.

(f)            Third Party Claims.

(i)            Notice of Claim.  If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against an Indemnifying Party, then the Indemnified Person will promptly (and, in any event, within twenty (20) Business Days) give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 8, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(ii)           Assumption of Defense, etc.  The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 8.2(f)(i).  In addition, upon written notice to the Indemnified Person assuming full responsibility for any Damages suffered or incurred by the Indemnified Person resulting from such Third Party Claim (subject to the limitations set forth in this Section 8.2), the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (A) the Third Party Claim is any criminal investigation or proceeding by a Governmental Authority, (B) the Third Party Claim seeks, as its primary prayer for relief, a permanent injunction or other material equitable relief against any Indemnified Person, (iii) solely in the case that APSLP is the Indemnifying Party, the Third Party Claim, individually or in the aggregate with any other claim that is subject to an applicable cap on liability set forth in Section 8.2(d)(iii), would, if adversely determined, reasonably be expected to result in Losses which exceed such applicable cap on liability set forth in Section 8.2(d)(iii), (iv) the Third Party Claim would, if adversely determined, reasonably be expected to have a material adverse effect on the Indemnified Person’s business, financial condition, results of operations, properties, assets or liabilities or relates to its employees, customers, suppliers or other service providers or (v) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim; provided further that in the case of Third Party Claims involving Taxes under the special circumstances described in clause (v) below in which such clause (v) shall govern.  In the event the Indemnifying Party elects to defend the Third Party Claim in accordance with the foregoing, the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.  Notwithstanding the foregoing, the Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant and (b) results in the full and general release of all Indemnified Persons from all liabilities arising or relating to, or in connection with, the

Third Party Claim.  For the avoidance of doubt, any amounts incurred in connection with the defense, settlement or other resolution of any Third Party Claims shall be deemed to be Losses for purposes of the limitations set forth in Section 8.2(d).

(iii)          Indemnified Person’s Control.  If the Indemnifying Party does not deliver the notice contemplated by Section 8.2(f)(ii) within twenty (20) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 8.2(f)(i), the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

(iv)          Remedies Exclusive.  The parties agree that, except as otherwise expressly provided in Section 8.15, from and after the Closing the remedies provided for in this Article 8 shall constitute the sole and exclusive remedy for all Losses that any such party may suffer or incur arising from or relating to this Agreement or the transactions contemplated hereby and the parties hereto hereby waive any other rights or remedies that may arise under any applicable Legal Requirements and any equitable remedies. No claim, whether pursuant to statute, common law, at equity or otherwise, may be brought or maintained by any Parent Indemnified Person or their respective successors or permitted assigns against any present or former officer, director, manager, equityholder, employee, consultant, independent contractor or other agent or representative of APSLP or any of its Affiliates or any of their respective present or former officers, directors, managers, equityholders, employees, consultants, independent contractors or other agents or representatives (collectively, the “APSLP Related Persons”), and no recourse shall be sought or granted against any of such APSLP Related Persons, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company set forth or contained in this Agreement or any schedule or exhibit hereto or any certificate delivered hereunder or otherwise with respect to the Transactions (including with respect to any environmental, health or safety matters), except to the extent such APSLP Related Person is GTCR Fund IX/A, L.P., GTCR Fund IX/B, L.P. or GTCR Co-Invest III, L.P., pursuant to and subject to the terms hereof and as set forth in the Limited Guaranty.  Parent acknowledges and agrees that APSLP is a holding company that, following the Closing, will have no assets, other than as contemplated by this Agreement, that APSLP has no right to cause any assets to be contributed to it or the Company by any APSLP Related Person or any other Person and that no further funds or assets will be contributed to APSLP by any APSLP Related Person or any other Person, except (for the avoidance of doubt) the Merger Consideration paid by Parent to APSLP in accordance with this Agreement in exchange for the stock of the Company held by APSLP.  No claim, whether pursuant to statute, common law, at equity or otherwise, may be brought or maintained by any APSLP Indemnified Person or their respective successors or permitted assigns against any present or former officer, director, manager, equityholder, employee, consultant, independent contractor or other agent or representative of Parent or the Merger Sub or any of their respective Affiliates or any of their respective present or former officers, directors, managers, equityholders, employees, consultants, independent contractors or other agents or representatives

(collectively, the “Parent Related Persons”), and no recourse shall be sought or granted against any of such Persons, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Parent and the Merger Sub set forth or contained in this Agreement or any schedule or exhibit hereto or any certificate delivered hereunder or otherwise with respect to the Transactions (including with respect to any environmental, health or safety matters).  In no event shall any Parent Indemnified Person, APSLP Indemnified Person or any of their respective successors or permitted assigns be entitled to claim or seek any rescission of the transactions consummated under this Agreement.

(v)           Notwithstanding anything to the contrary in foregoing, this Section 8.2(f) shall not apply with respect to Third Party Claims relating to Taxes.

(g)           Tax Treatment.  The parties will treat any payment received pursuant to this Article 8 as an adjustment to the Merger Consideration for Tax and financial reporting purposes to the extent permissible under applicable Legal Requirements.

(h)           Tax Indemnification.

(i)            Tax Indemnification by APSLP.  From and after the Closing Date, subject to the other limitations set forth in this Agreement (including, without limitation, Section 8.2(d)(vii)), APSLP shall indemnify and hold harmless Parent, the Company, the Company’s Subsidiaries and their respective Affiliates (each, a “Tax Indemnified Buyer Party”) from, against and in respect of any and all Losses incurred or suffered (the “Tax Losses”) arising out of: Taxes of the Company and its Subsidiaries for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”) in excess of the amount of such Taxes that are taken into account as current liabilities in the calculation of Net Working Capital included in the calculation of the Final Purchase Price. However, APSLP shall not be required to indemnify a Tax Indemnified Buyer Party, whether pursuant to the immediately preceding sentence or any other provision of this Agreement, for any Taxes of or other Losses to the extent resulting from any breach of, or inaccuracy in, any of the representations set forth in Section 3.12, incurred in any taxable period or portion thereof beginning after the Closing Date.

(ii)           Tax Indemnification Procedures.

(A)          After the Closing, Parent shall promptly notify the APSLP in writing of any demand, claim or notice of the commencement of a Contest received by such party from any Governmental Authority or any other Person with respect to Taxes for which APSLP is liable pursuant to Section 8.2(h)(i); provided, however, that a failure to give such notice will not affect Parent’s rights to indemnification under this Section 8.2(h), except to the extent that APSLP is actually prejudiced thereby.  Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.

(B)          Payment by an indemnitor of any amount due to an indemnitee under this Section 8.2(h) shall be made within ten (10) days following written notice by the indemnitee that payment of such amounts to the appropriate Governmental Authority or other applicable third party is due by the indemnitee, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority or applicable third party.  In the case of a Tax that is contested in accordance with the provisions of Section 8.2(i), payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Authority or a court.  For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, an agreement contained in Internal Revenue Service Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

(C)          All amounts required to be paid pursuant to this Section 8.2(h) shall be paid in accordance with the other provisions of this Section 8.2, including the limitations on liability set forth in Section 8.2(d).

(i)            Tax Contests.

(i)            After the Closing Date, except as provided in Sections 8.2(i)(ii) and (iii), Parent shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).

(ii)           In the case of a Contest after the Closing Date that relates solely to Taxes for which any Tax Indemnified Buyer Party is indemnified under Section 8.2(h)(i), APSLP shall control the conduct of such Contest, but the relevant Tax Indemnified Buyer Party shall have the right to participate in such Contest at its own expense, and APSLP shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, that if APSLP fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by APSLP of notice of such Contest, Parent shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

(iii)          In the case of a Contest after the Closing Date that relates both to Taxes for which any Tax Indemnified Buyer Party is indemnified under Section 8.2(h)(i) and Taxes for which the Tax Indemnified Buyer Parties are not indemnified under Section 8.2(h)(i), Parent shall control the conduct of such Contest, but APSLP shall have the right to participate in such Contest at its own expense (including by commenting on any written submissions and having such comments considered in good faith and by participating in person in any meeting in connection with any audit, administrative appeal, court proceeding or settlement discussions), and Parent shall not settle, compromise and/or concede such Contest without the consent of APSLP, which consent shall not be unreasonably withheld, delayed or conditioned.

(iv)          APSLP and Parent shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.  APSLP and Parent shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.2(i).  Any information obtained under this Section 8.2(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(j)            Right to Set Off.  In order to satisfy the indemnification obligations of APSLP pursuant to this Article 8, each Parent Indemnified Person shall have the right to off-set or set-off any payment due from APSLP or an Indemnifying APSLP Partner, as applicable, pursuant to Article 8 (but only to the extent that such payment is finally determined (whether by settlement, judgment or arbitral decision) to be owed by APSLP or such Indemnifying APSLP Partner) against any payment to be made by Parent to APSLP or such Indemnifying APSLP Partner pursuant to Section 2.13.

Section 8.3            Notices.  All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two (2) days after the date of mailing, as follows:

If to Parent or the Merger Sub:

Universal American Corp.
6 International Drive
Rye Brook, NY 10573-1068
Attention:	Tony L. Wolk
Robert A. Waegelein
Telephone:	(914) 305-9256
(914) 305-9206

Telecopy:	(914) 934-0700

with a required copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Telecopy:	(212) 757-3900
Attention:	Robert S. Schumer
Bruce A. Gutenplan

If to the Company or APSLP prior to Closing:

c/o GTCR Golder Rauner II, L.L.C.
300 North LaSalle Street
Suite 5600
Chicago, IL 60654
Telecopy:	(312) 382-2201
Attention:	David S. Katz
Joseph P. Nolan

and

APS Healthcare, Inc.
44 South Broadway, Suite 1200
White Plains, NY 10601-4411
Telecopy:	(914) 288-4605
Attention:	Chief Executive Officer

with required copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Telecopy:	(312) 862-2200
Attention:	Margaret A. Gibson, P.C.
Jason D. Osborn

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 8.4            Exhibits and Disclosure Letters.  All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.  The inclusion of any information in the Disclosure Letters will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Letters, that such information is required to be listed in any Disclosure Letter or that such items are material to any party hereto or any of their respective Subsidiaries.  The headings, if any, of the individual sections of each of the Disclosure Letters are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement.  The Disclosure Letters are arranged in sections and subsections that correspond to the sections and subsections of this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Disclosure Letters as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties herein to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on its face, notwithstanding (x) the presence or absence in this Agreement of an appropriate reference to the section or subsection of the Disclosure Letters, (y) the presence or absence in the Disclosure Letters of an appropriate reference to the section or subsection of this Agreement to which such disclosure relates or (z) an appropriate cross-reference thereto.

Section 8.5            Computation of Time.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 8.6            Expenses.  Except as otherwise set forth in this Agreement, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to this Agreement; provided that in the event that the Transactions are consummated, the Company shall pay all Seller Transaction Expenses that are unpaid on or prior to the Closing on the Closing Date (immediately after the Closing).

Section 8.7            Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.8            Jurisdiction and Venue; Waiver of Jury Trial.

(a)              Except as otherwise provided in Section 2.13, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action may be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Notwithstanding anything in this Agreement to the contrary, each of the parties hereby irrevocably and unconditionally agrees that it will not bring or support any Action against any Financing Source in any way relating to this Agreement or the Transactions, including any Action relating in any way to the Financing Commitments, the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that Section 8.8(b) shall apply to any such Action.  Each party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.3.  Nothing in this Section 8.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(b)              EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 8.9            Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by any party hereto by operation of law or otherwise, and any attempted assignment shall be null and void; provided that, without the consent of the Company, Parent and the Merger Sub shall be permitted to make a collateral assignment of this Agreement to any financial institution and Merger Sub may assign its rights hereunder to one or more wholly-owned Subsidiaries of Parent or such Merger Sub upon written notice of such assignment to the Company, it being understood that no assignment of this Agreement shall relieve the transferor of any of its obligations hereunder.  Notwithstanding the foregoing, no assignment shall be permitted that could reasonably be expected to impact the Tax treatment of the Merger.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  Except (i) as set forth in Section 5.9 hereof (which shall be to the benefit of the parties referred to in such section), (ii) that the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent or Merger Sub’s breach or wrongful termination of this Agreement, which right is hereby acknowledged by Parent and the Merger Sub, and (iii) that the Financing Sources shall be third party beneficiaries of Section 8.7, this Section 8.9, the third sentence of Section 8.8(a), Section 8.8(b) and the last sentence of Section 8.17, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

Section 8.10         Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 8.11         Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 8.12         Entire Agreement.  This Agreement (including the schedules and exhibits attached hereto), the APSLP Letter Agreement, the Registration Rights Agreement, the Limited Guaranty and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 8.13         Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 8.14         No Strict Construction.  Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against any party.

Section 8.15         Specific Performance.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.  It is accordingly agreed that the parties hereto shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which such party is entitled at law or in equity.  Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to effect the Closing under Section 2.2 on the terms and subject to the conditions in this Agreement (but not the right of the Company to such injunctions, specific performance or other equitable remedies for Parent’s and the Merger Subs’ other obligations hereunder, including their respective obligations pursuant to Section 5.14) shall be subject to the requirements that (i) the Financing (including any Alternative Financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.14) has been funded in accordance with the terms thereof; provided that this clause (i) shall not apply if there has occurred a Parent Financing Condition Failure, (ii) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is attributable, in whole or in part, to a breach by Parent or the Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then it would take such actions required of it by this Agreement to cause the Closing to occur.  The Company, on the one hand, and Parent and the Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent or Merger Sub, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and the Merger Sub under this Agreement.

Section 8.16         Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right.  No provision of this Agreement may be waived except by an instrument in writing executed by the party or parties, as applicable, against whom the waiver is to be effective.

Section 8.17         Amendments.  Subject to applicable law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or similar governing body) at any time prior to the Closing.  This Agreement (including the provisions of this Section 8.17) may not be amended or modified except by an instrument in writing signed on behalf of the parties hereto; provided, that Section 8.7, Section 8.9, the third sentence of Section 8.8(a), Section 8.8(b), the last sentence of Section 8.15 and the last sentence of this Section 8.17 may not be amended in a manner adverse to or that impacts any Financing Source without the prior written consent of such Financing Source.

Section 8.18         Representation of APSLP, the Company and their respective Affiliates.  Parent agrees, on its own behalf and on behalf of the Parent Indemnified Persons, that, following the Closing, Kirkland & Ellis LLP may serve as counsel to APSLP, the Indemnifying APSLP Partners and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions notwithstanding any representation by Kirkland & Ellis LLP prior to the Closing Date of the Company and/or any of its Subsidiaries.  Parent and Merger Sub (on behalf of itself and its Subsidiaries) hereby (a) waive any claim they have or may have that either Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between any Parent Indemnified Person, on the one hand, and any APSLP Indemnified Person and/or any APSLP Indemnifying Partner, on the other hand, or any of their respective Affiliates, Kirkland & Ellis LLP may represent such APSLP Indemnified Person or Indemnifying APSLP Partner or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Merger Sub, the Company or its Subsidiaries and even though Kirkland & Ellis LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Each of Parent, Merger Sub and the Company (on behalf of itself and its Subsidiaries) also further agree that, as to all communications among Kirkland & Ellis LLP and the Company, its Subsidiaries, and each APSLP Indemnified Person or Indemnifying APSLP Partner or any of their respective Affiliates and each of their respective representatives, that relate in any way to the Transactions, the attorney-client privilege and the expectation of client confidence belongs to such APSLP Indemnified Person and/or Indemnifying APSLP Partner and may be controlled by such Person and shall not pass to or be claimed by any of Parent, Merger, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub, the Company or any of their respective Subsidiaries and a third party other than a APSLP Indemnified Person or Indemnifying APSLP Partner or any of their respective Affiliates after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that neither the Company nor any such Subsidiary may waive such privilege without the prior written consent of APSLP.

*   *   *   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

UNIVERSAL AMERICAN CORP.

By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein
Title: Executive Vice President

APS MERGER SUB, INC.

By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein
Title: Executive Vice President

PARTNERS HEALTHCARE SOLUTIONS HOLDINGS, L.P.

By:	/s/ Gregory W. Scott
Name: Gregory W. Scott
Title: President and Chief Executive Officer

PARTNERS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Gregory W. Scott
Name: Gregory W. Scott
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]